Notice of 1996
                                             Annual Meeting
                                             and Proxy Statement




[LOGO]
THE NEW YORK TIMES COMPANY
229 West 43d Street, New York, NY 10036
212 556-1234

       [LOGO] The New York Times Company
       229 West 43d Street, New York, N. Y. 10036 (212) 556-1234





                                                                  March 12, 1996



To Our Stockholders:

    Our 1996 Annual Meeting of Stockholders will be held on Tuesday, April 16, at 9:30 A.M., local time, at Town Hall, 123 West 43rd Street, New York, N.Y. 10036. I am pleased to note that this will be the 100th Annual Meeting of our Company.

    The accompanying Notice of Annual Meeting and Proxy Statement set forth the business intended to be transacted. Time will be made available for a discussion of these items as well as for other questions about the business affairs of the Company. As usual, all stockholders will be sent a report of the meeting.

    It is important that your shares be represented at the meeting, whether or not you are personally able to attend. Accordingly, please sign, date and mail the enclosed proxy card in the return envelope as promptly as possible. Your cooperation in this regard will be very much appreciated.

Sincerely yours,


/s/ ARTHUR OCHS SULZBERGER


ARTHUR OCHS SULZBERGER
Chairman

      [LOGO] The New York Times Company
             229 West 43d Street, New York, N. Y. 10036 (212) 556-1234




NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held April 16, 1996

TO THE HOLDERS OF CLASS A AND CLASS B COMMON STOCK OF
THE NEW YORK TIMES COMPANY:

    The Annual Meeting of the holders of the Class A and Class B Common Stock of The New York Times Company (the "Company") will be held at Town Hall, 123 West 43rd Street, New York, N.Y. 10036, on Tuesday, April 16, 1996, at 9:30 A.M., local time, for the following purposes:

       1. To elect a Board of 15 members;

       2. To consider and act upon a proposal to amend the Company's 1991 Executive Stock Incentive Plan to reserve an additional 10,000,000 shares of Class A Common Stock for issuance thereunder pursuant to the exercise of stock options;

       3. To ratify the selection of Deloitte & Touche LLP, independent certified public accountants, as auditors for the fiscal year ending December 29, 1996; and

       4. To transact such other business as may properly come before the meeting.

    Holders of the Class A and Class B Common Stock of record at the close of business on February 26, 1996, are entitled to notice of and to vote at this meeting as set forth in the Proxy Statement. Class A stockholders are entitled to vote for the election of five of the 15 directors. Class A and Class B stockholders, voting together as a single class, are entitled to vote on the proposal to amend the Company's 1991 Executive Stock Incentive Plan, and for the ratification of the selection of Deloitte & Touche LLP as auditors for 1996. Class B stockholders are entitled to vote for the election of 10 of the 15 directors and on all other matters presented to the meeting.

New York, N.Y.
March 12, 1996
By Order of the Board of Directors


/s/ Laura J. Corwin


    LAURA J. CORWIN
    Secretary





WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE. THIS IS IMPORTANT FOR THE PURPOSE OF INSURING A QUORUM AT THE MEETING.

[LOGO]                     THE NEW YORK TIMES COMPANY



                                PROXY STATEMENT


                               TABLE OF CONTENTS


                                                                     Page

Solicitation of Proxies..............................................   1
    Voting Securities of the Company.................................   1
    Principal Holders of Common Stock................................   1
    Security Ownership of Management.................................   4
    The 1986 Trusts..................................................   6
    Globe Voting Trust...............................................   7
Proposal Number 1: Election of Directors.............................   8
    Class A Directors................................................   9
    Class B Directors................................................  10
    Interest of Directors in Certain Transactions of the Company.....  13
    Certain Information about Executive Officers.....................  13
    Certain Information about the Board of Directors.................  14
    Compensation of Directors; Liability and Reimbursement Insurance.  15
Compensation of Executive Officers...................................  16
    Summary Compensation Table.......................................  16
    Option Grants in Last Fiscal Year................................  17
    Aggregated Option Exercises in Last Fiscal Year, and FY-End
      Option Values..................................................  18
    Pension Plan Table...............................................  18
    Performance Presentation.........................................  20
    Compensation Committee Report....................................  21
    Compensation Committee Interlocks and Insider Participation......  23
Proposal Number 2: Amendment of 1991 Executive Stock Incentive Plan..  23
    Purpose of the Amendment.........................................  23
    Description of the Stock Plan....................................  23
    Federal Income Tax Consequences..................................  26
    Amendments; Non-exclusivity......................................  27
    Recommendation and Vote Required.................................  28
Proposal Number 3: Selection of Auditors.............................  28
Other Matters........................................................  29
    Discretionary Authority to Vote Proxy............................  29
    Annual Report; Annual Report on Form 10-K........................  29
    Submission of Stockholder Proposals..............................  29
Appendix: 1995 Financial Report

THE NEW YORK TIMES COMPANY


PROXY STATEMENT



1996 ANNUAL MEETING OF STOCKHOLDERS
--------------------------------------------------------------------------------
SOLICITATION OF
PROXIES
--------------------------------------------------------------------------------

    The enclosed proxy is solicited by the Board of Directors of the Company for use at the Annual Meeting of Stockholders to be held April 16, 1996, and at any adjournment or adjournments thereof. A proxy may be revoked by notice in writing to the Secretary at any time prior to the exercise thereof or by execution of a proxy bearing a later date. Each valid proxy received in time will be voted at the meeting, and, if a choice is specified, it will be voted in accordance with such specification. This Proxy Statement and the proxies solicited hereby are being first sent or delivered to stockholders of the Company on or about March 12, 1996. The cost of solicitation of proxies, including the reimbursement to banks and brokers for reasonable expenses of sending proxy material to their principals, will be borne by the Company. The Company has engaged Georgeson & Co., Inc. to assist in the solicitation of proxies from brokers, banks, institutions and other fiduciaries by mail, telephone, telegraph and facsimile for a fee of $7,500 plus out-of-pocket expenses. In addition, proxies may be solicited by officers of the Company in person or by mail, telephone or facsimile.

VOTING SECURITIES OF THE COMPANY

    The Company has two classes of outstanding voting securities, the Class A Common Stock, 10 cents par value, and the Class B Common Stock, 10 cents par value. As of February 26, 1996, there were outstanding 97,225,562 shares of Class A Common Stock and 428,916 shares of Class B Common Stock. Only holders of record of the Class A or Class B Common Stock at the close of business on February 26, 1996, are entitled to vote at the meeting.

    Each share of stock is entitled to one vote. The Class A stockholders have limited voting rights and are entitled to vote for the election of five of the 15 directors. Class A and Class B stockholders, voting together as a single class, are entitled to vote on the proposal to amend the Company's 1991 Executive Stock Incentive Plan, and for the ratification of the selection of Deloitte & Touche LLP as auditors for the fiscal year ending December 29, 1996. The Class B stockholders are entitled to vote for the election of 10 of the 15 directors and on all other matters presented to the meeting.

PRINCIPAL HOLDERS OF COMMON STOCK

    The following table sets forth the only persons who, to the knowledge of management, owned beneficially on February 26, 1996, more than 5% of the outstanding shares of either Class A or Class B Common Stock:

NAME AND ADDRESS                               SHARES (%)
-----------------------------------     ----------------------------
                                         CLASS A             CLASS B
                                        ----------           -------
1986 Trusts(1,2)...................      3,694,050(3.8%)     369,405(86.1%)
229 West 43d Street
New York, NY

Marian S. Heiskell(1,2,3,4)........      6,392,459(6.5%)     370,890(86.5%)
229 West 43d Street
New York, NY

NAME AND ADDRESS                                   SHARES (%)
---------------------------------------   ----------------------------
                                           CLASS A             CLASS B
                                          ----------           -------
Ruth S. Holmberg(1,2,3,5)..............    7,136,216(7.3%)     370,590(86.4%)
117 Tenth Street
Chattanooga, TN

Judith P. Sulzberger(1,2,3,6)..........    7,082,235(7.3%)     370,590(86.4%)
229 West 43d Street
New York, NY

Arthur Ochs Sulzberger(1,2,3,7)........    7,987,949(8.2%)     371,190(86.5%)
229 West 43d Street
New York, NY

Globe Voting Trust(8)..................    6,149,816(6.3%)           0
William O. Taylor, Charles H. Taylor,
Benjamin B. Taylor, Benjamin Beale Baker and Nancy B. Soulette, Trustees
c/o Bingham Dana & Gould
150 Federal Street
Boston, MA 02110

William O. Taylor(8,9).................    6,305,327(6.5%)           0
135 Morrissey Boulevard
Boston, MA 02107

Charles H. Taylor(8,10)................    6,154,816(6.3%)           0
Globe Voting Trust
c/o Bingham Dana & Gould
150 Federal Street
Boston, MA 02110

Benjamin B. Taylor(8,11)...............    6,445,228(6.6%)           0
135 Morrissey Boulevard
Boston, MA 02107

Nancy B. Soulette(8,12)................    6,149,835(6.3%)           0
Globe Voting Trust
c/o Bingham Dana & Gould
150 Federal Street
Boston, MA 02110

Benjamin Beale Baker(8,13).............    6,149,816(6.3%)           0
Globe Voting Trust
c/o Bingham Dana & Gould
150 Federal Street
Boston, MA 02110

The Capital Group Companies, Inc.(14)..    6,013,250(6.2%)           0
333 South Hope Street
Los Angeles, CA 90071

------------
 1. Each of Mrs. Heiskell, Mrs. Holmberg, Dr. Sulzberger and Mr. Sulzberger, as trustees of the 1986 Trusts (as described below in "The 1986 Trusts"), share voting and investment power with respect to the shares owned by the 1986 Trusts; thus under current Securities and Exchange Commission ("SEC") regulations, each may be deemed a beneficial owner of the shares held by such 1986 Trusts. The shares held by the 1986 Trusts are therefore included in the amounts listed in this table opposite the names of all four of the foregoing persons. As a result of this presentation, there are substantial duplications in the number of shares and percentages shown in the table.

 2. Class B Common Stock is convertible into Class A Common Stock on a share-for-share basis. Ownership of Class B Common Stock is therefore deemed to be beneficial ownership of Class A Common Stock under SEC regulations. For purposes of the table of Class A ownership, it has been assumed that each person listed therein as holding Class B Common Stock has converted into Class A Common Stock all shares of Class B Common Stock of which that person is deemed the beneficial owner. Thus all shares of Class B Common Stock held by the 1986 Trusts and by Mrs. Heiskell, Mrs. Holmberg, Dr. Sulzberger and Mr. Sulzberger have been included in the calculation of the total amount of Class A Common Stock owned by each such person as well as in the calculation of the total amount of Class B Common Stock owned by each such person. As a result of this presentation, there are substantial duplications in the number of shares and percentages shown in the table.

 3. The holdings of Class A Common Stock reported for Mrs. Heiskell, Mrs. Holmberg, Mr. Sulzberger and Dr. Sulzberger include 54,600 shares of Class A Common Stock held by The Sulzberger Foundation, Inc., a private foundation of which they are officers and directors. The holdings of Class A Common Stock recorded for each of Mrs. Heiskell, Mrs. Holmberg and Dr. Sulzberger include 5,000 shares which could be acquired within 60 days under the Company's Non-Employee Directors' Stock Option Plan.

 4. In addition to the amounts of Class A and B Common Stock set forth in notes 1, 2 and 3, the holdings of Class A Common Stock recorded for Mrs. Heiskell include 2,622,921 shares of Class A Common Stock held directly and 14,403 shares of Class A Common Stock held by a trust of which Mrs. Heiskell is a trustee, which was created by Mrs. Heiskell's mother for a child of Mr. Sulzberger.

 5. In addition to the amounts of Class A and B Common Stock set forth in notes 1, 2 and 3, the holdings of Class A Common Stock recorded for Mrs. Holmberg include 3,376,341 shares of Class A Common Stock held directly and 5,040 shares of Class A Common Stock held by three trusts of which Mrs. Holmberg is a trustee, which were created by Mr. Holmberg for his children.

 6. In addition to the amounts of Class A and Class B Common Stock set forth in notes 1, 2 and 3, the holdings of Class A Common Stock recorded for Dr. Sulzberger include 3,327,400 shares of Class A Common Stock held directly.

 7. In addition to the amounts of Class A and Class B Common Stock set forth in notes 1, 2 and 3, the holdings of Class A Common Stock reported for Mr. Sulzberger include 3,222,400 shares of Class A Common Stock held directly, 14,403 shares of Class A Common Stock held by a trust of which Mr. Sulzberger is a trustee, which was created by his mother for a child of Mr. Sulzberger, 750,000 shares of Class A Common Stock held by a trust created by Mrs. Heiskell of which Mr. Sulzberger is the trustee and 250,711 shares of Class A Common Stock which could be acquired pursuant to options granted under the Company's Executive Incentive Compensation Plan and the Company's 1991 Executive Stock Incentive Plan (the "Plans"). Mr. Sulzberger also holds 67,047 retirement units (right under the Plans to receive shares of Class A Common Stock in ten annual installments upon retirement), which are excluded from the amounts shown.

 8. Messrs. Taylor, Ms. Soulette and Mr. Baker, as trustees of the Globe Voting Trust (as described below in "Globe Voting Trust"), share voting with respect to the 6,149,816 shares of Class A Common Stock held by the Globe Voting Trust. Except as set forth below in this note 8 and in notes 9-13, Messrs. Taylor, Ms. Soulette and Mr. Baker have no economic interest in these shares and have no beneficial interest in the Globe Voting Trust. Because Messrs. Taylor, Ms. Soulette and Mr. Baker have the power to vote these shares, SEC rules also require inclusion of such shares in the Company's listing of each such person's beneficial ownership of Company stock. As a result of this presentation, there are substantial duplications in the number of shares and percentages shown in the table.

 9. The holdings reported for Mr. William O. Taylor include the following 169,356 shares of Class A Common Stock in which Mr. Taylor has an economic interest: (a) 60,717 shares held directly, (b) 8,437 shares held by a trust of which Mr. Taylor is a co-trustee and sole beneficiary, (c) 63,419 shares held through ownership of units in the Globe Voting Trust (as described below in "Globe Voting Trust") by a trust of which Mr. Taylor is a co-trustee and sole beneficiary, (d) 426 shares held through ownership of units in the Globe Voting Trust by Mr. Taylor, (e) 630 shares held by Mr. Taylor's wife, and (f) 35,727 shares which could be acquired pursuant to options granted under the Company's 1991 Executive Stock Incentive Plan. Finally, the holdings recorded for Mr. Taylor also include 50,000 shares of Class A Common Stock held through a trust (other than the Globe Voting Trust) of which Mr. Taylor is co-trustee. Mr. Taylor has no economic interest in these shares and is not a beneficiary of such trust with respect to such shares. Because Mr. Taylor shares the power to vote, and in some cases, to dispose of or direct the disposition of, these shares, SEC rules require inclusion of such shares in the Company's listing of his beneficial ownership of Company stock.

10. The holdings reported for Mr. Charles H. Taylor include the following 326,960 shares in which Mr. Taylor has an economic interest: (a) 5,000 shares held directly, (b) 73,560 shares held through ownership of units in the Globe Voting Trust (as described below in "Globe Voting Trust") by Mr. Taylor, and (c) 248,400 shares held through ownership of units in the Globe Voting Trust by a trust of which Mr. Taylor is a co-trustee and a co-beneficiary in certain limited situations. Mr. Taylor's holdings also include 199,656 shares of Class A Common Stock held through ownership of units in the Globe Voting Trust by a trust of which Mr. Taylor is a co-trustee. Mr. Taylor has no economic interest in these shares and is not a beneficiary of such trust with respect to such shares. Because Mr. Taylor shares the power to vote and, in some cases, to dispose of or direct the disposition of the shares, SEC rules require inclusion of such shares in the Company's listing of his beneficial ownership of Company stock.

11. The holdings reported for Mr. Benjamin B. Taylor include the following 262,749 shares in which Mr. Taylor has an economic interest: (a) 1,104 shares held directly, (b) 14,199 shares held by a trust of which

    Mr. Taylor is sole trustee and sole beneficiary, (c) 194,312 shares held through ownership of units in the Globe Voting Trust (as described below in "Globe Voting Trust") by a trust of which Mr. Taylor is a co-trustee and sole beneficiary, (d) 5,343 shares held through ownership of units in the Globe Voting Trust by Mr. Taylor as custodian for the benefit of his children, (e) 1,338 shares held through ownership of units in the Globe Voting Trust by a trust of which Mr. Taylor's wife is a co-trustee and sole beneficiary, (f) 12,853 shares which could be acquired pursuant to options granted under the Company's 1991 Executive Stock Incentive Plan and (g) 33,600 shares which could be acquired pursuant to options granted under stock option plans of Affiliated Publications, Inc., former parent company of The Boston Globe ("API") (these options were converted into options to purchase Class A Common Stock upon the acquisition of API by the Company). Finally, Mr. Taylor's holdings include 233,656 shares of Class A Common Stock held through two trusts (other than the Globe Voting Trust) of which Mr. Taylor is co-trustee. Mr. Taylor has no economic interest in these shares and is not a beneficiary of either trust with respect to such shares. Because Mr. Taylor shares the power to vote and, in some cases, to dispose or direct the disposition of these shares, SEC rules require the inclusion of such shares in the Company's listing of his beneficial ownership of Company Stock.

12. The shares reported for Ms. Soulette include the following 92,219 shares in which Ms. Soulette has an economic interest: (a) 19 shares held directly and
    (b) 92,200 shares held through ownership of units in the Globe Voting Trust by Ms. Soulette.

13. The shares reported for Mr. Baker include 276,657 shares in which Mr. Baker has an economic interest, which shares are held through ownership of units in the Globe Voting Trust by Mr. Baker.

14. According to information contained in its filing with the SEC pursuant to
    Section 13(g) of the Securities Exchange Act of 1934, as amended, as of December 31, 1995, The Capital Group Companies, Inc. had investment power over 6,013,250 shares of Class A Common Stock through its subsidiaries, Capital Guardian Trust Company (2,426,850 shares) and Capital Research and Management Company (3,586,400 shares). According to such filing, such shares were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the Company. The Capital Group Companies, Inc. has advised the Company that all such shares are owned by accounts under discretionary investment management of such subsidiaries and that none of such accounts by itself owns 5% or more of the outstanding Class A Common Stock.

SECURITY OWNERSHIP OF MANAGEMENT

    The following table shows the beneficial ownership, reported to the Company as of February 26, 1996, of Class A Common Stock, Class B Common Stock and 5 1/2% Cumulative Prior Preference Stock, including shares as to which a right to acquire ownership exists (for example, by the exercise of stock options, or the conversion of Class B Common Stock into Class A Common Stock) within the meaning of Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended, of each director and nominee, the chief executive officer and the four other most highly compensated executive officers of the Company and all directors, nominees and executive officers of the Company, as a group. A portion of the shares reported below are held by the 1986 Trusts and the Globe Voting Trust, whose trustees share voting and, in some cases, investment power with respect thereto. See "1986 Trusts" and "Globe Voting Trust."

                                                                                 5 1/2%
                                                                            CUMULATIVE PRIOR
                                               COMMON STOCK                 PREFERENCE STOCK
                                       ----------------------------         ----------------
                                        CLASS A             CLASS B
                                       ----------           -------
John F. Akers(1)....................        9,000(*)              0                   0
  Director
Richard L. Gelb(1)..................       14,000(*)              0                   0
  Director
Louis V. Gerstner, Jr.(2)...........        6,500(*)              0                   0
  Director
David L. Gorham(3)..................       76,800(*)              0                   0
  Senior Vice President and Deputy
  Chief Operating Officer
Marian S. Heiskell(4,9).............    6,392,459(6.5%)     370,890(86.5%)            0
  Director
A. Leon Higginbotham, Jr.(5)........        3,200(*)              0                   0
  Director

                                                                                 5 1/2%
                                                                            CUMULATIVE PRIOR
                                               COMMON STOCK                 PREFERENCE STOCK
                                       ----------------------------         ----------------
                                        CLASS A             CLASS B
                                       ----------           -------
Ruth S. Holmberg(4,9)...............    7,136,216(7.3%)     370,590(86.4%)          698(4%)
  Director
Robert A. Lawrence(6)...............       19,998(*)              0                   0
  Director
George B. Munroe(2).................        6,000(*)              0                   0
  Director
Charles H. Price II(1)..............        6,000(*)              0                   0
  Director
Lance R. Primis(7)..................      175,063(*)              0                   0
  President and Chief Operating
  Officer
George L. Shinn(1)..................        7,000(*)              0                   0
  Director
Donald M. Stewart(1)................        7,275(*)              0                   0
  Director
Arthur Ochs Sulzberger(4,9).........    7,987,949(8.2%)     371,190(86.5%)          185(1.1%)
  Chairman of the Board and Chief
  Executive Officer
Arthur Ochs Sulzberger, Jr.(8,9)....      102,653(*)            480(*)              180(1%)
  Publisher of The New York Times
Judith P. Sulzberger(4,9)...........    7,082,235(7.3%)     370,590(86.4%)          185(1.1%)
  Director
William O. Taylor(10)...............    6,305,327(6.5%)           0                   0
  Director, Publisher of The Boston
  Globe and Chief Executive Officer
  of Globe Newspaper Company
Cyrus R. Vance(1)...................       11,200(*)              0                   0
  Director
All Directors, Nominees and
  Executive Officers(9) (31
  individuals)......................   24,620,009(24.9%)    376,644(87.8%)        1,573(9%)

------------
   * Less than 1%.

 1. The amount reported for this director includes 5,000 shares of Class A Common Stock which could be acquired within 60 days pursuant to options under the Company's Non-Employee Directors' Stock Option Plan.

 2. The amount reported for this director includes 4,000 shares of Class A Common Stock which could be acquired within 60 days pursuant to options under the Company's Non-Employee Directors' Stock Option Plan.

 3. The amount reported for Mr. Gorham includes 13,542 shares of Class A Common Stock held directly, including 400 shares held by Mr. Gorham's children, the beneficial ownership of which Mr. Gorham disclaims, and 63,258 shares which could be acquired within 60 days pursuant to options under the Company's 1991 Executive Stock Incentive Plan and Executive Incentive Compensation Plan (the "Plans"). (See "Compensation of Executive Officers," table of "Aggregated Option Exercises in Last Fiscal Year, and FY-End Option Values.") Mr. Gorham also holds 2,735 retirement units (right under the Plans to receive shares of Class A Common Stock in ten annual installments upon retirement), which are excluded from the amount shown.

 4. See "Principal Holders of Common Stock" and "1986 Trusts" for a discussion of this director's holdings.

 5. The amount reported for Judge Higginbotham includes 3,000 shares of Class A Common Stock which could be acquired within 60 days pursuant to options under the Company's Non-Employee Directors' Stock Option Plan.

 6. The shares reported for Mr. Lawrence include 17,998 shares held directly and 2,000 shares which could be acquired within 60 days under the Company's Non-Employee Directors' Stock Option Plan.

 7. The amount reported for Mr. Primis includes 28,289 shares of Class A Common Stock held directly, including 800 shares held as custodian for Mr. Primis's minor child, the beneficial ownership of which Mr. Primis disclaims, and 146,774 shares which could be acquired within 60 days pursuant to options

                                         (Footnotes continued on following page)

(Footnotes continued from preceding page)

    under the Company's Plans (see "Compensation of Executive Officers," table of "Aggregated Option Exercises in Last Fiscal Year, and FY-End Option Values").

 8. The amount reported for Mr. Sulzberger, Jr. includes 18,843 shares of Class A Common Stock held directly, of which 9,703 shares are held jointly with Mr. Sulzberger, Jr.'s wife; 5,995 shares held by trusts of which Mr. Sulzberger, Jr. is a trustee, which were created by Mr. Sulzberger, Jr.'s cousin for the benefit of the latter's children and of which Mr. Sulzberger, Jr. disclaims beneficial ownership;
    83,330 shares which could be acquired within 60 days pursuant to options under the Company's Plans (see "Compensation of Executive Officers," table of "Aggregated Option Exercises in Last Fiscal Year, and FY-End Option Values"); and 480 shares which could be acquired upon conversion of Mr. Sulzberger, Jr.'s 480 shares of Class B Common Stock. The holdings of Class A Common Stock recorded for Mr. Sulzberger, Jr. exclude 8,080 shares held by Mr. Sulzberger, Jr.'s wife as custodian for their minor children; Mr. Sulzberger, Jr. disclaims beneficial ownership of these shares.

 9. Class B Common Stock is convertible into Class A Common Stock on a share-for-share basis. Ownership of Class B Common Stock is therefore deemed to be beneficial ownership of Class A Common Stock under SEC regulations. For purposes of the presentation of ownership of Class A Common Stock in this table, it has been assumed that each director, nominee and executive officer has converted into Class A Common Stock all shares of Class B Common Stock of which that person is deemed the beneficial owner. Thus all shares of Class B Common Stock held by the directors, nominees and executive officers, including shares held by the 1986 Trusts, have been included in the calculation of the total amount of Class A Common Stock owned by such group as well as in the calculation of the total amount of Class B Common Stock owned by such group.

10. See "Principal Holders of Common Stock" and "Globe Voting Trust" for a discussion of Mr. Taylor's holdings.

    The Company's directors and executive officers are required to file reports with the SEC of changes in their ownership of Company stock. Based on its review of such reports, the Company believes that all filing requirements were met by its directors and executive officers during 1995 except that Thomas H. Nied, an executive officer, filed three late reports respecting five transactions.

THE 1986 TRUSTS

    Mrs. Heiskell, Mrs. Holmberg, Dr. Sulzberger, and Mr. Sulzberger (the "grantors") (see "Principal Holders of Common Stock") have executed indentures creating four separate trusts (the "1986 Trusts"), one for the benefit of each of the grantors and his or her family. Each grantor transferred to the 1986 Trust for his or her family the shares of Class B Common Stock and a portion of the Class A Common Stock that he or she inherited from Adolph S. Ochs.

    The grantors are the initial trustees of the 1986 Trusts. Each of the 1986 Trusts will continue in existence until the expiration of 21 years after the death of the survivor of all descendants of the mother of the grantors, Mrs. Iphigene Ochs Sulzberger ("Mrs. Sulzberger") living on August 5, 1986. Each Indenture of Trust is subject to the terms and provisions of a shareholders agreement (the "Shareholders Agreement") among the grantors, their children and the Company, which restricts the transfer of Class B Common Stock transferred to the 1986 Trusts by requiring, prior to any sale or transfer, the offering of those shares among the other family shareholders (including the 1986 Trusts) and then to the Company at the Class A Common Stock market price then prevailing (or if the Company is the purchaser, at the option of the selling shareholder, in exchange for Class A Common Stock on a share-for-share basis), and the conversion of such shares into Class A Common Stock if such purchase rights are not exercised and the shares are to be transferred to a person or persons other than family shareholders or the Company. There are certain exceptions for gifts and other transfers within the family of Adolph S. Ochs provided that the recipients become parties to the Shareholders Agreement.

    In addition, the Shareholders Agreement provides that if the Company is a party to a merger (other than a merger solely to change the Company's jurisdiction of incorporation), consolidation or plan of liquidation in which the Class B Common Stock is exchanged for cash, stock, securities or any other property of the Company or of any other corporation or entity, each signing shareholder will convert his or her shares of Class B Common Stock into Class A Common Stock prior to the effective date of such transaction so that a holder of such shares will receive the same cash, stock or other consideration that a holder of Class A Common Stock would receive in such a transaction. Except for the foregoing, each signing shareholder has agreed not to convert any shares of Class B Common Stock received from a trust created under the will of Adolph S. Ochs into Class A Common Stock. The Shareholders Agreement will terminate upon the expiration of 21 years after the death of the survivor of all descendants of Mrs. Sulzberger living on August 5, 1986. The trustees of the 1986 Trusts have also signed the Shareholders Agreement and become parties thereto.

    The trustees of each 1986 Trust, subject to the limited exceptions described below, are directed to retain the Class B Common Stock held in each 1986 Trust and not to sell, distribute or convert such shares into Class A Common Stock and to vote such Class B Common Stock against any merger, sale of assets or other transaction pursuant to which control of The New York Times passes from the trustees unless they unanimously determine that the primary objective of the 1986 Trusts, which is to maintain the editorial independence and integrity of The New York Times and to continue it as an independent newspaper, entirely fearless, free of ulterior influence and unselfishly devoted to the public welfare, can be achieved better by the sale, distribution or conversion of such stock or by the implementation of such transaction. If upon such determination any Class B Common Stock is distributed to the beneficiaries of the 1986 Trusts, it must be distributed only to descendants of Mrs. Sulzberger, subject to the provisions of the Shareholders Agreement. Similarly, any sale by the 1986 Trusts of Class B Common Stock upon such determination can be made only in compliance with the Shareholders Agreement.

    The trustees of each 1986 Trust are granted various powers and rights, including among others: (i) to vote all the shares of Class A and Class B Common Stock held by such 1986 Trusts; (ii) to fill any vacancy in the office of trustee; (iii) to remove any successor trustee; and (iv) to amend certain provisions of the Trust Indenture, but not the provisions relating to retaining the Class B Common Stock or the manner in which such shares may be distributed, sold or converted. The trustees act by the affirmative vote of three trustees, except that prior to any sale or distribution of Class B Common Stock outside of the 1986 Trusts or conversion of Class B Common Stock or a vote to approve a merger, sale of assets or other transaction pursuant to which control of The New York Times passes from the trustees, the trustees must unanimously determine that the primary purpose of the 1986 Trusts as described above is best achieved by such distribution, sale, conversion or other transaction. Unanimity is also required for the amendment of those provisions of the Trust Indenture which may be amended. An original trustee may not be removed unless physically or mentally incapable of discharging the duties of trustee.

    Upon the termination of the 1986 Trusts at the end of the stated term thereof, the shares of Class A and Class B Common Stock held by such trusts will be distributed to the descendants then living of Mrs. Sulzberger.

GLOBE VOTING TRUST

    The Globe Voting Trust was established on October 1, 1954, and amended on October 1, 1993, the effective date of the Company's acquisition of API, the parent company of The Boston Globe (the "API Acquisition"). Prior to January 16, 1996, another voting trust, the Jordan Voting Trust, beneficially owned 6,608,787 shares of Class A Common Stock, which had been received pursuant to the API Acquisition by a trust created by one of the founders of The Boston Globe for the benefit of his descendants. On January 16, 1996, the Jordan Voting Trust terminated and certain beneficiaries thereof deposited with the Globe Voting Trust 1,881,027 shares of Class A Common Stock received upon liquidation of the Jordan Voting Trust. As a result, units in the Globe Voting Trust now represent

6,149,816 shares of Class A Common Stock received pursuant to the API Acquisition, principally by descendants of the two founders of The Boston Globe or by trusts for their benefit.

    The trustees of the Globe Voting Trust have the sole power to exercise all voting rights of stockholders with respect to shares of the Company's Class A Common Stock deposited therein. Holders of Globe Voting Trust units, subject to certain disposition restrictions contained in the Globe Voting Trust, have the power to dispose, or to direct the disposition, of Globe Voting Trust units or the underlying shares of the Company's Class A Common Stock. The Globe Voting Trust restricts the number of shares of Class A Common Stock subject thereto that can be sold by any one person in a year, restricts sales to broker's transactions and sales to the Company, and requires that the trustees of the Globe Voting Trust give notice to the Company if any holder of Globe Voting Trust units withdraws from the Globe Voting Trust more than 10,000 shares in the aggregate in any calendar year. Such restrictions and requirements do not apply to the sale or gift to another beneficiary of such trust or a descendant of the two founders of The Boston Globe; however, in such case the transferee shall be subject to the terms of the Globe Voting Trust. The Globe Voting Trust terminates on September 30, 2003. William O. Taylor is one of the five trustees of the Globe Voting Trust.

    The Globe Voting Trust is not the beneficial owner of any of the shares of Class B Common Stock of the Company.

--------------------------------------------------------------------------------
PROPOSAL NUMBER 1
ELECTION OF DIRECTORS
--------------------------------------------------------------------------------

    The persons named as proxies intend (unless authority is withheld) to vote for the election as directors of the persons hereinafter named (the "Nominees"), upon their nomination for such office at the Annual Meeting. Directors so elected will hold office until the next Annual Meeting and until their successors are elected and qualified.

    The Certificate of Incorporation of the Company provides that Class A stockholders have the right to vote for the election of 30% of the Board of Directors, or the nearest larger whole number, if such percentage is not a whole number. Accordingly, the Class A stockholders will elect five of the 15 directors, and Class B stockholders will elect 10 directors. Directors are elected by a plurality of the votes cast.

    The five Nominees for election as directors by the Class A stockholders are Louis V. Gerstner, Jr., A. Leon Higginbotham, Jr., Robert A. Lawrence, Charles
H. Price II and Donald M. Stewart. The 10 Nominees for election as directors by the Class B stockholders are John F. Akers, Richard L. Gelb, Marian S. Heiskell, Ruth S. Holmberg, George B. Munroe, George L. Shinn, Arthur Ochs Sulzberger, Judith P. Sulzberger, William O. Taylor and Cyrus R. Vance. Except as described above in "Principal Holders of Common Stock" and "The 1986 Trusts," there are no marriage, blood or adoption relationships among the Nominees. All of the Nominees are currently directors of the Company and were elected at the Annual Meeting of Stockholders held on April 18, 1995, for which proxies were solicited. Messrs. Taylor and Lawrence were elected directors by the Board in October 1993, immediately following the consummation of the API Acquisition. Mr. Taylor was formerly Chairman of the Board of API, and Mr. Lawrence was a director of API. Their election to the Company's board was required by the Agreement and Plan of Merger, dated as of June 11, 1993, as amended as of August 12, 1993, among the Company, its subsidiary, Sphere, Inc., and API (the "API Merger Agreement"). The API Merger Agreement also requires the Company to cause Messrs. Taylor and Lawrence to be nominees for director at least through the Company's 1998 annual meeting. See "Interest of Directors in Certain Transactions of the Company."

    If any of the Nominees should become unavailable for election, all uninstructed proxies will be voted for the election of such other person or persons as may be designated by the Board, but the Board has no reason to anticipate that this will occur. The following information is furnished with respect to each of the Nominees and is based on information submitted by the person named:

--------------------------------------------------------------------------------

                  Name, Principal Occupation, and Other Information
--------------------------------------------------------------------------------

CLASS A DIRECTORS

[PHOTO]            LOUIS V. GERSTNER, JR.
                  Chairman, Director and Chief Executive Officer, International Business Machines Corporation ("IBM") (development, manufacture and sale of advanced information-processing products) from 1993

                  Chairman, Director and Chief Executive Officer, RJR Nabisco Holdings Corp. from 1989 to 1993 (consumer products)

                  President, American Express Company (from 1985 to 1989) (diversified financial and travel services)

                  Director of Bristol-Myers Squibb Company

                  Director Since: 1986

                  Committee Memberships: Finance (Chairman) and Compensation

                  Age: 54

[PHOTO]           THE HONORABLE A. LEON HIGGINBOTHAM, JR.
                  Of counsel, Paul, Weiss, Rifkind, Wharton & Garrison (law firm) from 1993
                  Public Service Professor of Jurisprudence, Kennedy School of Government,
                  Harvard University, from 1994

                  Senior Circuit Judge for the United States Court of Appeals, Third Circuit (from 1991 to 1993); Chief Judge for the United States Court of Appeals, Third Circuit (from 1990 to 1991); Circuit Judge for the United States Court of Appeals, Third Circuit (from 1977 to 1991)

                  Director Since: 1993

                  Committee Memberships: Audit and Employee Retirement Income Security Act ("ERISA")

                  Age: 68

[PHOTO]           ROBERT A. LAWRENCE
                  Partner, Saltonstall & Co. from 1984 (family trust and investment office)

                  Director or Trustee of 12 funds managed by Metropolitan Life Insurance Co., State Street Research and Management Co. and affiliates

                  Director Since: 1993

                  Committee Membership: Compensation and ERISA

                  Age: 69

--------------------------------------------------------------------------------

                  Name, Principal Occupation, and Other Information
--------------------------------------------------------------------------------

[PHOTO]           THE HONORABLE CHARLES H. PRICE II
                  Chairman, Mercantile Bank of Kansas City from 1992, and Director, Mercantile Bancorp (bank holding company) from 1992

                  Chairman (from 1989 to 1992), President and Chief Executive Officer (from 1990 to 1992), Ameribanc, Inc. (bank holding company)

                  Director of Hanson PLC, Texaco Inc., Sprint Corporation and U.S. Industries, Inc.

                  United States Ambassador to the United Kingdom of Great Britain and Northern Ireland from 1983 to 1989

                  Director Since: 1989

                  Committee Memberships: Compensation and Employee Stock Purchase Plan ("ESPP")

                  Age: 64

[PHOTO]           DONALD M. STEWART
                  President of The College Board from 1987 (association of high schools and colleges, sponsor of Scholastic Assessment Tests and other academic activities)

                  Director of Principal Financial Group (Bankers Life of Iowa Insurance
                  Company) and Campbell Soup Company, Trustee, Educational Broadcasting Corporation (Thirteen/WNET-TV)

                  Director Since: 1986

                  Committee Memberships: ERISA (Chairman) and Audit

                  Age: 57

CLASS B DIRECTORS

[PHOTO]           JOHN F. AKERS
                  Director of various corporations

                  Chairman (from 1986 to 1993), Director (from 1983 to 1993), Chief Executive Officer (from 1985 to 1993), and President (from 1983 to 1989), IBM

                  Director of PepsiCo, Inc., Springs Industries, Inc., Zurich Insurance Company-U.S., Lehman Brothers Holdings, Inc. and Hallmark Cards, Inc.

                  Director Since: 1985

                  Committee Memberships: Compensation and Finance

                  Age: 61

--------------------------------------------------------------------------------

                  Name, Principal Occupation, and Other Information
--------------------------------------------------------------------------------

[PHOTO]           RICHARD L. GELB

                  Consultant and Director of various corporations and not-for-profit entities

                  Chairman Emeritus (from 1995), Chairman (from 1976 to 1995), President (from 1972 to 1976), Chief Executive Officer (from 1972 to 1993) and Director (from 1960), Bristol-Myers Squibb Company (a diversified healthcare company)

                  Director of New York Life Insurance Company and Bessemer Securities Corporation

                  Director Since: 1974

                  Committee Memberships: Compensation (Chairman) and Finance

                  Age: 71

[PHOTO]           MARIAN S. HEISKELL
                  Chairman, The New 42nd Street, Inc.

                  Director of various charitable organizations

                  Former Special Activities Director of the Company, Director of various corporations from 1971 to 1991

                  Director Since: 1963

                  Committee Memberships: ESPP (Chairman) and Finance

                  Age: 77

[PHOTO]           RUTH S. HOLMBERG
                  Chairman, Times Printing Company (The Chattanooga Times newspaper), from 1992

                  Publisher, The Chattanooga Times, from 1964 to 1992

                  Director Since: 1961

                  Committee Memberships: ERISA

                  Age: 75

[PHOTO]           GEORGE B. MUNROE
                  Director of various corporations and not-for-profit entities

                  Consultant (from 1987 to 1990), Chairman (from 1975 to 1987), Chief Executive Officer (from 1969 to 1987) and Director (from 1966 to 1994),
                  Phelps Dodge Corporation (copper mining, manufacturing and specialty chemicals)

                  Director of Santa Fe Pacific Gold Corporation

                  Director Since: 1988

                  Committee Membership: Audit (Chairman) and Finance

                  Age: 74

--------------------------------------------------------------------------------

                  Name, Principal Occupation, and Other Information
--------------------------------------------------------------------------------

[PHOTO]           GEORGE L. SHINN
                  Consultant and Corporate Director

                  Chairman of the Board and Chief Executive Officer (from 1976 to 1983) and Director (from 1976 to 1988), First Boston, Inc. (international investment bank)

                  Trustee of 38 funds of the Colonial Group of Mutual Funds

                  Director Since: 1978

                  Committee Memberships: Audit, ERISA and ESPP

                  Age: 73

[PHOTO]           ARTHUR OCHS SULZBERGER
                  Chairman and Chief Executive Officer of the Company from 1973

                  Publisher, The New York Times, from 1963 to 1992

                  Director Since: 1959

                  Age: 70

[PHOTO]           JUDITH P.
                  SULZBERGER
                  Physician, Columbia College of Physicians & Surgeons, from
                  1992

                  Attending Physician, St. Luke's-Roosevelt Hospital Center, Division of Allergy, Clinical Immunology and Infectious Diseases, from 1986 to 1991

                  Director Since: 1974

                  Committee Memberships: ESPP and ERISA

                  Age: 72

[PHOTO]           WILLIAM O. TAYLOR
                  Publisher, The Boston Globe from 1978, Chairman and Chief Executive Officer, Globe Newspaper Company, from 1982

                  Chairman and Chief Executive Officer (from 1982 to 1993), President (from 1992 to 1993) and Director (from 1972 to
                  1993), Affiliated Publications, Inc.

                  Director Since: 1993

                  Committee Membership: Finance

                  Age: 63

[PHOTO]           CYRUS R. VANCE
                  Partner, Simpson Thacher & Bartlett (law firm)

                  Director Since: 1975 (resigned January 1977 to become Secretary of State; rejoined Board June 1980)

                  Committee Memberships: Audit

                  Age: 78

INTEREST OF DIRECTORS IN CERTAIN TRANSACTIONS OF THE COMPANY

    1. In the ordinary course of business, the Company and its subsidiaries from time to time engage in transactions with other corporations or financial institutions whose officers or directors are also directors of the Company. Such transactions are conducted on an arm's length basis and may not come to the attention of the directors or officers of the Company or of the other corporations or financial institutions involved.

    2. During 1995, Arthur Ochs Sulzberger, Jr., Mr. Sulzberger's son, was employed as Publisher of The New York Times; Stephen Golden, Mrs. Holmberg's son, was employed as Vice President, Forest Products, Health, Safety and Environmental Affairs, of the Company; Michael Golden, Mrs. Holmberg's son, was employed as Executive Vice President, NYT Sports/Leisure Magazines, and as Vice President and Publisher, Tennis magazine; Daniel Cohen, Dr. Sulzberger's son, was employed as Group Director, Advertising Sales, and as Vice President, Advertising Sales, both in the Advertising Department of The New York Times; and Susan W. Dryfoos, Mrs. Heiskell's daughter, was employed as Director, Times History Productions. On January 1, 1996, Mr. Michael Golden became Vice President, Operations Development, of the Company. With respect to services performed for the Company in 1995, Mr. Stephen Golden earned $200,000 and a bonus of $158,600; Mr. Michael Golden earned $230,000 and a bonus of $45,598; and Mr. Cohen earned $148,000 and a bonus of $50,400. In addition, Mr. Stephen Golden and Mr. Michael Golden earned bonuses of $46,325 and $53,380 respectively, which represented payments under the Company's long-term bonus program. See "Compensation of Executive Officers" for a description of Mr. Sulzberger, Jr.'s compensation and "Compensation Committee Interlocks and Insider Participation" for a description of Ms. Dryfoos's compensation.

    3. On October 1, 1993, the Company completed the acquisition of API, the parent company of The Boston Globe. Pursuant to the API Merger Agreement, Messrs. Taylor and Lawrence were elected directors of the Company and named to the Finance and Compensation Committees respectively. They will be included as nominees for director at least through the 1998 annual meeting, provided they are willing and able to serve.

    The API Merger Agreement also provides Mr. Taylor (and his successors as publisher of The Boston Globe) certain management and other rights (including agreements relating to the composition of the board of directors, the management and the continued separate existence of Globe Newspaper Company ("GNC"), the Company's subsidiary that owns The Boston Globe). Mr. Taylor has an employment agreement with GNC that provides that he will remain employed until December 31, 1998, at the salary (as adjusted in the ordinary course) and with the benefits that he received prior to the merger. In addition, it provides that if his employment ends as a result of a termination without cause, or as a result of certain reasons specified therein, Mr. Taylor will become immediately vested in all outstanding stock options, will become eligible for continued health insurance coverage and outplacement services and will be entitled to receive the larger of two salary settlement arrangements, one of which is the present value of the sum of 125% of base salary and the target bonus for the remaining term of the agreement, and the other of which is one dollar less than three times Mr. Taylor's "base amount" as defined in Section 280G of the Internal Revenue Code of 1986.

CERTAIN INFORMATION ABOUT EXECUTIVE OFFICERS

    Diane P. Baker, the Company's Senior Vice President and Chief Financial Officer, served as Chief Financial Officer of R. H. Macy & Co., Inc. ("Macy's") from June 1990 to January 1995, as well as Senior Vice President-Finance from June 1990 to April 1993 and Group Senior Vice President from April 1993 to January 1995. Stuart Stoller, the Company's Vice President and Corporate Controller, served in various corporate accounting positions at Macy's and its predecessor company from 1980 through 1994, including Group Vice President--Control and Accounting from August 1991 to November 1993 and Senior Vice President--Control and Accounting from November 1993 to January 1995.

In January 1992, Macy's and substantially all of its subsidiaries filed voluntary petitions for reorganization under chapter 11 ("Chapter 11") of the United States Bankruptcy Code. A Chapter 11 plan of reorganization for Macy's was confirmed and substantially consummated in December 1994.

CERTAIN INFORMATION ABOUT THE BOARD OF DIRECTORS

    The Company has standing Audit, Compensation, Employee Retirement Income Security Act ("ERISA"), Employee Stock Purchase Plan ("ESPP") and Finance Committees. The Company does not have a standing nominating committee.

    During 1995 the Board of Directors had nine meetings. In addition, its standing committees, Audit, Compensation, ERISA, ESPP and Finance, held a total of 19 meetings. All directors of the Company attended 75% or more of the total meetings of the Board and committees of the Board of which they are members.

    In summary, the functions performed by these committees, their number of meetings and memberships are as follows:

    The Audit Committee selects the independent auditors for the Company (subject to ratification by the stockholders), reviews the scope and results of the annual audit, approves the services to be performed by the independent auditors, reviews the independence of the auditors, reviews the performance and fees of the independent auditors, reviews the adequacy of the system of internal accounting controls and reviews the scope and results of internal auditing procedures. The current members of the Audit Committee are George B. Munroe, Chairman, A. Leon Higginbotham, Jr., George L. Shinn, Donald M. Stewart and Cyrus R. Vance. The Committee held three meetings during 1995.

    The Compensation Committee adopts and oversees the administration of compensation plans for executive officers and senior management of the Company, determines awards granted senior management under such plans, approves remuneration arrangements for senior management, including all executive officers of the Company, and reviews the reasonableness of all such compensation. The current members of the Compensation Committee are Richard L. Gelb, Chairman, John F. Akers, Louis V. Gerstner, Jr., Robert A. Lawrence and Charles H. Price II. As required by the API Merger Agreement, Mr. Lawrence was made a member of the Compensation Committee in October 1993 upon his election to the Board of Directors. The Committee held four meetings during 1995.

    The ERISA Committee appoints the members of the employee benefits committee of the Company, appoints and reviews the performance of the trustees and investment managers of the Company's pension plans and establishes and amends the Company's employee welfare and pension benefit plans and related trusts. The current members of the ERISA Committee are Donald M. Stewart, Chairman, A. Leon Higginbotham, Jr., Ruth S. Holmberg, Robert A. Lawrence, George L. Shinn and Judith P. Sulzberger. The Committee held two meetings in 1995.

    The ESPP Committee oversees the administration of the Employee Stock Purchase Plan for eligible employees of the Company and its subsidiaries. In that connection, the Committee has authority to adopt, administer and interpret such rules and regulations concerning the ESPP and offerings thereunder as it may deem advisable. The current members of the ESPP Committee are Marian S. Heiskell, Chairman, Charles H. Price II, George L. Shinn and Judith P. Sulzberger. The Committee held one meeting in 1995.

    The Finance Committee reviews the financial policies of the Company including, without limitation, dividend policy, repurchase of the Company's stock, short- and long-term financing, material acquisitions and dispositions and capital expenditures. The current members of the Finance Committee are Louis
V. Gerstner, Jr., Chairman, John F. Akers, Richard L. Gelb, Marian S. Heiskell, George B. Munroe and William O. Taylor. As required by the API Merger Agreement, Mr. Taylor was made a member of the Finance Committee in October 1993 upon his election to the Board of Directors. The Committee held nine meetings in 1995.

COMPENSATION OF DIRECTORS; LIABILITY AND REIMBURSEMENT INSURANCE

    Under the By-Laws, the directors do not receive a salary for their services, but may receive an annual retainer and a fixed sum for attendance at Board and committee meetings. Pursuant to resolutions of the Board, non-employee directors receive an annual retainer of $25,000, payable in quarterly installments of $6,250 and a fee of $1,000 for attendance at each Board and Committee meeting. In addition, they are paid their expenses of attendance. For 1995 the Company paid $547,189 in the form of retainers, meeting fees and expenses of attendance. In addition, in 1991 each non-employee director began receiving annually an option to purchase 1,000 shares of the Company's Class A Common Stock pursuant to the Company's Non-Employee Directors' Stock Option Plan. Such options, which are granted each year on the date of the Company's annual stockholders meeting with an exercise price equal to the market value of the Class A Common Stock on such date, become exercisable on the date of the next succeeding annual meeting and remain exercisable for nine years thereafter.

    Each director may participate in the Company's Matching Gifts Program, pursuant to which the Company will match 150% of charitable contributions made by such directors to colleges, schools, cultural or environmental organizations, up to a maximum Company contribution of $4,500 per person per year.

    The Company maintains life insurance on the life of each director who is not also an employee of the Company in the amount of $100,000. The income required by the Internal Revenue Service to be imputed in 1995 to non-employee directors because of the life insurance coverage was $7,200 in the aggregate. The Company also maintains life insurance on the life of each non-employee director who retired after 1991 in the amount of $25,000.

    The Company has purchased directors' and officers' liability and reimbursement insurance effective January 1, 1996, for a period of two years. The combined limit of liability for the insurance is $50,000,000 for the two-year term and the total cost to the Company is $578,952. The insurers providing the insurance are Columbia Casualty Company of Chicago, Illinois ($25,000,000), Gulf Insurance Company of St. Louis, Missouri ($15,000,000), and Reliance Insurance Company of Philadelphia, Pennsylvania ($10,000,000).

--------------------------------------------------------------------------------
COMPENSATION OF EXECUTIVE OFFICERS
--------------------------------------------------------------------------------

    The following tables and discussion summarize the compensation of the chief executive officer of the Company and each of the four other most highly compensated executive officers of the Company for the fiscal year ended December 31, 1995.

SUMMARY COMPENSATION TABLE

                                                                              Long Term Compensation
                                                                     -----------------------------------------
                                          Annual Compensation              Awards               Payouts
                                    -------------------------------  -------------------        -------

             (a)              (b)     (c)      (d)         (e)          (f)        (g)            (h)               (i)
                                                          Other      Restricted
                                                          Annual       Stock      Stock           LTIP           All Other
                                    Salary    Bonus    Compensation    Awards    Options        Payouts         Compensation
 Name and Principal Position  Year    ($)      ($)         ($)(1)       ($)       (#)(2)          ($)(3)            ($)(4)
----------------------------- ----  -------  --------  ------------  ----------  -------  --------------------  ------------

Arthur Ochs Sulzberger....... 1995  555,000   822,200          0          0       75,840               198,220      4,500
 Chairman and Chief           1994  535,000   822,200(5)   8,248          0      100,000               336,300(5)   4,500
 Executive Officer            1993  515,000   384,560          0          0       92,571                     0      5,896

Lance R. Primis.............. 1995  460,000   665,800      5,855          0       48,827               149,345      4,500
 President and Chief          1994  435,000   665,800          0          0       70,000               241,838      4,500
 Operating Officer            1993  415,000   265,760          0          0       48,840                     0      7,075

Arthur Ochs Sulzberger, Jr... 1995  428,000   510,200          0          0       40,057               132,685      3,500
 Publisher of The New         1994  408,000   510,200          0          0       48,573               225,150      3,500
 York Times                   1993  390,000   194,089          0          0       40,094                     0      2,500


William O. Taylor............ 1995  407,019   161,777          0          0       40,057                     0          0
 Publisher of The             1994  397,000   153,451          0          0       48,573                     0          0
 Boston Globe(6)              1993   95,500   124,250          0          0       47,170                     0          0

David L. Gorham.............. 1995  358,000   364,000          0          0       34,514               109,480      4,500
 Senior Vice President        1994  330,000   353,400      3,300          0       33,920               185,700      4,500
 Deputy Chief Operating       1993  310,000   259,390          0          0       27,811                     0      7,075
 Officer

------------
1. Amounts shown with respect to Mr. Sulzberger and Mr. Gorham represent reimbursement of the employee portion of the Medicare tax on the vested value of accruals under the Company's non-qualified retirement plans. With respect to Mr. Primis, such amount represents reimbursement for taxes related to personal use of corporate aircraft.

2. The provisions of the stock options, among other things, allow an optionee exercising an option to satisfy the exercise price and withholding tax obligations by electing to have the Company withhold shares of stock otherwise issuable under the option with a market value equal to such obligations or by delivering to the Company shares of Class A Common Stock with a market value equal to such obligations.

3. The last outstanding long-term incentive award cycle ended in 1995. For cycles ending after 1989 and before 1994, targets were not met under the plan and therefore no payments were made under the plan for cycles ending in 1990, 1991, 1992 and 1993.

4. Amounts shown in column (i) represent amounts contributed by the Company as 50% matching contributions for the first 6% of earnings contributed by or on behalf of the named individuals to the Company's Supplemental Retirement and Investment Plan.

5. $395,000 of Mr. Sulzberger's bonus for 1994 and $136,300 of his LTIP payout for 1994 consisted of 23,828 retirement units, the right under the Company's 1991 Executive Stock Incentive Plan to receive shares of the Company's Class A Common Stock in ten equal annual installments commencing upon Mr. Sulzberger's retirement. The retirement units are included in the table at values of $22.5625 per unit (for 17,507 units) and $21.5625 per unit (for 6,321 units), the average prices of shares of the Company's Class A Common Stock on the dates of grant.

6. The Company acquired Affiliated Publications, Inc., the owner of The Boston Globe, on October 1, 1993; and Mr. Taylor became an executive officer of the Company at that time. The information provided for 1993 only includes amounts paid and options granted after such date.

OPTION GRANTS IN LAST FISCAL YEAR

                                                                                            Grant Date
                                 Individual Grants(1)(#)                                      Value(2)
---------------------------------------------------------------------------------------  -----------------
                  (a)                      (b)        (c)           (d)         (e)             (f)

                                                   % of Total
                                                    Options
                                         Options   Granted to   Exercise or
                                         Granted  Employees in  Base Price   Expiration     Grant Date
                  Name                     (#)    Fiscal Year     ($/SH)        Date     Present Value ($)
---------------------------------------- -------  ------------  -----------  ----------  -----------------
Arthur Ochs Sulzberger..................  75,840      3.73          29.75    12/21/2005        725,789
Lance R. Primis.........................  48,827      2.40          29.75    12/21/2005        467,274
Arthur Ochs Sulzberger, Jr. ............  40,057      1.97          29.75    12/21/2005        383,345
William O. Taylor.......................  40,057      1.97          29.75    12/21/2005        383,345
David L. Gorham.........................  34,514      1.70          29.75    12/21/2005        330,299

------------
1. The options granted to the named individuals in 1995 become exercisable in installments of 25% of the original grant on each of the first through fourth anniversaries of the grant date. All options are for Class A Common Stock and have an exercise price equal to the market value of the stock on the grant date. All options were granted under the Company's 1991 Executive Stock Incentive Plan, the provisions of which, among other things, allow an optionee exercising an option to satisfy the exercise price and withholding tax obligations by electing to have the Company withhold shares of stock otherwise issuable under the option with a market value equal to such obligations or by delivering to the Company shares of Class A Common Stock with a market value equal to such obligations.

2. In accordance with the rules of the SEC, "Grant Date Value" has been calculated using the Black-Scholes model of option valuation, adjusted to reflect an option term of 7.02 years, which represents the weighted average (by number of options) over the past 10 years of the length of time between the grant date of options under the Company's plans and their exercise date for all option exercises by the named executive officers and five others who were named executive officers during that period. The model also assumes: (a) an interest rate that represents the interest rate on a U.S. Treasury Bond with a maturity date corresponding to that of the adjusted option term of
   7.02 years; (b) volatility calculated using weekly stock prices for the five years (260 weeks) prior to the grant date; and (c) dividends for 1995 at the rate of $.56 per share, which was the total amount of dividends paid with respect to a share of Class A Common Stock in 1995. Based on this model, the calculated value of the options on the December 21, 1995, grant date, was determined to be $9.57 per option.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR, AND FY-END OPTION VALUES(1)

           (a)                   (b)             (c-1)           (c-2)             (d)                   (e)

                                                                                                        Value of
                                                                                   Number of           Unexercised
                                                                                  Unexercised         In-the-Money
                                                                                  Options at           Options at
                               Shares          Aggregate        Annualized         FY-End (#)           FY-End ($)
                              Acquired           Value             Value          Exercisable/         Exercisable/
          Name             On Exercise (#)   Realized ($)(2)   Realized ($)(3)   Unexercisable(4)    Unexercisable(5)
-------------------------  ---------------   ---------------   ---------------   ----------------    ------------------
Arthur Ochs Sulzberger...            0           N/A              N/A            250,711/208,923      1,439,856/717,833
Lance R. Primis..........        3,380            16,372            1,637        146,774/134,320        856,746/478,707
Arthur Ochs Sulzberger,
Jr. .....................       48,864           320,294           70,234        83,331/103,870        361,180/346,985
William O. Taylor(6).....       14,244           223,767           53,305        35,728/100,072        159,463/330,990
David L. Gorham..........       42,566           303,065           64,885        63,258/79,447         263,234/243,728

------------
1. All options are for Class A Common Stock. Except as indicated in note 6, all options were granted either under the Company's 1991 Executive Stock Incentive Plan or the Company's Executive Incentive Compensation Plan, the provisions of which, among other things, allow an optionee exercising an option to satisfy the exercise price and withholding tax obligations by electing to have the Company withhold shares of stock otherwise issuable under the option with a market value equal to such obligations or by delivering to the Company shares of Class A Common Stock with a market value equal to such obligations.

2. Market value of underlying securities at exercise minus the exercise price.

3. Aggregate Value Realized upon exercise (column c-1) divided by the number of years executive held applicable option before exercise.

4. Options granted to these executives under the Company's 1991 Executive Stock Incentive Plan become exercisable in four equal installments over a period of four years from the date of grant.

5. Market value of underlying securities at December 31, 1995 ($29.625), minus the option exercise price.

6. The options exercised by Mr. Taylor were granted by API and converted to options to acquire Class A Common Stock pursuant to the API Merger. Such options allowed Mr. Taylor to satisfy the exercise price by delivering shares of Class A Common Stock with a market value equal to the option exercise price.

PENSION PLAN TABLE

    The following table shows the annual estimated benefits payable under the Company's defined benefit retirement plans upon retirement to employees in specified covered compensation and years of credited service classifications. The maximum annual benefit payable under the plans which cover the executive officers (other than Mr. Taylor) is 50% of average annual covered compensation for the five highest paid consecutive years out of the most recent 10 years. The maximum annual benefit is payable with 20 years of credited service and is prorated for less than 20 years. The amount of estimated annual benefit is based upon the assumption that the nonqualified supplemental executive retirement plan will continue in force in its present form.

Highest
Five Year             Estimated Annual Pension For
Average Annual      Representative Years of Credited
Compensation                    Service(1)
---------------    ----------------------------------
                      10           15           20
                   --------     --------     --------
$ 500,000          $125,000     $187,500     $250,000
  750,000           187,500      281,250      375,000
1,000,000           250,000      375,000      500,000
1,250,000           312,500      468,750      625,000
1,500,000           375,000      562,500      750,000
1,700,000           425,000      637,500      850,000

------------
1. The Company became obligated to continue retirement plans in which Mr. Taylor and other Boston Globe executives participate when it acquired API in 1993. The benefit under these plans is earned at a rate of 2% for each year of service up to 35 years, except that each year of service over 25 is credited as 75% of a year. The maximum annual benefit payable with at least 35 years of credited service is 65% of average annual compensation for the five years immediately preceding retirement, assuming employment by the Company until age 62. Under the plan, Mr. Taylor is entitled to an annual retirement benefit of 65% of his final average annual compensation.

    The benefits described in the table above are calculated on a straight-life annuity basis and are not subject to any reduction for Social Security or other offset amounts.

    For named executive officers (other than Mr. Taylor), annual covered compensation for 1995 is the sum of (i) the amount shown for 1995 in column (c) of the Summary Compensation Table above, (ii) the portion of the bonus earned for 1995 which was paid in 1995 plus the amount of such bonus which was deferred by the executive, and (iii) the portion of the annual bonus earned for 1994 which was paid in 1995 (including the cash equivalent value of retirement units awarded in lieu of cash). The Company generally pays more than 50% of the annual bonus earned for a particular year in that year and pays the remainder early in the following year; however, the bonus amounts payable as Annual Performance Awards to Arthur Ochs Sulzberger, Lance R. Primis and Arthur Ochs Sulzberger, Jr. for 1995 were paid by their terms in 1996. Annual covered compensation for 1995 was $760,550 for Arthur Ochs Sulzberger; $584,836 for Lance R. Primis; and $555,550 for Arthur Ochs Sulzberger, Jr. Annual covered compensation for 1995 under the plan in which Mr. Taylor participates includes the amount of 1995 salary as shown in column (c) of the Summary Compensation Table plus the amount of 1995 bonus shown in column (d) of such Table.

    The named executive officers had the following full years of credited service as of December 31, 1995: Arthur Ochs Sulzberger: 44; Lance R. Primis:
26; Arthur Ochs Sulzberger, Jr.: 17; William O. Taylor: 39; and David L. Gorham:
21.

    Under another plan which the Company became obligated to continue when it acquired API in 1993, Mr. Taylor is entitled to a payment at his termination of employment equal to 40 weeks of his compensation at that time.

PERFORMANCE PRESENTATION

    The following graph shows the annual cumulative total shareholder return for the five years ending December 31, 1995, on an assumed investment of $100 on December 31, 1990, in the Company, the Standard & Poor's S&P 500 Stock Index and an index of a peer group of communications companies. The peer group returns are weighted by market capitalization at the beginning of each year. The peer group is comprised of the common stocks of the Company and the following other communications companies: Dow Jones & Company, Inc., Gannett Co., Inc., Knight-Ridder, Inc., Media General, Inc., The Times Mirror Company, Tribune Company and The Washington Post Company. Shareholder return is measured by dividing (a) the sum of (i) the cumulative amount of dividends declared for the measurement period, assuming monthly reinvestment of dividends and (ii) the difference between the issuer's share price at the end and the beginning of the measurement period by (b) the share price at the beginning of the measurement period.

    Meredith Corporation was included in the peer group used to construct the Stock Performance Chart contained in the 1995 Proxy Statement, but has been excluded from the peer group in this Proxy Statement. In 1994, the Company divested its Women's Magazines Division and its U.K. golf publications, thereby decreasing revenues derived from magazines. The Company believes that Meredith Corporation is no longer comparable to the Company because over 75% of Meredith Corporation's revenues are derived from magazines and related publishing. The omission of Meredith Corporation from the 1996 Stock Performance Chart does not have a material effect on the 1996 Stock Performance Chart.

        STOCK PERFORMANCE COMPARISON BETWEEN S&P 500, THE NEW YORK TIMES
           COMPANY'S CLASS A COMMON STOCK AND PEER GROUP COMMON STOCK


                                        [GRAPH]
S&P 500           $100       $130       $140       $155       $157      $215

Peer Group        $100       $118       $133       $155       $145      $185

NYTC              $100       $117       $134       $136       $117      $160

                12/31/90     12/31/91   12/31/92   12/31/93   12/31/94  12/31/95

COMPENSATION COMMITTEE REPORT

    The Compensation Committee has furnished the following report on executive compensation for inclusion in this proxy statement:

    To the Stockholders of The New York Times Company:

    In order to effectively serve the interests of the Company and its stockholders, compensation for the Company's executive officers, including the Chief Executive Officer, is designed to create incentives for high levels of individual and Company performance and to reward such performance. Annual and long-term bonuses are paid only if financial targets are achieved. These targets are set by the Committee in advance in conjunction with its review of the Company's strategic and operating plans. Annual bonuses for certain executive officers may increase or decrease, depending on the achievement of strategic goals set by senior management early in the year. The Committee grants stock options as part of executive compensation because it views stock options as a means of motivating superior performance and directly linking the interests of executives with those of stockholders. Stock options produce value for executives only if the Company's stock price increases over the option price, which is set at the market price on the date of grant.

    In 1994, the Committee, which consists solely of non-employee directors of the Company, structured 1995 compensation for executive officers to consist of salary, an annual bonus potential and stock options. As noted above, annual bonus amounts actually paid were based largely on the Company's financial performance. A substantial share of total potential cash compensation for executive officers depended on incentive bonus potentials and thus was tied to Company performance. The more responsible the executive officer's position, the greater the portion of potential total cash compensation that depended on incentive bonus potentials.

    Prior to the Committee's determination of salaries and annual cash bonus potentials for the Company's Chief Executive Officer and its executive officers, management reported to the Committee on its review of survey data assembled by outside compensation consultants. The data analyzed total actual cash compensation for comparable executive positions at United States media companies, including those companies in the peer group used in the graph showing comparative stock performance. The companies surveyed had revenues ranging from $250 million to $3.8 billion; the consultants' analysis took into account the effect of revenue size on the compensation practices of individual companies. The data was used to set target annual cash compensation for executive officers slightly above the midrange of companies surveyed and to allocate a significant portion of such compensation to performance-based annual bonus potentials.

    Salaries for executive officers are reviewed annually and were set for 1995 in late 1994. Increases in salary range midpoints over 1994, including increases for the named executive officers, were based on a review of the competitive data. The 1995 salary midpoints for the Company's executive officers were generally within the midrange of practices for media companies surveyed, taking into account the Company's revenue size. In setting compensation for individual executive officers, the Committee considered individual performance, performance of the executive's operating unit where applicable and the performance of the Company as a whole. The Committee believes these salaries are appropriate in light of salaries paid for comparable positions at other companies and the individual performance of the executives.

    Annual bonus potentials for 1995 were set for executive officers in late 1994. The amounts actually paid depended on the level of achievement of performance against targets which were also set by the Committee in late 1994. These targets were largely based on operating earnings of the Company or of the person's operating unit and were generally substantially exceeded for 1995.

    Although the long-term bonus plan was discontinued at the end of 1993, the last cycle ended in 1995. Long-term bonus potentials for the three-year cycle that ended in 1995 were set in late 1992. Payment depended solely on the achievement of a cumulative earnings per share target over the three-year period. Targets for the three-year cycles ended in years from 1990 through 1993 were not met, and therefore no long-term bonuses were paid for these cycles. However, the targets for the three-year cycles that ended in 1995 and 1994 were met; and therefore, consistent with the Company's policy of relating compensation to performance, long-term bonuses were paid to participating executive officers.

    The number of stock options granted to each executive officer in 1995 depended on the degree of responsibility of the executive officer's position and was based on a review of survey data supplied by outside compensation consultants of stock option grants made to executives at comparable salary levels at other media companies. In order to attract, retain and motivate the highest caliber of executives by offering a competitive combination of annual and long-term compensation and to link a significant portion of executives' total compensation to the interests of stockholders, the Company's grants were generally made at the upper range of practices of media companies in the survey data. All stock options have an exercise price equal to the market price of the Class A Common Stock on the date of grant. In order to assure the retention of high level executives and to tie the compensation of those executives to the creation of long-term value for stockholders, the Committee provided that these stock options become exercisable in equal portions over a four-year period. The number of options previously granted that remain outstanding was not considered in making option grants in 1995.

    The Internal Revenue Code has set certain limitations on the deductibility of compensation paid to a public company's five most highly compensated executive officers. In 1995, stockholders of the Company approved amendments to the Company's 1991 Executive Cash Bonus Plan and 1991 Executive Stock Incentive Plan that will insure that compensation paid by the Company to executive officers pursuant to these plans will be deductible by the Company for federal income tax purposes. All compensation paid to the Company's executive officers in 1995 was deductible by the Company in accordance with such provisions of the Internal Revenue Code.

    Like all executive officers participating in the long-term bonus plan, Mr. Sulzberger received a payment for the 1993-1995 plan cycle that represented 85% of the potential payment set for him for this cycle. His annual bonus represented the maximum amount payable to him as a result of earnings that substantially exceeded the target level set for 1995. Mr. Sulzberger's long-term bonus for the 1993-1995 plan cycle represented approximately 13% of his total cash compensation for 1995, and his annual bonus for 1995 represented approximately 52% of his total cash compensation for 1995. The sum of Mr. Sulzberger's long-term bonus for the 1993-1995 cycle and his annual bonus for 1995 represented approximately 65% of his total cash compensation for 1995.

    The Committee believes that Mr. Sulzberger's 1995 compensation was appropriate in light of his role in the Company's recent performance, which in 1995 included significantly improved performance over 1994 in most lines of business and in earnings per share, his role in execution of the Company's strategy, including reevaluation of the Company's business portfolio, and his role in restructuring the Company's senior management team.




                                          Richard L. Gelb, Chairman
                                          John F. Akers
                                          Louis V. Gerstner, Jr.
                                          Robert A. Lawrence
                                          Charles H. Price II

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The current members of the Compensation Committee are Richard L. Gelb, Chairman, John F. Akers, Louis V. Gerstner, Jr., Robert A. Lawrence and Charles
H. Price II. Mrs. Heiskell, who served on the Compensation Committee until April 18, 1995, is a sister of Arthur Ochs Sulzberger, Chairman and Chief Executive Officer of the Company, and of Judith P. Sulzberger and Ruth S. Holmberg, each a director of the Company. In addition, during 1995, the Company employed Susan W. Dryfoos, Mrs. Heiskell's daughter, as Director, Times History Productions. Ms. Dryfoos earned $110,000 and a bonus of $50,400. During the time she served on the Compensation Committee in 1995, Mrs. Heiskell did not participate in any vote respecting the compensation of Mr. Sulzberger, Ms. Dryfoos or any other member of her family.

--------------------------------------------------------------------------------
PROPOSAL NUMBER 2
AMENDMENT OF 1991 EXECUTIVE STOCK INCENTIVE PLAN
--------------------------------------------------------------------------------

PURPOSE OF THE AMENDMENT

    The Company is proposing to amend the 1991 Executive Stock Incentive Plan (the "Stock Plan") to authorize an additional 10,000,000 shares of Class A Common Stock that may be issued under the Stock Plan pursuant to the exercise of stock options. No other amendments are being proposed for the Stock Plan. The Board of Directors, acting on the recommendation of the Compensation Committee, has approved this amendment, subject to stockholder approval.

    When adopted in 1991, the Stock Plan authorized the issuance of 10,000,000 shares of Class A Common Stock upon the exercise of options granted thereunder. As of February 26, 1996, 556,683 shares have already been issued under the Stock Plan and another 7,726,990 shares are reserved for issuance pursuant to outstanding options. This leaves only 1,716,327 shares available for future option grants under the Stock Plan. The Board believes the increased authorization should provide sufficient shares for Stock Plan awards for several years and make unlikely the need to request additional shares in the near future.

    The principal purpose of the Stock Plan is to provide incentives for officers and key employees of the Company and its subsidiaries through granting options under the Stock Plan, thereby stimulating their personal and active interest in the Company's development and financial success and inducing them to remain in the Company's employ.

DESCRIPTION OF THE STOCK PLAN

    On February 21, 1991, the Board of Directors adopted the Stock Plan and on April 16, 1991, the stockholders approved it. The Stock Plan was amended by the Board of Directors on April 13, 1993, December 15, 1994, and February 16, 1995, and by the stockholders on April 18, 1995.

    The Stock Plan is currently administered by the Compensation Committee of the Board, each member of which qualifies as an "outside director" as defined by federal securities regulations and the Internal Revenue Code of 1986, as amended (the "Code"), as required by the Plan.

    Under the Stock Plan, the Compensation Committee may grant "key employees" options to purchase shares of Class A Common Stock ("Options"). The Compensation Committee may also authorize incentive compensation awards ("Awards") to "key employees." A "key employee" is defined under the Stock Plan as an employee of
(i) the Company, (ii) any of its 50% or more owned subsidiaries, or (iii) (except with respect to incentive stock options which are limited to employees of the foregoing) non-corporate entities in which the Company owns, directly or indirectly, at least 40% of the equity interest, in each case who has principal responsibility for, or contributes substantially to, the management efficiency, editorial achievement or financial success of the Company, its subsidiaries or such other entities. All executive officers and employee directors (18 individuals) and 313 additional employees are eligible for grants of Options, and 17 executive officers and employee directors and 14 additional employees are eligible to receive Awards under the Stock Plan.

    Options. The Stock Plan provides for the granting of "incentive stock options" as defined in Section 422 of the Code and for the granting of "non-qualified stock options" which do not meet the requirements of Section 422 of the Code. The Compensation Committee may grant either incentive stock options or non-qualified stock options to key employees, who may include persons not eligible for, or who do not receive, Awards under the Stock Plan. The number of shares of Class A Common Stock that may be issued under the Stock Plan pursuant to Options, as it may be increased pursuant to the proposed amendment, is subject to adjustment in the case of stock split, stock dividend, reclassification or certain other events. The Stock Plan also limits the number of shares with respect to which Options may be granted to any key employee during any calendar year to 200,000 (similarly subject to adjustment).

    The exercise price of an Option granted pursuant to the Stock Plan is the market value of the Class A Common Stock at the time the Option is granted, except as noted below with respect to incentive stock options. As of February 26, 1996, the market value of the Class A Common Stock was $27.5625 (determined as provided in the Stock Plan based on trading on such day on the American Stock Exchange). The option price (plus any withholding tax) must be paid in full when the Option is exercised. Payment of the purchase price may be made (i) in cash,
(ii) by delivering shares of Class A Common Stock, (iii) by electing to have the Company retain Class A Common Stock which would otherwise be issued on exercise of the Option, or (iv) any combination of the foregoing forms and in such other forms as the Compensation Committee may determine, all subject to such rules as the Compensation Committee may adopt. In determining the number of shares of Class A Common Stock necessary to be delivered to or retained by the Company, such shares are valued at the market value at the time of exercise.

    Each Option, except as noted below with respect to incentive stock options, must be exercised within ten years from the date granted. An Option may not be exercised within one year of the grant (except in the case of retirement, death or disability). Thereafter, Options become exercisable in such installments, if any, as specified by the Compensation Committee at the time of grant. Upon termination of active employment by reason of disability or retirement, or upon an optionee's death, all options generally vest and remain in effect until their expiration. Upon termination of employment for any other reason, the optionee may exercise all exercisable Options for one year after such termination (but not beyond the original expiration date).

    With respect to incentive stock options, if the aggregate fair market value (determined as of the date the Option is granted) of the shares for which any optionee may for the first time exercise incentive stock options in any calendar year exceeds $100,000, such excess incentive stock options are treated as non-qualified stock options. In the case of incentive stock options that are granted to an employee who owns, or is deemed by reason of the attribution rules under Section 425(d) of the Code to own, more than 10% of the combined voting power of all classes of the stock of the Company, the exercise price of such Options must be at least 110% of the fair market value at the time the Options are granted, and such Options must be exercised within five years from the date granted.

    The Stock Plan provides that each optionee will enter into an Option Agreement with the Company providing, in addition to such other terms as the Compensation Committee may deem advisable, that each optionee must remain in the employ of the Company or one of its subsidiaries for one year before such optionee will be entitled to exercise the Option (except in the case of retirement, death or disability).

    Awards. In addition to Option grants, under the Stock Plan, the Compensation Committee may award "Stock Grants," "Restricted Stock," "Retirement Units," "Performance Awards" or, in certain cases, "Annual Performance Awards" as incentives to key employees of the Company. The aggregate amount of Awards that may be paid to all participants in the Stock Plan and the Company's 1991

Executive Cash Bonus Plan (the "Cash Plan;" and together with the Stock Plan, the "Plans") is limited to 4% of the sum of Pre-Tax Income plus Equity in Operations of the Forest Products Group (as defined in the Plans) for the year, provided cash dividends of at least $.10 per share have been declared for such year. At the discretion of the Compensation Committee, the amount of the accrual for Awards not actually awarded to participants in any year may be carried forward and be available for Awards in a future year. In addition the maximum number of shares of the Class A Common Stock available under the Stock Plan for Awards, which is unaffected by the proposed amendment, is 1,000,000 shares (of which 965,686 remain available as of February 26, 1996) subject to adjustment in the case of a stock split, stock dividend, reclassification or certain other events.

        Stock Grants. Stock grants consist of grants of shares of the Company's Class A Common Stock.

        Restricted Stock. Restricted Stock Awards consist of a grant of shares of the Company's Class A Common Stock, which are subject to forfeiture if the recipient leaves the employ of the Company, other than upon death, disability or retirement, during the restricted period specified in the Award (which must be at least one year). The shares may not be sold, pledged or otherwise transferred until the applicable restricted period of the Award has lapsed.

        Retirement Units. Upon the award of Retirement Units, the participant's Retirement Unit Account, which the Company maintains, is credited with that number of shares of Class A Common Stock determined by dividing the dollar amount of such Award by the market value of a share on the date of award. Upon a participant's death, retirement or termination of employment, the Retirement Unit Account matures and the participant receives, in ten approximately equal annual installments (subject to the discretion of the Compensation Committee to accelerate or defer distribution), shares of Class A Common Stock equal in the aggregate to the number of Retirement Units credited to such participant's Retirement Unit Account.

        Performance Awards. A Performance Award entitles the participant to receive Class A Common Stock, Options or cash in an amount which depends upon the financial performance of the Company during a stated period of more than one year.

        Annual Performance Awards. Annual Performance Awards are available each year only to Stock Plan participants who are designated by the Compensation Committee as likely to be officers whose compensation is required to be disclosed in the proxy statement for such year and whose annual salary and bonus for such year are expected to exceed $1 million. Such Awards are payable based upon the achievement of annual targets established by the Compensation Committee under one of more Performance Goals, that is, the attainment of a target or targets based on one or more of the following: earnings per share, net income, return on assets and return on stockholders' equity of the Company, and operating profit of the Company or the participant's group or area of employment. An Annual Performance Award is payable in shares of Class A Common Stock, Restricted Stock, Retirement Units, cash, or any combination thereof, as specified by the Compensation Committee. No participant may receive an Annual Performance Award under both the Stock Plan and the Cash Plan in the same year, and no participant may receive a Performance Award in any year in an amount in excess of $1,500,000. Compensation earned by a participant under an Annual Performance Award is exempt from the deductibility limitation of Section 162(m) of the Code.

    Benefits. The Options and Awards that will be granted in the future under the Stock Plan are not currently determinable. The following table sets forth information respecting Options granted in 1995 under the Stock Plan for the executive officers named in the Summary Compensation Table, all executive officers as a group and all employees as a group. Non-executive directors are ineligible for participation in the Stock Plan. No Awards were granted under the Stock Plan in 1995. See "Compensation of Executive Officers."

    NAME AND POSITION                                       NUMBER OF OPTIONS(1)
---------------------------------------------------------   --------------------
Arthur Ochs Sulzberger,
  Chairman and Chief Executive Officer...................            75,840
Lance R. Primis,
  President and Chief Operating Officer..................            48,827
Arthur Ochs Sulzberger, Jr.,
  Publisher of The New York Times........................            40,057
William O. Taylor,
  Publisher of The Boston Globe..........................            40,057
David L. Gorham,
  Senior Vice President and Deputy Chief Operating
  Officer................................................            34,514
All Executive Officers, as a group(2)....................           411,715
All Employees, as a group(3).............................         2,034,438

------------
1. The Options have an exercise price of $29.75. The Options have a 10-year term, but are subject to earlier cancellation in certain circumstances where the optionholder is no longer employed by the Company or one of its affiliates. The Options vest in accordance with the following schedule: 25% on December 21, 1996; 25% on December 21, 1997; 25% on December 21, 1998; and 25% on December 21, 1999. The optionholder must generally be employed for the Options to vest, except that the Options will generally vest automatically upon the retirement, death or disability of the optionholder.

2. 18 people, including the five named executive officers.

3. 331 people, including the 18 executive officers.


FEDERAL INCOME TAX CONSEQUENCES

    Options. The grant of a non-qualified stock option or an incentive stock option will not result in income for the participant or in a deduction for the Company.

    The exercise of a non-qualified stock option will generally result in compensation income for the participant and a deduction for the Company, in each case measured by the difference between the option price and the fair market value of the shares at the time of exercise.

    The exercise of an incentive stock option will not result in income to the participant if the participant (a) does not dispose of the shares within two years after the date of grant or one year after exercise and (b) is an employee of the Company from the date of the grant at least until three months before the exercise or until one year before the exercise in the event of permanent and total disability. If these requirements are met, the basis of the shares upon later disposition, in the case of an exercise for cash, will be the option price. Any gain will be taxed to the participant as long-term capital gain and the Company will not be entitled to a deduction. The excess of the market value of the shares on the exercise date over the option price is an item of tax preference, potentially subject to the alternative minimum tax. If the participant disposes of the shares prior to the expiration of either of the holding periods in (a) above, the participant will recognize compensation income and the Company will be entitled to a deduction equal to the lesser of (i) the fair market value of the shares on the exercise date minus the option price, or
(ii) the amount realized on the disposition minus the option price. Any gain in excess of the compensation income portion will be treated as long-term or short-term capital gain. If an optionee ceases to be an employee of the Company and exercises his option after the expiration of the period described in (b) above, the Option will be deemed a non-qualified stock option for tax purposes.

    Stock Grants. An amount equal to the fair market value of a stock grant on the date of award under the Stock Plan will be taxable to the participant as ordinary income in the year or years in which the award is paid or made available to the participant. The Company is usually entitled to a deduction in the corresponding amount.

    Restricted Stock. The grant of Restricted Stock will not result in income to the participant or in a deduction for the Company for federal income tax purposes, since the shares are subject to restrictions constituting a "substantial risk of forfeiture" as defined in the Code. Unless the participant elects to be taxed at the time he or she receives the shares, such participant will generally realize taxable compensation income when the restrictions lapse. The amount of such income will be the fair market value of the shares on the date of such lapse of restrictions (or on the date of grant if the participant elects to be taxed at that time). Dividends paid on the shares during the restricted period will also be taxable compensation income to the participant when received by the participant. The Company will be entitled to a tax deduction to the extent, and at the time, that the participant realizes compensation income.

    Retirement Units. The distribution of Class A Common Stock (and any cash distributions) upon the maturing of a Retirement Unit Account will be taxable to the participant as ordinary income and deductible by the Company in the year distributed, based upon the fair market value on the date of distribution.

    Withholding. When required by applicable law, the Company will withhold or collect from the participant all amounts required to satisfy applicable withholding taxes with respect to Awards. Amounts due on the distribution of stock or the exercise of an Option must be paid by the participant. In lieu of cash, the participant may elect to provide such required amount by requesting the Company to withhold from the shares being acquired shares having a fair market value equal to such amount, or may deliver to the Company previously acquired shares having such value.

    The discussion set forth above does not purport to be a complete analysis of all potential tax effects relevant to recipients of Awards or Options, or to the Company. It is based on federal income tax law, regulations and rulings as of the date of this Proxy Statement, which are subject to change at any time.

AMENDMENTS; NON-EXCLUSIVITY

    The Board may, in its discretion, amend the Stock Plan at any time; provided, however, that no amendment that would materially affect the dividend threshold requirement or the maximum permitted annual accrual for Awards under the Stock Plan may be made unless such amendment is approved by the holders of a majority of the outstanding shares of Class A and B Common Stock entitled to vote on such amendment, voting as a single class. In addition, the Board may make no change that would prevent incentive stock options granted under the Stock Plan from being incentive stock options without the consent of the optionees concerned, and the Board may not make any amendment to the Stock Plan that (1) changes the class of persons eligible for incentive stock options, (2) increases the total number of shares for which Options may be granted, or (3) increases the total number of shares authorized for stock Awards, without the approval of the holders of a majority of the outstanding shares of Class A and Class B Common Stock entitled to vote thereon, voting together as one class.

    Participation in the Stock Plan is not exclusive and does not prevent any participant from participating in any other compensation plan of the Company or from receiving any other compensation from the Company.

    If the stockholders approve this amendment to the Stock Plan, 10,000,000 additional shares of Class A Common Stock of the Company will be reserved for issuance under the Stock Plan pursuant to the exercise of Options.

RECOMMENDATION AND VOTE REQUIRED

    The Board of Directors recommends a vote FOR the following resolution which will be presented to the meeting:

           RESOLVED, that Section 6(c) of the 1991 Executive Stock Incentive Plan, approved by the stockholders of this Company on April 16, 1991, amended by the Board of Directors on April 13, 1993, December 15, 1994, and February 16, 1995, and amended by the stockholders on April 18, 1995, be, and it hereby is, amended to increase the number of shares of Class A Common Stock which may be issued under the 1991 Executive Stock Incentive Plan by an additional 10,000,000 shares.

    The affirmative vote of the holders of a majority of the outstanding shares of Class A and Class B Common Stock entitled to vote thereon, voting together as one class, is required for approval of this resolution. As a result, an abstention or broker non-vote will have the same effect as a vote against the foregoing resolution.

--------------------------------------------------------------------------------
PROPOSAL NUMBER 3
SELECTION OF AUDITORS
--------------------------------------------------------------------------------

    The Company has an Audit Committee of the Board of Directors, whose members are appointed annually by the Board. The Audit Committee currently consists of George B. Munroe, Chairman, A. Leon Higginbotham, Jr., George L. Shinn, Donald
M. Stewart and Cyrus R. Vance, none of whom is an employee of the Company.

    The Audit Committee has selected the firm of Deloitte & Touche LLP, independent certified public accountants, as auditors of the Company for the fiscal year ending December 29, 1996, subject to ratification of such selection by the Class A and Class B stockholders of the Company voting together as one class. Deloitte & Touche LLP and its predecessor firm, Deloitte Haskins & Sells, have audited the financial statements of the Company for many years.

    The Company has been informed by Deloitte & Touche LLP that such firm has no direct financial interest nor any material indirect financial interest in the Company or any of its affiliated companies. Neither Deloitte & Touche LLP nor its predecessor has had any connection during the past five years with the Company or any of its affiliated companies in the capacity of promoter, underwriter, voting trustee, director, officer or employee.

    A representative of Deloitte & Touche LLP will be present at the Annual Meeting and will be afforded the opportunity to make a statement if he decides to do so. Such representative will also be available to respond to appropriate questions from stockholders at the Annual Meeting.

    The Board of Directors recommends a vote FOR the following resolution which will be presented to the meeting:

           RESOLVED, that the selection, by the Audit
       Committee of the Board of Directors, of Deloitte & Touche LLP, independent certified public accountants, as auditors of the Company for the fiscal year ending December 29, 1996, is hereby ratified, confirmed and approved.

    The affirmative vote of the holders of a majority of the shares of Class A and Class B Common Stock represented at the Annual Meeting, in person or by proxy, voting together as one class, is required for approval of this resolution. As a result, an abstention or a broker non-vote will have the same effect as a vote against the foregoing resolution.

--------------------------------------------------------------------------------
OTHER MATTERS

--------------------------------------------------------------------------------

DISCRETIONARY AUTHORITY TO VOTE PROXY

    Management does not know of any other matters to be considered at the Annual Meeting. If any other matters do properly come before the meeting, the Proxy will be voted in respect thereof in accordance with the best judgment of the persons authorized therein, and the discretionary authority to do so is included in the Proxy.

ANNUAL REPORT; ANNUAL REPORT ON FORM 10-K

    The Annual Report of the Company for the year 1995 accompanies this Proxy Statement. Audited financial statements for 1995 are included in the Appendix to this Proxy Statement.

    Stockholders who would like a copy of the Company's 1995 Annual Report on Form 10-K as filed with the SEC may obtain it, free of charge, upon request to the Secretary of the Company.

SUBMISSION OF STOCKHOLDER PROPOSALS

    Stockholders who intend to present proposals at the 1997 Annual Meeting must insure that such proposals are received by the Secretary of the Company not later than November 12, 1996. Such proposals must meet the requirements of the SEC to be eligible for inclusion in the Company's 1997 proxy materials.


By Order of the Board of Directors.



/s/ Laura J. Corwin


    LAURA J. CORWIN
    Secretary
    New York, N. Y.
    March 12, 1996

                                    Appendix

                              1995 Financial Report

                           THE NEW YORK TIMES COMPANY

                     1995 Consolidated Financial Statements



-------------------------------------------------------------------------------


Contents                                                      Page

-------------------------------------------------------------------------------


Financial Highlights                                           F-1

Segment Information                                            F-2

Management's Discussion and Analysis                           F-4

Consolidated Statements of Income                              F-9

Consolidated Balance Sheets                                    F-10

Consolidated Statements of Cash Flows                          F-12

Consolidated Statements of Stockholders' Equity                F-14

Notes to Consolidated Financial Statements                     F-15

Independent Auditors' Report                                   F-27

Management's Responsibilities Report                           F-27

Market Information                                             F-27

Quarterly Information                                          F-28

Ten-Year Supplemental Financial Data                           F-29

FINANCIAL HIGHLIGHTS

----------------------------------------------------------------------------------------------------------------------------------

  Dollars in thousands except per share data                                      Year Ended December 31
                                                            1995           1994           1993           1992           1991
  --------------------------------------------------------------------------------------------------------------------------------
REVENUES AND INCOME
Revenues                                              $ 2,409,403    $ 2,357,563    $ 2,019,654     $ 1,773,535     $ 1,703,101
Operating profit                                          228,580        211,242        126,581          88,408          93,639
Income before income taxes and equity in operations
  of forest products group                                214,641        383,953        101,206           8,525          63,053
Income (Loss) before equity
  in operations of forest products group                  121,809        210,085         57,975          (2,554)         41,293
Equity in operations of forest products group              14,051          3,264        (51,852)         (8,718)          5,700
Income (Loss) before net cumulative effect
   of accounting changes                                  135,860        213,349          6,123         (11,272)         46,993
Net cumulative effect of accounting changes                    --             --             --         (33,437)             --
Net income (loss)                                         135,860        213,349          6,123         (44,709)         46,993

------------------------------------------------------------------------------------------------------------------------------------
FINANCIAL POSITION
Property, plant and equipment - net                     1,276,066      1,158,751      1,112,024         902,755         966,593
Total assets                                            3,376,730      3,137,631      3,215,204       1,994,974       2,127,981
Long-term debt and capital lease obligations              637,873        523,196        460,063         206,911         213,487
Common stockholders' equity                             1,610,349      1,543,539      1,598,883         999,630       1,073,442

------------------------------------------------------------------------------------------------------------------------------------
PER SHARE OF COMMON STOCK
Income (Loss) before net cumulative
  effect of accounting changes                               1.40           2.05            .07            (.14)            .61
Net cumulative effect of accounting changes                    --             --             --            (.43)             --
Net income (loss)                                            1.40           2.05            .07            (.57)            .61
Dividends                                                     .56            .56            .56             .56             .56
Common stockholders' equity (end of year)                   16.50          15.71          14.96           12.54           13.70

------------------------------------------------------------------------------------------------------------------------------------
KEY RATIOS (See notes below)
Operating profit to revenues                                    9%             9%             6%              5%              5%
Income before equity in operations
  of forest products group to revenues                          5%             5%             3%              2%              2%
Return on average stockholders' equity                          8%             7%            --               2%              4%
Return on average total assets                                  4%             3%            --               1%              2%
Long-term debt and capital lease obligations
  to total capitalization                                      28%            25%            22%             17%             17%
Current assets to current liabilities                         .89            .91            .89            1.08             .89

------------------------------------------------------------------------------------------------------------------------------------
EMPLOYEES                                                  12,300         12,800         13,000          10,100          10,100
------------------------------------------------------------------------------------------------------------------------------------

In 1995, the Company sold small regional newspapers (see Note 2). The sales resulted in a pre-tax gain of approximately $11.3 million ($5.0 million after taxes or $.05 per share). These transactions are not reflected in the 1995 income amounts used in the applicable key ratio calculations presented above.

In 1994, the Company sold its Women's Magazines Division and U.K. golf publications, and divested a minority interest in a Canadian paper mill ("Gaspesia") (see Note 2). As a result of these transactions, the Company recorded a net pre-tax gain of approximately $200.9 million ($103.3 million after taxes or $.99 per share). These transactions are not reflected in the 1994 income amounts used in the applicable key ratio calculations presented above.

Amounts for 1995 through 1993 include The Boston Globe since its acquisition on October 1, 1993 (see Note 2).

For 1993, return on average stockholders' equity and return on average total assets are less than 1 percent due to several factors which lowered net income for the year (see Management's Discussion and Analysis on page F-6).

In 1992, the Company closed The Gwinnett (Ga.) Daily News and sold the residual assets. The closing and related sale resulted in a pre-tax loss of $53.8 million ($37.1 million after taxes or $.47 per share). Net cumulative effect of accounting changes reflects the 1992 adoption of the change in methods of accounting for income taxes, postretirement benefits other than pensions and postemployment benefits. The net cumulative effect and the Gwinnett transaction are not reflected in the 1992 income amounts used in the applicable key ratio calculations presented above.

SEGMENT INFORMATION
--------------------------------------------------------------------------------

The Company has classified its business into the following segments and equity interests:


NEWSPAPERS: The New York Times ("The Times"), The Boston Globe ("The Globe"), 21 regional newspapers, newspaper distributors, a one-half interest in the International Herald Tribune S.A., a news service, a features syndicate, TimesFax, licensing operations of The New York Times databases/microfilm and New Ventures. New Ventures include projects developed in electronic media by The Times and The Globe as well as various new media investments.


MAGAZINES: Numerous publications and New Ventures such as computerized systems for golf tee time reservations and on-line magazine services, and related activities in the sports/leisure field.


BROADCASTING: Six network-affiliated television stations and two radio stations.


FOREST PRODUCTS: Equity interests in a newsprint company and a partnership in a supercalendered paper mill that together supply a portion of the Newspaper Group's annual paper requirements.

-----------------------------------------------------------------------------------------
Dollars in thousands                                       Year Ended December 31
                                                   1995             1994            1993
-----------------------------------------------------------------------------------------
REVENUES
Newspapers                                      $ 2,161,356    $ 2,006,184    $ 1,563,281
Magazines                                           162,941        280,061        394,463
Broadcasting                                         85,106         71,318         61,910
-----------------------------------------------------------------------------------------
Total                                           $ 2,409,403    $ 2,357,563    $ 2,019,654
-----------------------------------------------------------------------------------------
OPERATING PROFIT (LOSS)
Newspapers                                      $   208,465    $   207,489    $   125,597
Magazines                                            28,741         19,204         12,330
Broadcasting                                         18,943         13,626          8,138
Unallocated corporate expenses                      (27,569)       (29,077)       (19,484)
-----------------------------------------------------------------------------------------
Total                                               228,580        211,242        126,581
Interest expense, net of interest income             25,230         28,162         25,375
Net gain on dispositions                             11,291        200,873             --
-----------------------------------------------------------------------------------------
Income before income taxes and equity
  in operations of forest products group            214,641        383,953        101,206
Income taxes                                         92,832        173,868         43,231
-----------------------------------------------------------------------------------------
Income before equity in
  operations of forest products group               121,809        210,085         57,975
Equity in operations of forest products group        14,051          3,264        (51,852)
-----------------------------------------------------------------------------------------
NET INCOME                                      $   135,860    $   213,349    $     6,123
-----------------------------------------------------------------------------------------

See notes to consolidated financial statements.

SEGMENT INFORMATION
-------------------------------------------------------------------------------
Dollars in thousands                              Year Ended December 31
                                             1995           1994          1993
-------------------------------------------------------------------------------
DEPRECIATION AND AMORTIZATION

Newspapers                            $   133,264    $   135,767   $    98,963
Magazines                                  (7,000)         3,426        18,616
Broadcasting                               11,519         10,113        10,725
Corporate                                   1,151            784           528
-------------------------------------------------------------------------------
Total                                 $   138,934    $   150,090   $   128,832
-------------------------------------------------------------------------------
CAPITAL EXPENDITURES

Newspapers                            $   196,096    $   188,222   $    71,780
Magazines                                     736            906         3,059
Broadcasting                                4,093          3,013         3,289
Corporate                                  11,130            794         1,491
-------------------------------------------------------------------------------
Total                                 $   212,055    $   192,935   $    79,619
-------------------------------------------------------------------------------
IDENTIFIABLE ASSETS AT DECEMBER 31

Newspapers                            $ 2,832,297    $ 2,732,953   $ 2,685,611
Magazines                                  99,525         91,797       247,723
Broadcasting                              174,363        100,874       104,843
Corporate                                 168,576        126,574       101,007
Investment in forest products group       101,969         85,433        76,020
-------------------------------------------------------------------------------
Total                                 $ 3,376,730    $ 3,137,631   $ 3,215,204
-------------------------------------------------------------------------------

See notes to consolidated financial statements.

Newspaper Group operating profit for 1995 and 1993 includes charges of $8.5 million and $35.4 million, respectively, for costs related to staff reductions. Unallocated corporate expenses for 1995 includes a charge of $1.6 million for similar staff reductions.


Magazine Group amounts for 1994 have been affected by the dispositions of the Women's Magazines Division and the U.K. golf publications (see Note 2). The 1995 and 1994 amortization amounts include $10.0 million and $4.2 million, respectively, of the income relating to a $40.0 million non-compete agreement, associated with the disposition of the Women's Magazines Division, which is being recognized straight-line over four years.


Newspaper Group amounts for 1995 and 1994 have been affected by the inclusion of The Globe's operations for the entire year, while the 1993 amounts only include its operations from the October 1, 1993 acquisition date (see Note 2).


Equity in operations of Forest Products Group and investment in Forest Products Group for 1993 reflect an after-tax noncash charge of $47.0 million to write down the Company's investment in Gaspesia.

MANAGEMENT'S DISCUSSION AND ANALYSIS
-------------------------------------------------------------------------------

Advertising and circulation revenues accounted for approximately 69 percent and 23 percent of the Company's revenues in 1995. National and local economic conditions influence the level of retail, national and classified advertising generated in the markets served by the Company's business segments. Circulation revenue is affected by competition from other forms of media available in the Company's respective markets.

    The cost of raw materials for the Company and the entire publishing industry was adversely affected by the significant increases in newsprint and magazine paper prices throughout 1995. The unfavorable impact of these increases is expected to continue during 1996. However, it its unclear whether paper prices will continue to rise in 1996.

    Per share amounts in the following Management's Discussion and Analysis are computed on an after-tax basis.


RESULTS OF OPERATIONS: 1995 Compared with 1994
In 1995, the Company reported net income of $135.9 million, or $1.40 per share, compared with net income of $213.3 million, or $2.05 per share, in 1994.
    Exclusive of special factors as described below, annual earnings from ongoing operations would have been $1.41 per share in 1995, compared with $1.06 per share in 1994, an increase of 33 percent. The improvement in ongoing operations in 1995's annual earnings was primarily due to higher revenues from the Company's newspaper and broadcast properties and higher earnings from its Forest Products Group.
    Consolidated revenues for 1995 increased to $2.41 billion from $2.36 billion in 1994. Excluding the revenues attributable to the operations divested during 1995 and 1994, annual revenues on a comparable basis were up 8 percent over 1994. The growth in revenues for the year was driven by strong revenues at the newspaper and broadcast properties.
    The Company's costs and expenses, excluding special factors, increased to $2.17 billion from $2.15 billion in 1994. Excluding the costs and expenses associated with the 1995 and 1994 divestitures, costs increased approximately 9 percent. The increase was primarily due to higher newsprint and magazine paper prices and higher wages and benefits costs throughout the Company.
    The Company's earnings for the year before interest, income taxes, depreciation and amortization ("EBITDA"), excluding the net gains from the 1995 and 1994 divestitures, rose to $367.5 million from $361.3 million in the comparable 1994 period.
    Earnings for 1995 were affected by the following special factors:
     - $10.1 million pre-tax charge ($.06 per share) for severance and related costs resulting from work force reductions ("buyouts").
     - $11.3 million pre-tax gain ($.05 per share) on the sales of small regional newspapers.
    Earnings for 1994 were affected by the following special factor:
     - $200.9 million net pre-tax gain ($.99 per share) relating to the divestitures of the Women's Magazines Division, U.K. golf publications and a minority interest in Gaspesia Pulp & Paper Company Ltd. ("Gaspesia"), a Canadian newsprint mill.

    Annual per share amounts were affected by the repurchase of the Company's Class A Common Stock throughout 1994 and 1995. During 1995, $46.3 million was expended to repurchase approximately 2.1 million shares. In 1994, approximately $235.2 million was expended to repurchase 10.0 million shares.
    Interest expense, net of interest income, declined to $25.2 million from $28.2 million in 1994. The 1995 decline was due to higher levels of capitalized interest in connection with new construction and a lower rate of interest on the Company's outstanding debt, offset by higher debt balances.
    Exclusive of taxes related to the 1995 and the 1994 divestitures, the annual effective income tax rate for 1995 was 42.5 percent compared with 41.7 percent in 1994. The 1995 tax rate includes the effects of a 1995 favorable state tax ruling. The 1994 rate includes the utilization of capital loss carryforwards.
    The following discussion provides additional information with respect to the Company's traditional operations and new ventures.

--------------------------------------------------------------------------------

NEWSPAPER GROUP: The table below shows the Newspaper Group's revenues, EBITDA and operating profit split between newspapers/related businesses and new ventures. The Newspapers category consists of: The New York Times ("The Times"), The Boston Globe ("The Globe"), 21 Regional Newspapers, newspaper distributors, a 50 percent interest in the International Herald Tribune, and Information Services (previously included in the Broadcasting Group) which includes a news service, a features syndicate, TimesFax and licensing operations of The New York Times databases and microfilm. The New Ventures category consists of new projects developed in electronic media by The Times and The Globe as well as various new media investments such as Video News International and The Popcorn Channel.

(Dollars in thousands)                    1995             1994
------------------------------------------------------------------
REVENUES
Newspapers                           $2,160,399      $2,006,184
New Ventures                                957               -
------------------------------------------------------------------
Total Revenues                       $2,161,356      $2,006,184
------------------------------------------------------------------
EBITDA
Newspapers                           $  354,415      $  343,256
New Ventures                            (12,686)              -
------------------------------------------------------------------
Total EBITDA                         $  341,729      $  343,256
------------------------------------------------------------------
OPERATING PROFIT (LOSS)
Newspapers                           $  221,566      $  207,489
New Ventures                            (13,101)              -
------------------------------------------------------------------
Total Operating Profit               $  208,465      $  207,489
------------------------------------------------------------------

--------------------------------------------------------------------------------


    Excluding buyouts associated with the Group, operating profit in 1995 was $217.0 million compared with $207.5 million in 1994. Revenues increased to $2.16 billion in 1995 from $2.01 billion in the prior year. Operating profit improved despite a significant increase in newsprint prices over 1994. Increased advertising and circulation rates and cost controls enabled the Group to overcome a $76.2 million increase for the year in newsprint costs (net of conservation programs).

    Revenues increased approximately 8 percent for the year. The increase was attributable to higher advertising rates and volume, higher circulation revenues and database royalties. The Times experienced a 15 percent gain in circulation revenues while The Globe recorded an 11 percent increase for the year. At the 21 Regional Newspapers, circulation revenue grew 7 percent for the year.

    Average circulation on a comparable basis for the year was as follows:

                               Weekday              Sunday
------------------------------------------------------------------
(Copies in thousands)      1995   % Change       1995   % Change
------------------------------------------------------------------
AVERAGE CIRCULATION
The New York Times      1,120.7       -1.9    1,712.6       -1.8
The Boston Globe          497.7       -1.3      789.3       -1.9
Regional Newspapers       753.7       -2.3      803.9       -1.6
------------------------------------------------------------------

    The average circulation decline is partly attributable to the increase in newsstand and home delivery prices and a decrease in distribution to selected outlying areas.

    Advertising volume on a comparable basis for the year was as follows:

------------------------------------------------------------------
(Inches in thousands)                            1995   % Change
------------------------------------------------------------------
ADVERTISING VOLUME (EXCLUDING PREPRINTS)
The New York Times                            3,831.2       +2.6
The Boston Globe                              2,946.9       +2.2
Regional Newspapers                          15,525.1       +1.1
------------------------------------------------------------------

    Advertising volume at The Times increased 2.6 percent over 1994. Zoned and national advertising categories increased 14.6 percent and 1.3 percent, respectively, while retail and classified advertising experienced decreases of
3.8 percent and 2.8 percent, respectively.

    At The Globe, advertising volume for the year increased 2.2 percent over 1994. Advertising increased in all categories except retail, which declined 2.1 percent. Advertising volume for the 21 Regional Newspapers increased 1.1 percent over 1994. Classified advertising increased 8.0 percent, while the retail category decreased 2.1 percent.

MAGAZINE GROUP: The Magazine Group is comprised of a number of publications, New Ventures such as computerized systems for golf tee time reservations and on-line magazine services, and related activities in the sports/leisure field. The revenues for the Group include a $40.0 million non-compete agreement, associated with the divestiture of the Women's Magazine Division, which is being recognized straight-line over four years.


------------------------------------------------------------------
(Dollars in thousands)                     1995             1994
------------------------------------------------------------------
REVENUES
Sports/Leisure Magazines               $152,819         $144,777
New Ventures                                122                -
Non-Compete                              10,000            4,167
1994 Divested Magazines                       -          131,117
------------------------------------------------------------------
Total Revenues                         $162,941         $280,061
------------------------------------------------------------------
EBITDA
Sports/Leisure Magazines              $  22,876        $  21,611
New Ventures                             (1,135)               -
1994 Divested Magazines                       -            1,019
------------------------------------------------------------------
Total EBITDA                          $  21,741        $  22,630
------------------------------------------------------------------
OPERATING PROFIT (LOSS)
Sports/Leisure Magazines              $  19,971        $  19,439
New Ventures                             (1,230)               -
Non-Compete                              10,000            4,167
1994 Divested Magazines                       -           (4,402)
------------------------------------------------------------------
Total Operating Profit                $  28,741        $  19,204
------------------------------------------------------------------

    Operating profit for the Group was $28.7 million in 1995, compared with $19.2 million in 1994, on revenues of $162.9 million and $280.1 million, respectively. The decrease in revenues for the year was primarily due to the revenues attributable to the Women's Magazines Division and the U.K. golf publications, which were sold in the third quarter of 1994.

    Excluding the operations of the 1994 divested magazines and the non-compete income, revenues for 1995 increased approximately 6 percent due to higher advertising revenues at Golf Digest and Golf World USA offset, in part, by sluggish advertising at Tennis magazine. Operating profit for the Sports/Leisure Magazines increased slightly due to improved revenues offset by higher paper prices and subscription costs.

    Advertising pages as reported to Publisher's Information Bureau ("PIB") for Golf Digest decreased 1.3 percent to 1,304 pages and for Tennis decreased 12.9 percent to 717 pages.

THE BROADCASTING GROUP: The Broadcasting Group consists of six network-affiliated television stations and two radio stations.


(Dollars in thousands)                     1995             1994
------------------------------------------------------------------
Revenues                                $85,106          $71,318
------------------------------------------------------------------
EBITDA                                  $30,462          $23,739
------------------------------------------------------------------
Operating Profit                        $18,943          $13,626
------------------------------------------------------------------

    The Broadcasting Group's operating profit increased 39 percent over 1994. The Group's operating profit was $18.9 million in 1995, compared with $13.6 million in 1994, on revenues of $85.1 million and $71.3 million, respectively. Increased results for the year were due to higher local advertising revenues, higher network compensation and the added operations of WTKR-TV, Norfolk, Va., which was acquired in June 1995.


FOREST PRODUCTS GROUP:  Equity in operations of the Forest Products Group
(an after-tax amount) was $14.1 million in 1995 compared with $3.3 million in 1994. The 1995 improvement resulted principally from higher paper sales prices.

--------------------------------------------------------------------------------


RESULTS OF OPERATIONS: 1994 COMPARED WITH 1993
In 1994, the Company reported net income of $213.3 million, or $2.05 per share, compared with $6.1 million, or $.07 per share, in 1993.

    Exclusive of the special factors described below, annual earnings would have been $1.06 per share in 1994 compared with $.91 per share in 1993. Operating profit for 1994, after excluding the special factors, rose to $211.2 million from $163.1 million in 1993. The improvement in ongoing operations in 1994's annual earnings was due to higher revenues at The Times, Regional Newspapers and Broadcasting and the inclusion of The Globe's operations for the entire year compared with one quarter in 1993.

    Revenues for 1994 increased to $2.36 billion from $2.02 billion in 1993. The 1994 annual revenues included The Globe for an entire year, but the Women's Magazines and U.K. golf publications only through the first six months. Annual revenues for 1993 included an entire year of revenues from the magazines sold in 1994, but only the fourth-quarter revenues from The Globe. On a comparable basis, excluding revenues attributable to The Globe and the magazines sold, 1994 annual revenues increased by approximately 6 percent over 1993. The growth in 1994 revenues was due to higher revenues in the Newspaper and Broadcasting Groups.

    The Company's costs and expenses after excluding special factors increased to $2.15 billion from $1.86 billion in 1993. The increase was due to the inclusion of The Globe's operations and acquisition amortization expense for the entire year, as well as higher wages and benefits costs throughout the Company offset, in part, by the reduction in expenses associated with the magazines sold.

    Earnings for 1994 were affected by the following special factor:

      - $200.9 million net pre-tax gain ($.99 per share) relating to the divestitures of the Women's Magazines Division, U.K. golf publications and a minority interest in Gaspesia.

    Earnings for 1993 were affected by the following special factors:

      - $47.0 million after-tax charge ($.56 per share) against equity in operations of the Forest Products Group to write down the Company's investment in Gaspesia.

      - $35.4 million pre-tax charges ($.23 per share) for severance and related costs resulting from staff reductions at The Times.

      - $4.4 million unfavorable tax adjustment ($.05 per share) due to a federal corporate income tax rate increase which required the remeasurement of deferred tax balances.

      - $3.7 million pre-tax costs ($.02 per share) due to a severe snowstorm that disrupted delivery of The Times.

      -  $2.6 million pre-tax gain ($.02 per share) on the sale of assets.

    Excluding the net gain from the dispositions, EBITDA rose significantly to $361.3 million in 1994 from $255.4 million in 1993. The increase was due to improved operating results and the inclusion of The Globe's operations for an entire year in 1994.

    Interest expense, net of interest income, rose to $28.2 million in 1994 from $25.4 million in 1993. The increase was a result of higher borrowings in connection with stock repurchases and the October 1993 acquisition of The Globe.

    Exclusive of the taxes related to the 1994 magazine sales and the disposition of Gaspesia, the Company's effective income tax rate for 1994 was
41.7 percent compared with 42.7 percent in 1993. The rates in both years reflect the utilization of capital tax loss carryforwards.

    A discussion of the Company's financial performance follows:

NEWSPAPER GROUP:

(Dollars in thousands)                   1994             1993
------------------------------------------------------------------
Revenues                             $2,006,184       $1,563,281
------------------------------------------------------------------
EBITDA                               $  343,256       $  224,560
------------------------------------------------------------------
Operating Profit                     $  207,489       $  125,597
------------------------------------------------------------------

    Operating profit of the Newspaper Group, adjusted for special factors, in 1994 was $207.5 million compared with $162.1 million in 1993. Revenues increased to $2.01 billion in 1994 from $1.56 billion in the prior year. The improvements in 1994 revenues and operating profit were due to a combination of higher advertising and circulation rates, increased advertising volume, and the inclusion of the operations of The Globe for an entire year. The Group was affected by higher newsprint prices in the fourth quarter of 1994, as a result of increased demand for newsprint in the market. These prices increased in 1995.

    Average circulation for 1994 throughout the Newspaper Group was adversely affected by newsstand and home delivery price increases. Average circulation on a comparable basis for the year was as follows:

                               Weekday               Sunday
------------------------------------------------------------------
(Copies in thousands)      1994   % Change       1994   % Change
------------------------------------------------------------------
AVERAGE CIRCULATION
The New York Times      1,142.8       -3.1    1,743.9       -2.1
The Boston Globe          504.5          -      804.8       -1.2
Regional Newspapers       843.5       -0.9      851.4       -0.3

    Advertising volume on a comparable basis for the year was as follows:

------------------------------------------------------------------
(Inches in thousands)                            1994   % Change
------------------------------------------------------------------
ADVERTISING VOLUME (EXCLUDING PREPRINTS)
The New York Times                            3,733.6       +3.5
The Boston Globe                              2,884.2       +5.3
Regional Newspapers                          17,086.8       +4.3
------------------------------------------------------------------

    Advertising volume at The Times increased 3.5 percent. National, classified and zoned advertising categories experienced increases of 2.1 percent, 4.1 percent and 8.3 percent, respectively. However, retail advertising decreased by
1.1 percent.

    At The Globe, advertising volume for the year 1994 increased 5.3 percent over 1993. Advertising increased in all categories, especially classified which was up 8.6 percent over 1993.

--------------------------------------------------------------------------------


    At the 28 regional newspapers that were in the Group for the entire 1994 and 1993 periods (two weekly newspapers were sold at the end of 1993), advertising volume increased 4.3 percent. Advertising increased in all categories over 1993.

MAGAZINE GROUP:

(Dollars in thousands)                     1994             1993
------------------------------------------------------------------
REVENUES
Sports/Leisure Magazines               $144,777         $146,306
Non-Compete                               4,167                -
1994 Divested Magazines                 131,117         $248,157
------------------------------------------------------------------
Total Revenues                         $280,061         $394,463
------------------------------------------------------------------
EBITDA
Sports/Leisure Magazines               $  21,611        $ 26,364
1994 Divested Magazines                   1,019            4,582
------------------------------------------------------------------
Total EBITDA                           $  22,630        $ 30,946
------------------------------------------------------------------
OPERATING PROFIT (LOSS)
Sports/Leisure Magazines               $  19,439        $ 22,780
Non-Compete                               4,167                -
1994 Divested Magazines                  (4,402)         (10,450)
------------------------------------------------------------------
Total Operating Profit                 $  19,204        $ 12,330
------------------------------------------------------------------

    Operating profit for the Magazine Group was $19.2 million in 1994, compared with $12.3 million in 1993, on revenues of $280.1 million and $394.5 million, respectively. The decrease in revenues for the year was primarily due to the lack of revenues attributable to the Women's Magazines Division and the U.K. golf publications, which were sold in the third quarter of 1994.

     In connection with the sale of the Women's Magazines Division, the Company entered into a four-year non-compete agreement for which it received $40.0 million. This amount is being recognized as income, on a straight-line basis, over a four- year period commencing with the closing of the sale on July 26, 1994. The 1994 revenues for the Group included $4.2 million relating to this agreement.

    Excluding the 1993 and 1994 operations of the Women's Magazines Division, the U.K. golf publications and the non-compete income arising from the Women's sale in 1994, both the revenues and the operating profit of the Sports/Leisure Magazines for 1994 were down from the comparable period in 1993. This was due primarily to softness in advertising at Golf Digest and Tennis magazines and higher subscription promotion costs.

    Advertising pages as reported to Publisher's Information Bureau for Golf Digest decreased 2 percent from 1993 to 1,321 pages and for Tennis increased 4 percent from 1993 to 823 pages.

BROADCASTING GROUP:

(Dollars in thousands)                     1994             1993
------------------------------------------------------------------
Revenues                                $71,318          $61,910
------------------------------------------------------------------
EBITDA                                  $23,739          $18,863
------------------------------------------------------------------
Operating Profit                        $13,626          $ 8,138
------------------------------------------------------------------

    The Broadcasting Group's operating profit was $13.6 million in 1994, compared with $8.1 million in 1993 on revenues of $71.3 million and $61.9 million, respectively. Higher national and local advertising revenues at the television stations accounted for the improved operating results.

FOREST PRODUCTS GROUP: Equity in operations of the Forest Products Group (an after-tax amount) was $3.3 million in 1994, compared with a loss of $4.9 million in 1993, when adjusted for the Gaspesia write-down. The 1994 improvements resulted from the Company no longer needing to record its share of operating losses for Gaspesia as a result of the 1993 write-down. In addition, higher sales prices improved the Group's operating results during the second half of the year and this favorable trend continued into 1995.

--------------------------------------------------------------------------------

LIQUIDITY AND CAPITAL RESOURCES
    Net cash provided by operating activities in 1995 of $295.2 million and the incremental proceeds from the debt offering (see below) were used primarily to modernize facilities and equipment, to fund acquisitions, to pay dividends to stockholders and to repurchase shares of the Company's Class A Common Stock. The ratio of current assets to current liabilities was .89 at December 31, 1995, compared with .91 at December 31, 1994, and long-term debt and capital lease obligations as a percentage of total capitalization was 28 percent at December 31, 1995, compared with 25 percent at December 31, 1994.

FINANCING: In March 1995, the Company completed a public offering of $400.0 million of unsecured notes and debentures. The offering consisted of ten-year notes aggregating $250.0 million maturing March 15, 2005 at an annual rate of 7.625% (the "Notes") and 30-year debentures aggregating $150.0 million maturing March 15, 2025 at an annual rate of 8.25% (the "Debentures"), (collectively referred to herein as the "Offering"). The Debentures are callable after ten years. Interest is payable semi-annually on March 15 and September 15 on both the Notes and the Debentures.

    The net proceeds from the Offering were used to repay the principal balance of the $162.3 million 11.85% Notes due March 31, 1995, $50.0 million of 9.34% Notes due July 15, 1995 and indebtedness outstanding under the Company's commercial paper program. The remaining net proceeds were used for general corporate purposes. Accordingly, at December 31, 1994, the 11.85% Notes due March 31, 1995, the 9.34% Notes due July 15, 1995 and the amounts outstanding under the Company's commercial paper facility were classified as long-term debt as they were expected to be refinanced on a long-term basis under the Offering.

     The Company has established a $200.0 million commercial paper program, which is supported by the Company's revolving credit and term loan agreements. Borrowings are in the form of

MANAGEMENT'S DISCUSSION AND ANALYSIS (CONCLUDED)
-------------------------------------------------------------------------------

unsecured notes sold at a discount with maturities ranging up to 270 days. There were no borrowings outstanding under the commercial paper program at December 31, 1995.

     In addition to the commercial paper program, the Company has several established sources for future liquidity purposes, including several revolving credit and term loan agreements. At December 31, 1995, $170.0 million was available for borrowing by the Company under these agreements.

     In connection with the divestiture of a jointly-owned affiliate, Spruce Falls Power and Paper Company Limited, the Company has fulfilled its commitment to lend $26.5 million in 1994 to the new owners of the mill. Under the terms of the loan, the five-year repayment period is not scheduled to commence until December 1997. The Company expects the former affiliate to fulfill its contractual obligation as stipulated in the loan agreement.

    At December 31, 1995, approximately $17.5 million remains from charges associated with staff reductions. The remaining cash outflows associated with these charges are expected to occur over the next three years as a result of the timing of certain union pension and welfare fund contributions. The Company does not anticipate that its ongoing business operations will be affected by this reduction of staff and expects to fund these charges through internally-generated funds.

STOCK REPURCHASE PROGRAM: During the first quarter of 1995, the Company spent the remainder of the $100.0 million authorized pursuant to a stock repurchase program announced in October 1994. In February 1995, the Board of Directors authorized expenditures of up to an additional $50.0 million. Under the program, purchases may be made from time to time either in the open market or through private transactions. The number of shares that may be purchased in market transactions may be limited as a result of The Globe transaction. Purchases may be suspended from time to time or discontinued.

     In 1995, $46.3 million was expended under the two programs to repurchase approximately 2.1 million shares. To date, approximately $18.0 million remains from the 1995 authorization.

CAPITAL EXPENDITURES: In July 1994, the Company's Board of Directors approved the construction of a new production and distribution facility in College Point, New York, for the production of The Times. The Company estimates that the cost of the new facility will be approximately $315.0 million, exclusive of capitalized interest currently projected to be $35.0 million. Construction began in August 1994 and completion is expected in the middle of 1997. While the new facility will replace The Times's Manhattan production and distribution facility, business and news operations will remain at the Manhattan building. No write-down is anticipated as a result of the discontinuance of production at the Manhattan facility.

     The Company currently estimates that, inclusive of the College Point facility, capital expenditures for 1996 will range from $275.0 million to $325.0 million.

     The Company believes that cash generated from its operations and the availability of funds from external sources should be adequate to cover planned capital expenditures, dividend payments to stockholders and other cash requirements.

NEW ACCOUNTING PRONOUNCEMENTS: In March 1995, the Financial Accounting Standards Board ("FASB"), issued Statement of Financial Accounting Standards ("SFAS") No. 121, Accounting for Impairment of Long-Lived Assets ("SFAS 121"). SFAS 121 will require a review for impairment of long-lived assets and certain identifiable intangible assets to be held and used, whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. This statement is effective for the Company's 1996 financial statements. The Company does not believe operating results will be materially affected upon the adoption of SFAS 121.

    In October 1995, the FASB issued SFAS No. 123, Accounting for Stock-Based Compensation ("SFAS 123"). This statement is effective for the Company's 1996 financial statements. SFAS 123 encourages companies to account for stock compensation awards based on their fair value at the date they are granted. The resulting compensation cost would be shown as an expense on the income statement. Companies choosing not to apply the new accounting method are permitted to continue following current accounting requirements, however, they will be required to disclose in the notes to the financial statements the effect on net income and earnings per share had the new accounting method been applied. The Company anticipates that it will continue to apply current accounting requirements upon adoption of this standard.


CONSOLIDATED STATEMENTS OF INCOME
--------------------------------------------------------------------------------------

Dollars and shares in thousands except per share data
                                                          Year Ended December 31

                                                     1995          1994          1993
---------------------------------------------------------------------------------------
REVENUES
Advertising                                     $ 1,672,598   $ 1,656,999   $ 1,399,042
Circulation                                         551,985       545,854       473,971
Other                                               184,820       154,710       146,641
---------------------------------------------------------------------------------------
Total                                             2,409,403     2,357,563     2,019,654
---------------------------------------------------------------------------------------
COSTS AND EXPENSES
Production costs
  Raw materials                                     368,152       304,360       280,531
  Wages and benefits                                537,159       529,701       437,528
  Other                                             399,107       428,663       418,554
---------------------------------------------------------------------------------------
Total                                             1,304,418     1,262,724     1,136,613
Selling, general and
  administrative expenses                           876,405       883,597       756,460
---------------------------------------------------------------------------------------
Total                                             2,180,823     2,146,321     1,893,073
---------------------------------------------------------------------------------------
OPERATING PROFIT                                    228,580       211,242       126,581
Interest expense, net of interest income             25,230        28,162        25,375
Net gain on dispositions                             11,291       200,873            --
---------------------------------------------------------------------------------------
Income before income taxes and equity
  in operations of forest products group            214,641       383,953       101,206
Income taxes                                         92,832       173,868        43,231

---------------------------------------------------------------------------------------
Income before equity in operations
  of forest products group                          121,809       210,085        57,975
Equity in operations of forest products group        14,051         3,264       (51,852)
---------------------------------------------------------------------------------------
NET INCOME                                      $   135,860   $   213,349   $     6,123
---------------------------------------------------------------------------------------
Average number of common shares outstanding          96,854       104,070        84,459
---------------------------------------------------------------------------------------
Per share of common stock
  Net income                                    $      1.40   $      2.05   $       .07
  Dividends                                             .56           .56           .56
---------------------------------------------------------------------------------------

See notes to consolidated financial statements.

CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------

                                                              December 31
                                                           1995           1994
--------------------------------------------------------------------------------
ASSETS                                                      Dollars in thousands
--------------------------------------------------------------------------------
CURRENT ASSETS
Cash and short-term investments
  (at cost which approximates market:
  1995, $56,891,000; 1994, $14,255,000)                 $   91,442   $   41,419
Accounts receivable (net of allowances:
  1995, $25,865,000; 1994, $28,157,000)                    277,974      247,750
Inventories                                                 42,844       30,545
Deferred subscription costs                                 10,333       10,659
Other current assets                                        40,042       81,401
--------------------------------------------------------------------------------
Total current assets                                       462,635      411,774
--------------------------------------------------------------------------------
INVESTMENT IN FOREST PRODUCTS GROUP                        101,969       85,433
--------------------------------------------------------------------------------
PROPERTY, PLANT AND EQUIPMENT (at cost)
Land                                                        65,188       62,945
Buildings, building equipment and improvements             649,131      629,152
Equipment                                                  956,890      908,630
Construction and equipment installations in progress       345,721      218,041
--------------------------------------------------------------------------------
Total                                                    2,016,930    1,818,768
Less accumulated depreciation                              740,864      660,017
--------------------------------------------------------------------------------
Total property, plant and equipment - net                1,276,066    1,158,751
--------------------------------------------------------------------------------
INTANGIBLE ASSETS ACQUIRED
Costs in excess of net assets acquired                   1,383,687    1,391,250
Other intangible assets acquired                           218,646      160,747
--------------------------------------------------------------------------------
Total                                                    1,602,333    1,551,997
Less accumulated amortization                              207,489      172,531
--------------------------------------------------------------------------------
Total intangible assets acquired - net                   1,394,844    1,379,466
--------------------------------------------------------------------------------
MISCELLANEOUS ASSETS                                       141,216      102,207
--------------------------------------------------------------------------------
Total                                                   $3,376,730   $3,137,631
--------------------------------------------------------------------------------

See notes to consolidated financial statements.


----------------------------------------------------------------------------------------------------------------------

                                                                                                    December 31
                                                                                              1995                 1994
-----------------------------------------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY                                                         Dollars in thousands
-----------------------------------------------------------------------------------------------------------------------
CURRENT LIABILITIES
Accounts payable                                                                             $   156,722    $   121,504
Accrued payroll                                                                                   74,560         67,012
Accrued expenses                                                                                 200,576        182,338
Unexpired subscriptions                                                                           81,919         77,697
Current portion of capital lease obligations                                                       3,139          2,681
-----------------------------------------------------------------------------------------------------------------------
Total current liabilities                                                                        516,916        451,232
-----------------------------------------------------------------------------------------------------------------------
OTHER LIABILITIES
Long-term debt                                                                                  589,193        473,530
Capital lease obligations                                                                         48,680         49,666
Deferred income taxes                                                                            168,715        176,588
Other                                                                                            441,124        441,323
-----------------------------------------------------------------------------------------------------------------------
Total other liabilities                                                                        1,247,712      1,141,107
-----------------------------------------------------------------------------------------------------------------------
STOCKHOLDERS' EQUITY
5 1/2 percent cumulative prior preference stock of $100 par value - authorized
  110,000 shares; outstanding: 1995 and 1994, 17,530 shares                                        1,753          1,753
Serial preferred stock of $1 par value - authorized 200,000 shares - none issued                      --             --
Common stock of $.10 par value
Class A - authorized 200,000,000 shares; issued: 1995, 108,950,897 shares;
  1994, 108,052,347 shares (including treasury shares: 1995, 11,775,295; 1994, 10,242,381)        10,895         10,805
Class B, convertible - authorized 600,000 shares; issued: 1995, 568,919 shares;
  1994, 570,121 (including treasury shares: 1995 and 1994, 139,943)                                   57             57
Additional capital                                                                               618,570        597,860
Earnings reinvested in the business                                                            1,262,022      1,179,715
Common stock held in treasury, at cost                                                          (281,195)      (244,898)
-----------------------------------------------------------------------------------------------------------------------
Total stockholders' equity                                                                     1,612,102      1,545,292
-----------------------------------------------------------------------------------------------------------------------
Total                                                                                        $ 3,376,730    $ 3,137,631
-----------------------------------------------------------------------------------------------------------------------

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS


----------------------------------------------------------------------------------------------------------------------

Dollars in thousands                                                                    Year Ended December 31
                                                                                     1995         1994           1993
----------------------------------------------------------------------------------------------------------------------
CASH PROVIDED (USED):

OPERATING ACTIVITIES
Net income                                                                         $ 135,860    $ 213,349    $   6,123
Adjustments to reconcile net income to net cash provided
 by operating activities
  Depreciation                                                                       102,271      104,624       89,274
  Amortization - net                                                                  36,663       45,466       39,558
  Equity in operations of forest products group - net                                (20,064)      (3,240)      52,311
  Cash distributions and dividends from forest products group                          4,330        8,224           --
  Net gain on dispositions                                                           (11,291)    (200,873)          --
  Proceeds from non-compete agreement                                                    --       40,000           --
  Deferred income taxes                                                              (9,225)     (33,732)     (37,901)
  Increase in receivables - net                                                      (32,762)     (18,573)     (21,636)
  (Increase) Decrease in inventories                                                 (12,723)      (4,035)      10,799
  Decrease (Increase) in deferred subscription costs and other current assets         51,939      (17,820)       4,749
  Increase (Decrease) in accounts payable                                             28,200       17,481      (41,429)
  Increase (Decrease) in accrued payroll and accrued expenses                         45,275       (6,359)      64,823
  Increase in unexpired subscriptions                                                  4,832       18,027       11,196
  Other - net                                                                        (28,140)      19,046       15,491
----------------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities                                            295,165      181,585      193,358
----------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
Net proceeds from sale of BPI Communications, L.P.                                        --       55,367           --
Net proceeds from dispositions                                                        27,536      243,776           --
Businesses acquired, net of cash acquired                                            (71,214)          --     (134,384)
Additions to property, plant and equipment                                          (200,688)    (186,203)     (75,738)
Purchases of marketable securities                                                   (39,370)     (88,358)     (65,077)
Proceeds from sales of marketable securities                                          39,370       88,358       65,077
Other investing proceeds                                                               8,610        7,725          944
Other investing payments                                                             (17,873)      (8,505)     (16,986)
----------------------------------------------------------------------------------------------------------------------
Net cash (used in) provided by investing activities                                 (253,629)     112,160     (226,164)
----------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
Short-term borrowing - net                                                                --       (1,935)      62,340
Long-term obligations
  Increase                                                                           400,000           --      200,000
  Reduction                                                                         (278,244)      (5,113)      (5,510)
Capital shares
  Issuance                                                                             1,908        2,577        1,829
  Repurchase                                                                         (49,987)    (232,815)    (255,222)
Dividends paid to stockholders                                                       (54,291)     (58,287)     (47,076)
Other financing (payments) proceeds                                                  (10,899)       1,189           --
----------------------------------------------------------------------------------------------------------------------
Net cash provided by (used in) financing activities                                    8,487     (294,384)     (43,639)
----------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in Cash and short-term investments                            50,023         (639)     (76,445)
Cash and short-term investments at the beginning of the year                          41,419       42,058      118,503
----------------------------------------------------------------------------------------------------------------------

Cash and short-term investments at the end of the year                             $  91,442    $  41,419    $  42,058
----------------------------------------------------------------------------------------------------------------------

See notes to consolidated financial statements and supplemental disclosures to consolidated statements of cash flows.

SUPPLEMENTAL DISCLOSURES TO CONSOLIDATED STATEMENTS OF CASH FLOWS
------------------------------------------------------------------------------------------

  Dollars in thousands                                       Year Ended December 31
                                                   1995           1994              1993
------------------------------------------------------------------------------------------
NONCASH INVESTING AND FINANCING TRANSACTIONS

Capital lease assets and obligations incurred    $    2,495    $     5,990     $       338
                                                 ==========    ===========     ===========


Businesses acquired
  Fair value of assets acquired                      72,610                     1,257,029
  Liabilities assumed                                (1,396)                     (229,000)
  Liabilities incurred, net of payments                  --                       (18,744)
  Common stock issued                                    --                      (874,901)
                                                 ----------                    -----------
  Net cash paid                                  $   71,214                    $   134,384
                                                 ==========                    ===========

  Issuance of common shares                      $   20,569    $    21,723     $    18,188
                                                 ==========    ===========     ===========


CASH FLOW INFORMATION


Cash payments during the year for


  Interest (net of amount capitalized)           $   29,277    $    36,320     $    26,861
                                                 ==========    ===========     ===========


  Income taxes                                   $   86,851    $   220,973     $    55,327
                                                 ==========    ===========     ===========

------------------------------------------------------------------------------------------


For 1994, the increase in income taxes paid (and corresponding decrease in net cash provided by operating activities) is in large part due to an increase in estimated income tax payments of approximately $113,500,000 related to the net gain on dispositions in 1994. Under Statement of Financial Accounting Standards No. 95, "Statement of Cash Flows," all income tax payments are included in determining net cash flow from operating activities, but the net cash proceeds received from the dispositions are reported as an investing cash inflow.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
----------------------------------------------------------------------------------------------------------------------------------
Dollars in thousands
except per share data                                         Capital Stock
                                                    --------------------------------------
                                                       5 1/2 %      Class A      Class B                                 Common
                                                    Preference       Common       Common                   Earnings       Stock
                                                    --------------------------------------               Reinvested      Held in
                                                                                           Additional        in the     Treasury,
                                                                                              Capital      Business      at cost
----------------------------------------------------------------------------------------------------------------------------------
BALANCE, JANUARY 1, 1993                                $1,784       $8,805          $57     $164,928    $1,065,347    $(239,507)
----------------------------------------------------------------------------------------------------------------------------------
Net income                                                                                                    6,123
----------------------------------------------------------------------------------------------------------------------------------
Dividends, preference - $5.50 per share                                                                         (98)
Dividends, common - $.56 per share                                                                          (47,003)
----------------------------------------------------------------------------------------------------------------------------------
Issuance of shares:
The Globe acquisition - 36,397,313 Class A shares                     1,940                   432,624                    440,337
Retirement units, etc. - 10,877 Class A shares
  from treasury                                                                                   123                        339
Employee stock purchase plan - 819,166
  Class A shares                                                                               (2,612)                    20,329
Stock options - 185,611 Class A shares                                   23                     4,695                       (934)
Stock conversions - 180 shares                                            -            -
----------------------------------------------------------------------------------------------------------------------------------
Purchase of company stock: 10,260,900 Class A shares                                                                    (255,222)
----------------------------------------------------------------------------------------------------------------------------------
Foreign currency translation                                                                                 (1,411)
----------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1993                               1,784       10,768           57      599,758     1,022,958      (34,658)
----------------------------------------------------------------------------------------------------------------------------------
Net income                                                                                                  213,349
----------------------------------------------------------------------------------------------------------------------------------
Dividends, preference - $5.50 per share                                                                         (97)
Dividends, common - $.56 per share                                                                          (58,190)
----------------------------------------------------------------------------------------------------------------------------------
Issuance of shares:
Retirement units, etc. - 10,889 Class A shares
  from treasury                                                                                  (128)                       271
Employee stock purchase plan - 1,191,323
   Class A shares                                                         2                    (7,237)                    29,119
Stock options - 223,700 Class A shares                                   35                     6,928                     (3,385)
Stock conversions - 1,503 shares                                          -            -
----------------------------------------------------------------------------------------------------------------------------------
Purchase of company stock:
  10,043,900 Class A shares                                                                                             (236,245)
  307   5 1/2 percent preference shares                    (31)                                    10
Proceeds from the sale of put options                                                           1,189
Equity put option obligations                                                                  (2,660)
----------------------------------------------------------------------------------------------------------------------------------
Foreign currency translation                                                                                  1,695
----------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1994                               1,753       10,805           57      597,860     1,179,715     (244,898)
----------------------------------------------------------------------------------------------------------------------------------
Net income                                                                                                  135,860
----------------------------------------------------------------------------------------------------------------------------------
Dividends, preference - $5.50 per share                                                                         (96)
Dividends, common - $.56 per share                                                                          (54,195)
----------------------------------------------------------------------------------------------------------------------------------
Issuance of shares:
Retirement units, etc. - 21,421 Class A shares
  from treasury                                                                                  (308)                       533
Employee stock purchase plan - 1,100,348
   Class A shares                                                         1                    (4,852)                    26,023
Stock options - 297,569 Class A shares                                   89                    22,925                    (16,317)
Stock conversions - 1,202 shares
----------------------------------------------------------------------------------------------------------------------------------
Purchase of company stock: 2,054,904 Class A shares                                                                      (46,536)
Proceeds from the sale of put options                                                             285
Fulfilled equity put option obligations                                                         2,660
----------------------------------------------------------------------------------------------------------------------------------
Foreign currency translation                                                                                    738
----------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1995                              $1,753      $10,895          $57     $618,570    $1,262,022    $(281,195)
----------------------------------------------------------------------------------------------------------------------------------

See notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS. The New York Times Company and all subsidiaries (the "Company"), is engaged in diversified activities in the communications field. The Company's principal businesses are newspapers, magazines and broadcasting. The Company also has equity interests in a Canadian newsprint company and a supercalendered paper manufacturing partnership. The Company's major source of revenue is advertising from its newspaper business. The newspapers operate in the Northeast, Southeast and California markets.

PRINCIPLES OF CONSOLIDATION. The consolidated financial statements include the accounts of the Company after elimination of intercompany items.

FISCAL YEAR. The Company changed its fiscal year-end to the last Sunday in December, beginning with the fiscal year ending December 29, 1996.

INVENTORIES. Inventories are stated at the lower of cost or current market value. Inventory cost generally is based on the last-in, first-out ("LIFO") method for newsprint and magazine paper and the first-in, first-out ("FIFO") method for other inventories.

INVESTMENTS. Investments in which the Company has at least a 20 percent but not more than 50 percent interest are accounted for under the equity method.

PROPERTY, PLANT AND EQUIPMENT. Property, plant and equipment is stated at cost, and depreciation is computed by the straight-line method over estimated service lives. The Company capitalizes interest costs as part of the cost of constructing major facilities and equipment.

INTANGIBLE ASSETS ACQUIRED. Costs in excess of net assets acquired consist of excess costs of businesses acquired over values assigned to their net tangible assets and other intangible assets. The Company evaluates periodically whether there has been a permanent impairment in any of its intangible assets, inclusive of goodwill. The major factors which are considered in such valuation include the cash flow and any contemplated long-term strategies which might affect the viability of such business. The excess costs which arose from acquisitions after October 31, 1970 are being amortized by the straight-line method principally over 40 years. The remaining portion of such excess, which arose from acquisitions before November 1, 1970 (approximately $13,000,000), is not being amortized since in the opinion of management there has been no diminution in value. Other intangible assets acquired consist principally of advertiser and subscriber relationships which are being amortized over the remaining lives, ranging from 5 to 40 years. The general policy of 5 to 40 years relates to all intangible assets with the life of 5 years used for various software licenses and lives of 40 years used for mastheads on various acquired properties.

SUBSCRIPTION REVENUES AND COSTS. Proceeds from subscriptions and related costs, principally agency commissions, are deferred at the time of sale and are included in the Consolidated Statements of Income on a pro rata basis over the terms of the subscriptions.

FOREIGN CURRENCY TRANSLATION. The assets and liabilities of foreign companies are translated at the year-end exchange rates. Results of operations are translated at the average rates of exchange in effect during the year. The resultant translation adjustment is included as a component of stockholders' equity.

EARNINGS PER SHARE. Earnings per share is computed after preference dividends and is based on the weighted average number of shares of Class A and Class B Common Stock outstanding during each year. The effect of shares issuable under the Company's Incentive Plans (see Note 11), including stock options, is not material and therefore is excluded from the computation.

CASH AND SHORT-TERM INVESTMENTS. For purposes of the Consolidated Statements of Cash Flows, the Company considers all highly liquid debt instruments purchased with maturities of three months or less to be cash equivalents. The Company has overdraft positions at certain banks as a result of outstanding checks, which have been reclassified to accounts payable.

DERIVATIVES. The Company had interest rate swap agreements with major financial institutions that were used to manage exposure to fluctuations in interest rates. The Company was exposed to credit losses in the event of nonperformance by the counterparties to its interest rate swap agreements. As of December 31, 1995, the Company did not have any derivative financial instruments.

USE OF ESTIMATES. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements. Actual results could differ from these estimates.

NEW ACCOUNTING PRONOUNCEMENTS. In March 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 121, Accounting for Impairment of Long-Lived Assets ("SFAS 121"). SFAS 121 will require a review for impairment of long-lived assets and certain identifiable intangible assets to be held and used, whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. This statement is effective for the Company's 1996 financial statements. The Company does not believe operating results will be materially affected upon the adoption of SFAS 121.

     In October 1995, the FASB issued SFAS No. 123, Accounting for Stock-Based Compensation ("SFAS 123"). This statement is effective for the Company's 1996 financial statements. SFAS 123 encourages companies to account for stock compensation awards based on their fair value at the date they are granted. The resulting compensation cost would be shown as an expense on the income statement. Companies choosing not to apply the new accounting method are permitted to continue following current accounting requirements, however, they will be required to disclose in the notes to the financial statements the effect on net income and earnings per share had the new accounting method been applied. The Company anticipates that it will continue to apply current accounting requirements upon adoption of this standard.

--------------------------------------------------------------------------------
2.    ACQUISITIONS/DIVESTITURES


In June 1995, the Company acquired WTKR-TV in Norfolk, Virginia. The acquisition was accounted for as a purchase. The aggregate net cost of the acquisition was $71,214,000 which was paid in cash. The purchase resulted in increases in other intangible assets of approximately $57,705,000 (which consist of a network affiliation agreement, FCC licenses and other intangible assets); property, plant and equipment of $13,841,000, and other assets of $1,064,000. Net liabilities assumed as a result of the transaction totaled approximately $1,396,000. This acquisition will not have a material impact on the future operations of the Company.

    In the third quarter of 1995, the Company completed the sales of six small regional newspapers: The Daily Commercial (Leesburg, FL); The Daily Corinthian (Corinth, MS), The Messenger (Madisonville, KY), The Lenoir News-Topic (Lenoir,
NC), The State Gazette (Dyersburg, TN) and The Banner-Independent (Booneville,
MS). The sales resulted in a net pre-tax gain of approximately $11,300,000 ($5,000,000 after taxes, or $.05 per share). In May 1995, the Company sold The York County Coast Star (Kennebunk, ME). The sale did not have a material effect on the Company's consolidated financial statements. These dispositions will not have a material impact on the future operations of the Company.

    In December 1994, the Company divested its minority interest in Gaspesia Pulp & Paper Company Ltd. ("Gaspesia"), a Canadian newsprint mill. The Company's 49 percent interest was transferred to Abitibi-Price, Inc., the majority owner. In connection with the transfer, a pre-tax charge of approximately $3,100,000 ($.02 per share) was recorded. In 1993, the Company wrote down its investment in Gaspesia by $47,000,000 ($.56 per share) to reflect its net realizable value.

    In July and August 1994, the Company completed the sales of its Women's Magazines Division and U.K. golf publications, respectively. These transactions resulted in a pre-tax gain of approximately $204,000,000 ($1.01 per share). In connection with the sale of the Women's Magazines Division, the Company entered into a four-year non-compete agreement, for which it received $40,000,000. This amount is being recognized as operating income, on a straight-line basis, over a four-year period commencing with the closing of the sale on July 26, 1994.

    The divestitures of the Women's Magazines Division, U.K. golf publications and the minority interest in Gaspesia resulted in a net pre-tax gain of $200.9 million ($103.3 million after taxes or $.99 per share).

    On October 1, 1993, pursuant to an Agreement and Plan of Merger dated June 11, 1993, as amended as of August 12, 1993 (the "Agreement"), a wholly-owned subsidiary of the Company was merged with Affiliated Publications, Inc., the parent company of The Boston Globe ("The Globe"), which became a wholly-owned subsidiary of the Company.

     The transaction was accounted for as a purchase and, accordingly, The Globe's operations have been included in the Company's consolidated financial statements beginning October 1, 1993, the date the transaction closed. The acquisition had a net cost of approximately $1,028,000,000. Under the Merger Agreement the Company exchanged cash of approximately $160,000,000 for 15 percent of The Globe's common stock with the remainder of the consideration paid by the exchange of approximately 36,400,000 shares of the Company's Class A Common Stock valued at $24.03 per share. The purchase resulted in increases in costs in excess of net assets acquired of approximately $850,000,000 (which is being amortized by the straight-line method over 40 years); other intangible assets acquired of $161,000,000 (which consist principally of advertiser and subscriber relationships which are being amortized by the straight-line method over an average period of 33 years); and property, plant and equipment of $246,000,000. Net liabilities assumed as a result of the transaction totaled approximately $229,000,000.

    Pro forma operating results for the year ended December 31, 1993, had The Globe transaction occurred at the beginning of that period are as follows: revenues of $2,335,985,000; net income of $1,178,000; and net income per share of $.01.

     Pro forma operating results for the year ended December 31, 1994, had the magazines sales occurred as of January 1, 1994 were as follows: revenues of $2,231,942,000; net income of $115,518,000; and net income per share of $1.11.

    Pro forma operating results for the year ended December 31, 1993, had the magazine sales and The Globe transaction occurred at the beginning of that period were as follows: revenues of $2,097,828,000; net income of $14,009,000; and net income per share of $.13.

    The above pro forma results are not necessarily indicative of the combined results that would have occurred had the sales and the merger taken place as of the beginning of the periods provided, nor necessarily indicative of results that may be achieved in the future. The gain on the sales is not included in the above pro forma operating results.

    In February 1994, the sale of BPI Communications, L.P., a partnership in which the Company acquired a one-third interest through the 1993 acquisition of The Globe, was completed. The Company received approximately $55,000,000 in 1994 from the sale. For financial reporting purposes, no gain or loss was recognized on the sale.

    On December 31, 1993, the Company sold two weekly newspapers and recognized a pre-tax gain of $2,600,000, or $.02 per share, on the transaction.

    In connection with the divestiture of a newsprint mill in 1991, the Company made a loan commitment of up to $26,500,000 to the new owners of the mill. At December 31, 1994, the commitment was fully funded. Interest on the outstanding balance is payable quarterly at annual rates ranging from 4 to 10 percent. Commencing in December 1997, the borrowings outstanding at December 1996 are payable annually over a five-year period in 20 percent increments. The Company expects the obligation to be satisfied as stipulated in the loan commitment.

--------------------------------------------------------------------------------
3.    INVESTMENT IN FOREST PRODUCTS GROUP


The Company has equity interests in a Canadian newsprint company, Donohue Malbaie, Inc. ("Malbaie"), and in a partnership operating a supercalendered paper mill in Maine, Madison Paper Industries ("Madison"). The equity interest in Malbaie represents a 49 percent ownership interest.

     The Company and Myllykoski Oy, a Finnish paper manufacturing company, are partners through subsidiary companies in Madison. The partners' interests in the net assets of Madison at any time will depend on their capital accounts, as defined, at such time. Through an 80 percent-owned subsidiary, the Company's share of Madison's profits and losses is 40 percent.

     In December 1994, the Company divested its minority interest in Gaspesia, which was written down to its net realizable value in 1993 (see Note 2).

     Loans to Madison by the 80 percent-owned subsidiary of the Company totaled $1,882,000, $1,523,000, and $1,279,000 in 1995, 1994 and 1993, respectively. No contributions were made to Madison in 1995, 1994 or 1993.

     The Company received distributions from Malbaie of $4,330,000 and $8,224,000 in 1995 and 1994, respectively. No distributions were received from Malbaie in 1993. The Company's share of undistributed earnings of Malbaie aggregated approximately $9,200,000 and $4,882,000 at December 31, 1995 and 1994, respectively.

     No loans or contributions were made to Malbaie in 1995, 1994 or 1993.

     Condensed combined balance sheets of the Forest Products Group are as follows:
------------------------------------------------------------------
Condensed Combined Balance Sheets
of Forest Products Group
Dollars in thousands
------------------------------------------------------------------
December 31                                 1995            1994
------------------------------------------------------------------
Current assets                         $  94,934       $  66,280
Less current liabilities                  88,129          33,027
------------------------------------------------------------------
Working capital                            6,805          33,253
Fixed assets, net                        234,240         236,961
Long-term debt                              (771)        (62,355)
Deferred income taxes and other         (106,667)       (103,756)
------------------------------------------------------------------
Net assets                             $ 133,607       $ 104,103
------------------------------------------------------------------


     The current portion of debt of the Forest Products Group of $46,678,000 is included in current liabilities. At December 31, 1995, long-term debt of the Forest Products Group matures as follows: 1997, $526,000; 1998, $152,000; and 1999, $93,000. The Forest Products Group's debt is not guaranteed by the Company.
     Condensed combined statements of operations of the Forest Products Group, which exclude the operations of Gaspesia subsequent to the write-down at December 31, 1993, are as follows:

-------------------------------------------------------------------
Condensed Combined Statements of Operations
of Forest Products Group
Dollars in thousands
-------------------------------------------------------------------
Year Ended December 31               1995        1994        1993
-------------------------------------------------------------------
Net sales and other income      $ 268,377   $ 189,805   $ 254,324
Costs and expenses                216,342     180,860     269,845
-------------------------------------------------------------------
Income (Loss) before taxes         52,035       8,945     (15,521)
Income tax expense (benefit)        7,969       1,136      (2,700)
-------------------------------------------------------------------
Net income (loss)               $  44,066   $   7,809   $ (12,821)
-------------------------------------------------------------------

     The condensed combined financial information of the Forest Products Group excludes the income tax effects attributable to Madison. Such tax effects (see
Note 6) have been included in the Company's consolidated financial statements.

     Adjustments from translating certain balance sheet accounts, principally of the Canadian newsprint companies, for each of the three years in the period ended December 31, 1995, are set forth in the Consolidated Statements of Stockholders' Equity.

     The cumulative translation adjustment (included in earnings reinvested in the business) decreased stockholders' equity by $195,000 and $933,000 at December 31, 1995 and 1994, respectively. Upon the disposition of Gaspesia in 1994, stockholders' equity was increased by $3,000,000, net of tax, to reflect the cumulative translation adjustment related to Gaspesia.

     During 1995, 1994 and 1993, the Company's Newspaper Group purchased newsprint and supercalendered paper from the Forest Products Group (including Gaspesia through the disposal date) at competitive prices. Such purchases aggregated approximately $59,000,000, $107,000,000 and $102,000,000, respectively.

-------------------------------------------------------------------------------

4.    INVENTORIES


Inventories as shown in the accompanying Consolidated Balance Sheets are composed of the following:

-----------------------------------------------------------------
Dollars in thousands
-----------------------------------------------------------------
December 31                                  1995          1994
-----------------------------------------------------------------
Newsprint and magazine paper              $36,965       $24,783
Work-in-process, etc.                       5,879         5,762
-----------------------------------------------------------------
Total                                     $42,844       $30,545
-----------------------------------------------------------------

Utilization of the LIFO method reduced inventories as calculated on the FIFO method by approximately $11,731,000 and $2,694,000 at December 31, 1995 and 1994, respectively.

--------------------------------------------------------------------------------
5.   VOLUNTARY STAFF REDUCTIONS AND UNION NEGOTIATIONS

     In 1995 the Company recorded pre-tax charges of approximately $10,100,000, or $.06 per share, for work force reductions at The Times, The Globe and corporate headquarters. In 1993 the Company recorded pre-tax charges of $35,400,000, or $.23 per share, for severance and related costs resulting from anticipated white-collar staff reductions (approximately $30,000,000) and voluntary early retirements from the composing room (approximately $5,400,000) at The Times.

     At December 31, 1995 and 1994, approximately $17,472,000 and $22,563,000, respectively, are included in accrued expenses in the accompanying Consolidated Balance Sheets, which represents the unpaid balance of the pre-tax charges. The Company has committed the remaining funds. The remaining cash flows associated with these charges are expected to be paid over the next three years due to the timing of certain union pension and welfare fund contributions.

--------------------------------------------------------------------------------

6.   INCOME TAXES

Income tax expense for each of the years presented is determined in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes ("SFAS 109").

    Income tax expense as shown in the Consolidated Statements of Operations is composed of the following:

-------------------------------------------------------------------
Dollars in thousands                    1995      1994       1993
-------------------------------------------------------------------
Current tax expense
  Federal                           $105,999  $159,779    $60,178
  State, local, foreign                1,970    49,651     17,612
-------------------------------------------------------------------
                                     107,969   209,430     77,790
-------------------------------------------------------------------
Deferred tax expense
  Federal                            (22,483)  (20,955)   (26,982)
  State, local, foreign               12,493   (13,088)    (8,919)
-------------------------------------------------------------------
                                      (9,990)  (34,043)   (35,901)
-------------------------------------------------------------------
Income tax expense from
  continuing operations               97,979   175,387     41,889
Less income tax expense (benefit)
  related to equity in operations      5,147     1,519     (1,342)
-------------------------------------------------------------------
Income tax expense                  $ 92,832  $173,868    $43,231
-------------------------------------------------------------------

    Tax expense in 1995 was reduced by $10,986,000 as a result of a favorable state tax ruling and federal, state and local tax refunds. A further reduction of $4,339,000 ($6,676,000 before federal tax effect) in 1995 tax expense relates to a reduction in the valuation allowance attributable to state and local capital and net operating loss tax benefits. The remaining decrease in the valuation reserve is due principally to the expiration of net operating loss tax benefits and does not affect income tax expense.
    Tax expense in 1994 was reduced by approximately $10,000,000 and $3,000,000, respectively, relating to a decrease in valuation allowance and recognition of federal capital loss tax benefits. The decrease in valuation allowance is associated with federal capital loss tax benefits. An increase in valuation allowance associated with state and local capital loss carryforward tax benefits added approximately $688,000 (net of federal tax benefit) to 1994 tax expense.
    Tax expense in 1993 was reduced by $6,317,000. The reduction was due to a decrease in the valuation allowance of $4,390,000 related to federal capital loss carryforwards, and benefits associated with state and local operating loss carryforwards net of federal tax effect. Adjustment of the Company's deferred tax balances for the one percent rate increase provided in the Tax Reform Act of 1993 added $4,359,000 to deferred tax expense, inclusive of $600,000 of expense reported in equity in operations of the Forest Products Group.
    In accordance with the provisions of SFAS 109, approximately $1,600,000 of additional reduction in valuation allowance, which was established against acquired deferred tax assets, was recorded as a reduction of goodwill in 1993. No such amounts affected 1995 or 1994 tax expense.
     Income tax benefits credited directly to stockholders' equity totaled $837,000, $2,434,000 and $3,595,000 during 1995, 1994 and 1993, respectively.
     Foreign taxes included in income tax expense in 1994 of $4,979,000 were principally attributable to the disposition of the Company's U.K. golf publications. Foreign taxes included in income tax expense in 1995 and 1993 were not significant.
    Equity in operations of the Forest Products Group (see Note 3) includes the income tax effects of the Company's interest in Madison and its equity in the operations of the Canadian newsprint companies. Of such amounts, tax expense of $850,000 in 1995, and tax benefits of $117,000 in 1994 and $585,000 in 1993 are applicable to the Canadian newsprint companies. Deferred taxes attributable to the Company's interest in Madison were an expense of $273,000 in 1995, a benefit of $(39,000) in 1994, and expense of $1,562,000 in 1993. These deferred taxes result principally from differences between depreciation used for financial reporting and that used for tax reporting. The Company's consolidated federal income tax returns include the income tax effects of its interest in Madison.

    The reasons for the variance between the effective tax rate on income before income taxes and equity in operations of the Forest Products Group and the federal statutory rate (exclusive of the net gain on dispositions in 1995 and 1994) are as follows:



---------------------------------------------------------------------------------------------------
Year Ended December 31                     1995                     1994                      1993
---------------------------------------------------------------------------------------------------
                                                 % of                  % of                  % of
Dollars in thousands                  Amount   Pretax       Amount   Pretax        Amount  Pretax
---------------------------------------------------------------------------------------------------

Tax at federal statutory rate        $71,173     35.0%    $ 64,078     35.0%      $35,422    35.0%
Increase (decrease) resulting from
  State and local taxes - net          8,090      4.0        5,177      2.8         6,883     6.8
  Capital loss tax benefits                 -        -     (10,000)    (5.4)       (6,875)   (6.8)
  Amortization of nondeductible
    intangible assets acquired        11,061      5.4       11,139      6.1         5,602     5.5
  Change in enacted tax rate               -        -            -        -         3,759     3.7
  Other - net                         (3,826)    (1.9)       5,920      3.2        (1,560)   (1.5)
---------------------------------------------------------------------------------------------------
Subtotal                              86,498     42.5%      76,314     41.7%       43,231    42.7%
---------------------------------------------------------------------------------------------------
Dispositions                           6,334                97,554                      -
---------------------------------------------------------------------------------------------------
Income tax expense                   $92,832              $173,868                $43,231
---------------------------------------------------------------------------------------------------

Federal income taxes payable (refundable) totaled $8,725,000 and $(28,109,000) as of December 31, 1995 and 1994, respectively. Current income taxes payable are included in accrued expenses while refundable amounts are included in other current assets. The components of the net deferred tax liabilities recognized on the respective Consolidated Balance Sheets are as follows:

-----------------------------------------------------------------
Dollars in thousands
December 31                                1995            1994
-----------------------------------------------------------------
Deferred Tax Assets
  Intangible assets acquired          $   5,941       $  10,425
  Accrued state and local taxes          17,033          14,996
  Postretirement and
    postemployment benefits              86,822          81,707
  Other accrued employee benefits
    and compensation                     93,777          89,569
  Allowance for doubtful
    accounts                             13,411          13,113
  Tax loss carryforwards                  8,571          20,260
  Deferred Income                        29,811          35,040
  Other                                  10,550           4,578
-----------------------------------------------------------------
Total deferred tax assets               265,916         269,688
Valuation allowance                     (10,724)        (19,774)
-----------------------------------------------------------------
Net deferred tax assets                $255,192        $249,914
-----------------------------------------------------------------


------------------------------------------------------------------
Dollars in thousands
December 31                                 1995            1994
------------------------------------------------------------------
Deferred Tax Liabilities
  Property, plant and equipment         $134,613        $121,617
  Tax certificate                        113,238         125,664
  Nontaxable acquisition                 123,880         125,782
  Deferred subscription
    expenses                               8,013           8,627
  Safe harbor tax lease                   18,975          19,717
  Unremitted earnings                      1,238             833
  Investment in Forest Products
    Group                                 13,382          13,324
  Other                                    1,084           2,641
------------------------------------------------------------------
Total deferred tax liabilities           414,423         418,205
------------------------------------------------------------------
Net deferred tax assets                 (255,192)       (249,914)
------------------------------------------------------------------
Net deferred tax liability               159,231         168,291
------------------------------------------------------------------
Less amounts included in:
  Other current assets                   (10,559)         (9,296)
  Accrued expenses                         1,075             999
------------------------------------------------------------------
Deferred income taxes                   $168,715        $176,588
------------------------------------------------------------------

    At December 31, 1995, tax loss carryforwards include only state and local tax loss benefits. The benefits are primarily attributable to tax operating losses. Such loss carryforwards expire in accordance with provisions of applicable tax laws and have remaining lives ranging from 1 to 13 years. The remaining $8,571,000 of operating loss carryforwards will expire in years through 2008.

    In 1989, the Federal Communications Commission granted the Company a tax certificate in connection with the sale of its cable television system. This certificate permitted the Company to defer income taxes on the gain on the transaction and pay such taxes over a number of years. Under the provisions of the Internal Revenue Code, this is accomplished through a reduction in the tax bases of various assets which results in lower tax depreciation and amortization deductions in subsequent years. As a result, $10,994,000, $10,508,000, and $10,820,000 of income taxes that were deferred became currently payable in 1995, 1994 and 1993, respectively.

Federal income tax returns for all years through 1989 have been examined by the Internal Revenue Service and the respective tax years have been closed by statute. Examinations of the tax returns for the years 1990 through 1992 are in process. Management is of the opinion that any assessments resulting from these examinations will not have a material effect on the consolidated financial statements.

--------------------------------------------------------------------------------
7.       DEBT

Long-Term Debt consists of the following:

------------------------------------------------------------------
Dollars in thousands
------------------------------------------------------------------
December 31                                      1995       1994
------------------------------------------------------------------
5.50% to 5.77% Senior Notes due              $200,000   $200,000
   1998-2000 (a)
7.625% Notes due 2005, net of unamortized     244,041          -
  debt issuance costs of $5,959 in 1995;
  effective interest rate 7.996% (b)
8.25% Debentures due 2025 (due 2005 at        145,152          -
  option of Company), net of unamortized
  debt issuance costs of $4,848 in 1995;
  effective interest rate 8.553% (b)
11.85% Notes, discounted, due 1995 net of           -    161,789
  unamortized discount of $511 in 1994 (c)
9.34% Notes due 1995, including                     -     51,336
  unamortized premium of $1,336 in 1994;
  effective interest rate 4.25% (c)
Commercial Paper (d)                                -     60,405
------------------------------------------------------------------
Total Notes, Debentures and Other             589,193    473,530
------------------------------------------------------------------
Less: Current Portion                               -          -
------------------------------------------------------------------
Total Long-Term Debt                         $589,193   $473,530
------------------------------------------------------------------


    (a) In October 1993, the Company issued senior notes totaling $200,000,000 to an insurance company with interest payable semi-annually. Five-year notes totaling $100,000,000 were issued at an annual rate of 5.50 percent, and the remaining $100,000,000 were issued as six and one-half year notes at an annual rate of 5.77 percent.

    (b) In March 1995, the Company completed a public offering of $400,000,000 of unsecured notes and debentures. The offering consisted of ten-year notes aggregating $250,000,000 maturing March 15, 2005 at an annual rate of 7.625% (the "Notes") and 30-year debentures aggregating $150,000,000 maturing March 15, 2025 at an annual rate of 8.25% (the "Debentures"), (collectively referred to herein as the "Offering"). The Debentures are callable after ten years. Interest is payable semi-annually on March 15 and September 15 on both the Notes and Debentures.

    The net proceeds from the Offering were used to repay the principal balance of the $162,300,000 11.85% Notes due March 31, 1995, $50,000,000 of 9.34% Notes
due July 15, 1995 and indebtedness outstanding under the Company's commercial paper program. The remaining net proceeds were used for general corporate purposes. Accordingly, at December 31, 1994, the 11.85% Notes due March 31, 1995, the 9.34% Notes due July 15, 1995 and the amounts outstanding under the Company's commercial paper program were classified as long-term debt as they were refinanced on a long-term basis under the Offering.

    (c) In connection with the 1985 acquisition of certain newspapers, the Company issued 10-year notes with an aggregate stated value of $162,300,000 which were discounted at an annual interest rate of 11.85 percent for financial reporting purposes. Interest on certain of the notes was payable semi-annually.

    In connection with the 1993 acquisition of The Globe (see Note 2), the Company assumed $50,000,000 of 9.34 percent fixed-rate notes maturing July 1995, which had been valued for financial reporting purposes using a discount rate of
4.25 percent. Interest on the notes was payable semi-annually.

    (d) In December 1994, the Company established a $200,000,000 commercial paper program. Borrowings are in the form of unsecured notes sold at a discount with maturities ranging up to 270 days. There were no borrowings outstanding under the commercial paper program at December 31, 1995. The $60,700,000 in aggregate face value of such notes outstanding at December 31, 1994 were issued at a weighted average annual interest rate of 6.06 percent. The outstanding commercial paper is supported by the Company's revolving credit and term loan agreements.

    Based on borrowing rates currently available for debt with similar terms and average maturities, the fair value of long-term debt, excluding the current portion, was $647,900,000 and $455,100,000 at December 31, 1995 and 1994,
respectively.

--------------------------------------------------------------------------------

    The Company has a $93,300,000 revolving credit and term loan agreement with a group of banks, which, as amended, terminates in October 1998. At such time, the outstanding borrowings would be payable semi-annually in equal installments over one year. At the Company's discretion, this facility may be converted into term loans at any time. The agreement provides for an annual commitment fee of
0.11 percent on the unused commitment.

    The Company also has a $46,700,000 revolving credit agreement with the same group of banks, which expires in October 1996. The agreement provides for an annual commitment fee of 0.06 percent on the unused commitment.
    The agreements permit borrowings which bear interest, at the Company's option, (i) for domestic borrowings: based on the certificates of deposit rate, the Federal Funds rate, a prime rate or a quoted rate; or (ii) for Eurodollar borrowings: based on the LIBOR rate. Borrowings under these agreements may be prepaid without penalty.

    The Company has a $20,000,000 revolving credit and term loan agreement with a bank and its affiliate, which as amended, terminates in December 1999. At such time, the outstanding borrowings would be payable semi-annually in equal installments over one year. At the Company's discretion, this facility may be converted into term loans at any time. The agreement provides for an annual commitment fee of 0.09 percent on the unused commitment. The Company also has entered into a $10,000,000 revolving credit agreement with the same bank and its affiliate that expires November 1996, at which time, any outstanding borrowings would be payable. The agreement provides for an annual commitment fee of 0.06 percent on the unused commitment.

     The agreements permit borrowings which bear interest, at the Company's option, (i) for domestic borrowings: based on the certificates of deposit rate, a prime rate or a quoted rate; or (ii) for Eurodollar borrowings: based on the LIBOR rate. Borrowings under these agreements may be prepaid without penalty.

     No borrowings under any of the above agreements were outstanding during 1995 and 1994.

    Certain of the agreements also include provisions which require, among other matters, specified levels of stockholders' equity. At December 31, 1995, approximately $862,000,000 of stockholders' equity was unrestricted.

     Short-term debt is comprised of the current portion of capital lease obligations. There were no outstanding notes payable at December 31, 1995 and 1994.

     The aggregate amount of maturities of long-term debt over the next five years are as follows: 1996, none; 1997, none; 1998, $100,000,000; 1999, none;
2000, $100,000,000; and $400,000,000 thereafter.

    Interest expense, net of capitalized interest and interest income, as shown in the accompanying Consolidated Statements of Income consists of the following:


-----------------------------------------------------------------
Dollars in thousands
-----------------------------------------------------------------
December 31,                      1995         1994        1993
-----------------------------------------------------------------
Interest expense              $ 48,751      $39,823     $30,900
Capitalized interest           (15,177)      (4,943)     (1,351)
Interest income                 (8,344)      (6,718)     (4,174)
-----------------------------------------------------------------
Net                           $ 25,230      $28,162     $25,375
-----------------------------------------------------------------


--------------------------------------------------------------------------------
8. LEASE COMMITMENTS

OPERATING LEASES:
Such lease commitments are primarily for office space and equipment. Certain office space leases provide for adjustments relating to changes in real estate taxes and other operating expenses.

    Rental expense amounted to $27,699,000 in 1995, $26,559,000 in 1994, and
$24,744,000 in 1993. The approximate minimum rental commitments under noncancelable leases (exclusive of minimum sublease rentals of $152,000) at December 31, 1995 were as follows: 1996, $17,454,000; 1997, $14,390,000; 1998,
$12,334,000; 1999, $9,919,000; 2000, $6,798,000 and $24,529,000 thereafter.

CAPITAL LEASES:
In 1993, the Company and the City of New York executed a long-term lease agreement and related agreements, under which the Company is leasing 31 acres of City-owned land in College Point, New York, on which The Times is building a state-of-the-art printing and distribution facility. Conditions stipulated under the lease were met in 1994 and, accordingly, a capital lease of $5,000,000 was recorded at such time. The lease will continue for 25 years after the start of construction with an option to ultimately purchase the property. Under the terms of the agreement, The Times would receive various tax and energy cost reductions.

     The Company also has a long-term lease for a building and site in Edison, New Jersey. The lease provides the Company with certain early cancellation rights, as well as renewal and purchase options. For financial reporting purposes, the lease has been classified as a capital lease; accordingly, an asset of approximately $57,000,000 (included in buildings, building equipment and improvements at December 31, 1995 and 1994) has been recorded.

    The following is a schedule of future minimum lease payments under all capitalized leases together with the present value of the net minimum lease payments as of December 31, 1995:

--------------------------------------------------------------------
Dollars in thousands
--------------------------------------------------------------------
Year Ended December 31                                      Amount
--------------------------------------------------------------------

1996                                                      $  7,433
1997                                                         7,337
1998                                                         7,386
1999                                                         7,288
2000                                                         7,140
Later years                                                 57,108
--------------------------------------------------------------------
Total minimum lease payments                                93,692
Less: amount representing interest                          41,873
--------------------------------------------------------------------
Present value of net minimum
  lease payments including current
  maturities of $3,139                                     $51,819
--------------------------------------------------------------------

--------------------------------------------------------------------------------
9.    PENSION PLANS

The Company sponsors several pension plans and makes contributions to several others in connection with collective bargaining agreements, including a joint Company-union plan and a number of joint industry-union plans. These plans cover substantially all employees.

    The Company-sponsored pension plans provide participating employees with retirement benefits in accordance with benefit provision formulas which are based on years of service and final average or career pay and, where applicable, employee contribu-tions. Funding is based on an evaluation and review of the assets, liabilities and requirements of each plan. Retirement benefits are also provided under supplemental unfunded pension plans.

     Net periodic pension cost was $25,688,000 in 1995, $32,730,000 in 1994 and $16,461,000 in 1993. The components of net periodic pension cost are:

-------------------------------------------------------------------
Dollars in thousands
-------------------------------------------------------------------
Year Ended December 31                  1995       1994      1993
-------------------------------------------------------------------
Service cost                        $ 16,413   $ 19,194  $ 14,075
Interest cost                         41,859     38,933    26,675
Actual (return) loss on plan assets  (74,904)     2,942   (38,907)
Curtailment loss                           -      1,887         -
Net amortization and
  deferral                            42,320    (30,226)   14,618
-------------------------------------------------------------------
Net periodic pension cost           $ 25,688   $ 32,730  $ 16,461
-------------------------------------------------------------------


Due to the sale of the Women's Magazines Division, the Company recognized a curtailment loss in 1994 (see Note 2). Accordingly, net periodic pension cost relating to certain plans was remeasured at July 1994, using an increased discount rate of 8.0 percent.


Assumptions used in the actuarial computations were:

-------------------------------------------------------------------
Year Ended December 31                  1995      1994       1993
-------------------------------------------------------------------

Discount rate                           7.25%     8.25%      7.00%
Rate of increase in
  compensation levels                   5.50%     5.50%      5.50%
Expected long-term rate of
  return on assets                      8.75%     8.75%      8.75%

-------------------------------------------------------------------


In connection with collective bargaining agreements, the Company contributes to several other pension plans including a joint Company-union plan and a number of joint industry-union plans. Contributions are determined as a function of hours worked or period earnings. Pension cost for these plans was $20,679,000 in 1995, $19,535,000 in 1994 and $17,970,000 in 1993.



The funded status of the Company's plans which were valued at September 30, 1995 and 1994 is as follows:

-------------------------------------------------------------------
                                     Plans Whose    Plans Whose
                                    Assets Exceed   Accumulated
December 31, 1995                    Accumulated      Benefits
Dollars in thousands                   Benefits    Exceed Assets
-------------------------------------------------------------------
Actuarial present value of benefit
  obligation:
Vested benefit obligation                 $234,139       $256,239
-------------------------------------------------------------------
Accumulated benefit obligation            $239,507       $264,219
-------------------------------------------------------------------
Projected benefit obligation              $297,317       $331,039
Plan assets at fair value                  269,633        178,539
-------------------------------------------------------------------
Projected benefit obligation
  in excess of plan assets                  27,684        152,500
Unrecognized net (losses) gains            (28,150)       (23,770)
Unrecognized prior service cost              6,131         (9,945)
Unrecognized transition obligation          (1,645)        (1,274)
Fourth-quarter contribution, net            (1,365)        (8,986)
Adjustment required to recognize
  additional minimum liability                   -          2,384
-------------------------------------------------------------------
Recorded pension liability                $  2,655       $110,909
-------------------------------------------------------------------

-------------------------------------------------------------------
                                     Plans Whose      Plans Whose
                                    Assets Exceed     Accumulated
December 31, 1994                    Accumulated      Benefits
Dollars in thousands                   Benefits    Exceed Assets
-------------------------------------------------------------------
Actuarial present value of benefit obligation:
Vested benefit obligation                 $187,656       $207,104
-------------------------------------------------------------------
Accumulated benefit obligation            $193,129       $212,519
-------------------------------------------------------------------
Projected benefit obligation              $238,574       $263,044
Plan assets at fair value                  231,236        144,200
-------------------------------------------------------------------
Projected benefit obligation
  in excess of plan assets                   7,338        118,844
Unrecognized net (losses) gains            (12,337)        11,269
Unrecognized prior service cost              6,567        (10,814)
Unrecognized transition obligation          (2,038)        (1,517)
Fourth-quarter contribution, net            (2,483)        (7,891)
-------------------------------------------------------------------
Recorded pension (asset) liability      $   (2,953)      $109,891
-------------------------------------------------------------------


Plan assets, which were valued as of September 30, 1995 and 1994, consist of money market investments, investments in marketable fixed income and equity securities, an investment in a diversified real estate equity fund and investments in group annuity insurance contracts.

    The additional minimum liability relating to the unfunded status of these plans is included in other liabilities on the Consolidated Balance Sheets as of December 31, 1995 and miscellaneous assets includes a related intangible asset of an equal amount. No such liability was required as of December 31, 1994.

--------------------------------------------------------------------------------

10.   POSTRETIREMENT BENEFITS OTHER THAN
      PENSIONS AND POSTEMPLOYMENT BENEFITS

The Company provides health and life insurance benefits to retired employees (and their eligible dependents) who are not covered by any collective bargaining agreements if the employee meets specified age and service requirements.

    In accordance with SFAS No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions, the Company accrues the costs of such benefits during the employee's active years of service.

    Net periodic postretirement cost was $7,842,000 in 1995, $12,419,000 in 1994 and $10,809,000 in 1993, respectively. The decrease in 1995 cost was a result of a plan amendment which was adopted to reduce benefits for participants retiring after January 1, 1995. The effect on the accumulated postretirement benefit obligation is a reduction of $16,736,000. This amount is being amortized over a period of approximately nine years beginning in 1995. The components of this cost are as follows:

----------------------------------------------------------------
Dollars in thousands                  1995      1994      1993
----------------------------------------------------------------
Service cost for benefits
  earned during the period         $ 2,820   $ 4,629   $ 3,955
Interest cost on accumulated
  postretirement obligation          8,142     9,376     6,854
Net amortization and deferral       (3,120)     (102)        -
Curtailment gain (See Note 2)            -    (1,484)        -
----------------------------------------------------------------
Net periodic postretirement cost   $ 7,842   $12,419   $10,809
----------------------------------------------------------------

The Company's policy is to fund the above-mentioned payments as claims and premiums are paid.

    The following table sets forth the amounts included in Accrued Expenses and Other Liabilities on the Consolidated Balance Sheets at December 31, 1995 and 1994, based on valuation dates of September 30 in each year.

----------------------------------------------------------------
Dollars in thousands
----------------------------------------------------------------
December 31                            1995                1994
----------------------------------------------------------------
Accumulated postretirement
  benefit obligation
  Retirees                         $ 55,954            $ 49,595
  Fully eligible active plan         19,870              26,894
    participants
  Other active plan participants     44,965              45,017
----------------------------------------------------------------
Total                               120,789             121,506
Unrecognized net gains               16,536              26,287
Unrecognized prior service cost      13,597                   -
Fourth-quarter benefit
  payments                            (544)             (1,035)
----------------------------------------------------------------
Total accrued postretirement
  benefit liability                 150,378             146,758
Current portion included in
  accrued expenses                    4,400               4,400
----------------------------------------------------------------
Long-term accrued postretirement
  benefit liability                $145,978            $142,358
----------------------------------------------------------------

    Increasing the assumed health care cost trend rates by one percentage point in each year and holding all other assumptions constant would increase the accumulated postretirement benefit obligation as of December 31, 1995 by $16,706,000 and increase the net periodic postretirement benefit cost for 1995 by $1,785,000.
    For 1995, the accumulated postretirement benefit obligation was determined using a discount rate of 7.25 percent, an estimated increase in compensation levels of 5.5 percent and a health care cost trend rate of between 11.0 percent and 9.25 percent in the first year, grading down to 5.0 percent in the year 2008.
    For 1994, the accumulated postretirement benefit obligation was determined using a discount rate of 8.25 percent, an estimated increase in compensation levels of 5.5 percent and a health care cost trend rate of between 12.0 percent and 10.0 percent in the first year grading down to 5.0 percent in the year 2008.
    In connection with collective bargaining agreements, the Company contributes to several welfare plans including a joint Company-union plan and a number of joint industry-union plans. Contributions are determined as a function of hours worked or period earnings. Portions of these contributions, which cannot be disaggregated, related to postretirement benefits for plan participants. Total contributions to these welfare funds were approximately $26,034,000, $25,460,000 and $18,000,000 in 1995, 1994 and 1993, respectively.
    In accordance with SFAS No. 112, Employers' Accounting for Postemployment Benefits, the Company accrues the cost of certain benefits provided to former or inactive employees, after employment but before retirement, such as workers' compensation, disability benefits and health care continuation coverage during the employees' active years of service.

--------------------------------------------------------------------------------

11.   EXECUTIVE AND NON-EMPLOYEE DIRECTORS' INCENTIVE PLAN


Under the Company's 1991 Executive Stock Incentive Plan and 1991 Executive Cash Bonus Plan (together the "1991 Executive Plans"), the Board of Directors may authorize incentive compensation awards and grant stock options to key employees of the Company. Awards may be granted in cash, restricted and unrestricted shares of the Company's Class A Common Stock, Retirement Units or such other forms as the Board of Directors deems appropriate. Under the 1991 Executive Plans, stock options of up to 10,000,000 shares of Class A Common Stock may be granted and stock awards of up to 1,000,000 shares of Class A Common Stock may be made. In adopting the 1991 Executive Plans, shares previously available for issuance of retirement units and stock options under prior plans are no longer available for future awards.

    Retirement Units are payable in Class A Common Stock over a period of 10 years following retirement.

    Stock options currently outstanding were granted under the Company's 1984 Stock Option Plan and the 1991 Executive Plans. The Plans provide for granting of both incentive and non-qualified stock options principally at an option price per share of 100 percent of the fair market value of the Class A Common Stock on the date of grant. These options have terms of five or ten years, and become exercisable in annual periods ranging from one year to four years from the date of grant. Payment upon exercise of an option may be made in cash, with previously-acquired shares, with shares (valued at fair market value) which would be otherwise issued on the exercise of the option or any combination thereof.

    Under the Company's Non-Employee Directors' Stock Option Plan (the "Directors' Plan"), non-qualified options with ten-year terms are granted annually to each non-employee director of the Company. Each annual grant allows the director to purchase from the Company up to 1,000 shares of Class A Common Stock at the fair market value of such shares at the date of grant. Options for an aggregate of 250,000 shares of Class A Common Stock may be granted under the Directors' Plan.

     Outstanding stock options granted to key employees of The Globe to purchase its Series A and/or Series B Common Stock prior to the merger have been converted to stock options to purchase the Company's Class A Common Stock. The former Globe stock options were converted at a ratio of 0.6 shares of Class A Common for each share of Globe stock as determined by the merger agreement. All of these stock options became exercisable as of the acquisition date.

    Changes in stock options for each of the three years in the period ended December 31, 1995 were as follows:

  ----------------------------------------------------------------
  Dollars in thousands                   Option Price
  except per share data       Shares    Per Share ($)      Total
  ----------------------------------------------------------------
  Options outstanding
    January 1, 1993        4,880,616   13.96 to 38.87   $115,935
  Granted                  1,909,080   26.50 to 30.68     50,641
  Globe stock option
    conversion               958,654    6.89 to 22.50     14,381
  Exercised                 (346,334)   6.89 to 26.75     (6,333)
  Terminations               (41,175)  20.00 to 36.43     (1,116)
  ----------------------------------------------------------------
  Options outstanding
    December 31, 1993      7,360,841    6.89 to 38.87    173,508
  Granted                  2,426,376   22.56 to 26.18     54,807
  Exercised                 (378,392)   6.89 to 26.75     (6,634)
  Terminations              (127,037)  11.45 to 36.43     (3,174)
  ----------------------------------------------------------------
  Options outstanding
    December 31, 1994      9,281,788    6.89 to 38.87    218,507
  Granted                  2,047,438   23.18 to 29.75     60,826
  Exercised                 (909,622)   6.89 to 26.75    (18,741)
  Terminations              (412,379)  11.45 to 36.43    (11,009)
  ----------------------------------------------------------------
  Options outstanding
    December 31, 1995     10,007,225   10.31 to 38.87   $249,583
  ----------------------------------------------------------------
  Options which became
    exercisable during
  1993                     1,803,174    6.89 to 28.88    $35,098
  1994                       761,221   20.00 to 30.68     19,021
  1995                     1,285,288   20.00 to 26.50     30,667
  ----------------------------------------------------------------
  Options exercisable
    at December 31,
  1993                     4,673,663    6.89 to 38.87   $104,789
  1994                     4,953,313    6.89 to 38.87    114,260
  1995                     5,272,657   10.31 to 38.87    124,603
  ----------------------------------------------------------------

--------------------------------------------------------------------------------

12.   CAPITAL STOCK


The 5 1/2 percent cumulative prior preference stock, which is redeemable at the option of the Company on 30-day's notice at par plus accrued dividends, is entitled to an annual dividend of $5.50 payable quarterly.

    The serial preferred stock is subordinate to the 5 1/2 percent cumulative prior preference stock. The Board of Directors is authorized to set the distinguishing characteristics of each series prior to issuance, including the granting of limited or full voting rights; however, the consideration received must be at least $100 per share. No shares of serial preferred stock have been issued.

    The Class A and Class B Common Stock are entitled to equal participation in the event of liquidation and in dividend declarations. The Class B Common Stock is convertible at the holders' option on a share-for-share basis into Class A shares. As provided for in the Certificate of Incorporation, the Class A Common Stock has limited voting rights, including the right to elect five of the fifteen directors of the Board, and the Class A and Class B Common Stock have the right to vote together on reservations of Company stock for stock options and other stock-related plans, on the ratification of the selection of independent certified public accountants and, in certain circumstances, on acquisitions of the stock or assets of other companies. Otherwise, except as provided by the laws of the State of New York, all voting power is vested solely and exclusively in the holders of the Class B Common Stock.

    At the April 1994 annual meeting of the Company's Class A and B Common Stockholders, an amendment to the Employee Stock Purchase Plan was approved to reserve an additional 6,000,000 shares of Class A Common Stock for sale under the Plan.

    At a special meeting of shareholders in September 1993, an amendment of the Company's Restated Certificate of Incorporation was approved to increase the total number of authorized shares of Class A Common Stock to 200,000,000 shares, thereby increasing the Company's overall total number of authorized shares of capital stock of The New York Times Company to 200,910,000 shares.

    Under a stock repurchase program which commenced in June 1993 and expired at the close of The Globe transaction on October 1, 1993, the Company repurchased approximately 10,231,000 shares of its Class A Common Stock at an average price of $24.87 per share.

     The Company spent $150,000,000 authorized under its previous stock repurchase program announced in October 1993. In October 1994, the Company announced authorized expenditures of up to $100,000,000 for repurchases of its Class A Common Stock. Under the two programs, the Company has repurchased approximately 10,074,000 shares of its Class A Common Stock at an average effective price of $23.42 per share. Had the stock repurchases, under both programs, occurred as of January 1, 1994, earnings per share for the year 1994 would have been $2.12, an increase of $.07 per share.

     During the first quarter of 1995, the remainder of the October 1994 $100,000,000 authorization was spent to repurchase approximately 639,000 shares of Class A Common Stock at an average price of $22.08. In February 1995 the Company's Board of Directors authorized additional expenditures of up to $50,000,000. As of February 26, 1996, the Company repurchased approximately 1,415,000 shares of its Class A Common Stock at an average price of $22.84 per share under this program. Under the program, purchases may be made from time to time either in the open market or through private transactions. The number of shares that may be purchased in market transactions may be limited as a result of The Globe transaction. Purchases may be suspended from time to time or discontinued. The remaining amount of this authorization is approximately $18,000,000. Had the 1995 stock repurchases occurred as of January 1, 1995, earnings per share for the year 1995 would have been $1.41, an increase of $.01 per share.

    In addition to the Company's stock repurchase program, in 1994 the Company began to sell equity put options in a series of private placements that entitle the holder, upon exercise, to sell shares of Class A Common Stock to the Company at a specified price. In 1995 and 1994, put options for 300,000 and 1,210,000 shares were issued for $285,000 and $1,189,000 in premiums, respectively, which have been accounted for as a part of additional capital. As of December 31, 1995 all put options issued in 1995 have expired. Put options for 120,000 shares that were outstanding at December 31, 1994 have been exercised or expired and the amount of $2,660,000 that was recorded in other liabilities has been reclassed to additional capital as of December 31, 1995. Premiums received in 1995 from put options reduced the average price of shares repurchased during 1995 to $22.51 per share from $22.65 per share; premiums received in 1994 reduced the average price of shares repurchased during 1994 to $23.42 per share from $23.53 per share.

    Under the 1996 Offering of the Employee Stock Purchase Plan, eligible employees may purchase Class A Common Stock through payroll deductions during 1996 at the lower of $23.85 per share (85 percent of the average market price on November 1, 1995) or 85 percent of the average market price on December 30, 1996. Shares of Class A Common Stock reserved for issuance at December 31, 1995 and 1994 were as follows:

  -----------------------------------------------------------------
  December 31                                    1995        1994
  -----------------------------------------------------------------
  Retirement Units Outstanding                197,000     221,021
  Stock Awards Available                      965,686     973,844
  Stock Options
    Outstanding                            10,007,225   9,281,788
    Available                               1,888,961   3,646,047
  Employee Stock
  Purchase Plan
    Available                               4,702,248   5,802,596
  Voluntary Conversion of
  Class B Common Stock
    Available                                 568,919     570,121
  -----------------------------------------------------------------
  Total                                    18,330,039  20,495,417
  -----------------------------------------------------------------

--------------------------------------------------------------------------------
13.   SEGMENTS

The Company's segment and related information is included on pages 2 and 3 of this Appendix. The information for the years 1995, 1994 and 1993 appearing therein is presented on a basis consistent with, and is an integral part of, the consolidated financial statements. Revenues from individual customers, revenues between business segments and revenues, operating profit and identifiable assets of foreign operations are not significant.

--------------------------------------------------------------------------------
14.   COMMITMENTS AND CONTINGENT LIABILITIES

In July 1994, the Company's Board of Directors approved the construction of the new facility in College Point which will allow for later news deadlines and provide color and inserting capability for The Times's daily newspaper. The cost of the new facility, excluding capitalized interest currently projected to be $35,000,000, is estimated to be $315,000,000. As of December 31, 1995, the
Company has spent approximately $176,600,000 excluding capitalized interest.

     The Company is presently engaged in additional projects to modernize and improve other production facilities. As of December 31, 1995, the Company has committed $123,200,000 and spent approximately $50,000,000 for these additional projects.

    There are various legal actions that have arisen in the ordinary course of business and are now pending against the Company. Such actions are usually for amounts greatly in excess of the payments, if any, that the Company may be required to make. It is the opinion of management after reviewing such actions with legal counsel to the Company that the ultimate liability which might result from such actions would not have a material adverse effect on the consolidated financial statements.

--------------------------------------------------------------------------------

15.      RECLASSIFICATIONS

For comparability, certain 1993 and 1994 amounts have been reclassified to conform with the 1995 presentation.

INDEPENDENT AUDITORS' REPORT BOARD OF DIRECTORS AND STOCKHOLDERS OF THE NEW YORK TIMES COMPANY:


We have audited the accompanying consolidated balance sheets of The New York Times Company as of December 31, 1995 and 1994, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of The New York Times Company as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

/s/Deloitte & Touche LLP
------------------------
   Deloitte & Touche LLP



New York, New York
February 7, 1996


MANAGEMENT'S RESPONSIBILITIES REPORT


The Company's consolidated financial statements were prepared by management who is responsible for their integrity and objectivity. The consolidated financial statements have been prepared in accordance with generally accepted accounting principles and, as such, include amounts based on management's best estimates and judgments.

    Management is further responsible for maintaining a system of internal accounting control, designed to provide reasonable assurance that the Company's assets are adequately safeguarded and that the accounting records reflect transactions executed in accordance with management's authorization. The system of internal control is continually reviewed for its effectiveness and is augmented by written policies and procedures, the careful selection and training of qualified personnel and a program of internal audit.

    The consolidated financial statements were audited by Deloitte & Touche LLP, independent auditors. Their audit was conducted in accordance with generally accepted auditing standards and their report is shown on this page.

    The Audit Committee of the Board of Directors, which is composed solely of independent directors, meets regularly with the independent auditors, internal auditors and management to discuss specific accounting, financial reporting and internal control matters. Both the independent auditors and the internal auditors have full and free access to the Audit Committee. Each year the Audit Committee selects, subject to ratification by stockholders, the firm which is to perform audit and other related work for the Company.

--------------------------------------------------------------------------------

MARKET INFORMATION

--------------------------------------------------------------------------------

The Class A Common Stock is listed on the American Stock Exchange. The Class B convertible Common Stock and the 5 1/2 percent cumulative prior preference stock are unlisted and are not actively traded. Dividends on the preference stock were paid at the quarterly rate of $1.375 per share during each of the two years.

     The approximate number of security holders of record as of January 31, 1996 was as follows: Class A Common Stock: 16,111; Class B Common Stock: 41; 5 1/2 percent cumulative prior preference stock: 61.

The market price range of Class A Common Stock in 1995 and 1994 is as follows:

 -------------------------------------------------------------------
  Quarter Ended                1995                     1994
 -------------------------------------------------------------------
                         High         Low        High          Low
  March 31             $23.50      $20.12      $29.50       $25.75
  June 30               24.50       21.62       27.62        23.00
  September 30          29.25       22.62       25.00        21.62
  December 31           30.87       27.12       24.62        21.25
  Year                  30.87       20.12       29.50        21.25
 -------------------------------------------------------------------

QUARTERLY INFORMATION (Unaudited)


-----------------------------------------------------------------------------------------------------------------------------------
Dollars and shares in millions       First Quarter     Second Quarter      Third Quarter     Fourth Quarter           Year
except per share data              1995      1994     1995      1994     1995      1994     1995      1994       1995        1994
-----------------------------------------------------------------------------------------------------------------------------------
Revenues                         $ 571.2  $ 589.5   $ 610.4  $ 635.5  $ 572.7   $ 527.2  $ 655.1   $ 605.4  $ 2,409.4  $  2,357.6
-----------------------------------------------------------------------------------------------------------------------------------
Costs and Expenses
  Production costs:
    Raw materials                   80.0     78.4      85.7     80.4     90.5      66.0    111.9      79.6      368.1       304.4
    Wages and benefits             131.4    132.1     133.6    133.7    135.1     129.8    137.1     134.1      537.2       529.7
    Other                           96.2    112.9      97.6    117.6     97.2      96.2    108.1     102.0      399.1       428.7
-----------------------------------------------------------------------------------------------------------------------------------
  Total                            307.6    323.4     316.9    331.7    322.8     292.0    357.1     315.7    1,304.4     1,262.8
  Selling, general and
    administrative expenses        206.0    223.0     211.9    230.4    209.7     201.9    248.8     228.3      876.4       883.6
-----------------------------------------------------------------------------------------------------------------------------------
Total                              513.6    546.4     528.8    562.1    532.5     493.9    605.9     544.0    2,180.8     2,146.4
-----------------------------------------------------------------------------------------------------------------------------------
Operating profit                    57.6     43.1      81.6     73.4     40.2      33.3     49.2      61.4      228.6       211.2
Interest expense, net                7.3      8.7       6.7      8.0      5.6       6.2      5.6       5.3       25.2        28.2
Net gain (loss) on dispositions        -        -         -        -     11.3     204.0        -      (3.1)      11.3       200.9
Income taxes                        24.5     16.7      34.2     31.4     18.0     112.0     16.1      13.8       92.8       173.9
-----------------------------------------------------------------------------------------------------------------------------------
Income before
  equity in operations of
  forest products group             25.8     17.7      40.7     34.0     27.9     119.1     27.5      39.2      121.9       210.0
Equity in operations of
  forest products group              1.6        -       2.6      0.3      4.3       1.5      5.5       1.5       14.0         3.3
-----------------------------------------------------------------------------------------------------------------------------------
Net income                        $ 27.4  $  17.7    $ 43.3  $  34.3  $  32.2   $ 120.6  $  33.0   $  40.7  $   135.9  $    213.3
-----------------------------------------------------------------------------------------------------------------------------------
Average number of common
  shares outstanding                97.8    106.9      96.8    106.3     96.3     104.3     96.5      98.8       96.9       104.1
Per share of common stock
  Net income                      $  .28  $   .17    $  .45  $   .32  $   .33   $  1.16  $   .34   $   .41  $    1.40  $     2.05
  Dividends                          .14      .14       .14      .14      .14       .14      .14       .14        .56         .56
-----------------------------------------------------------------------------------------------------------------------------------


    The 1994 quarters do not equal the respective year-end amounts for earnings per share due to the weighted average number of shares outstanding used in the computations for the respective periods. Per share amounts for the respective quarters and years have been computed using the average number of common shares outstanding as presented in the table above.

     Annual and quarterly per share amounts are affected by the timing of share issuances and repurchases. During 1994, approximately $235.2 million was expended to repurchase 10.0 million shares.

    The Company's largest source of revenues is advertising, which influences the pattern of the Company's quarterly consolidated revenues and is seasonal in nature. Traditionally, second-quarter and fourth-quarter advertising volume is higher than that in the first quarter. Advertising volume tends to be lower in the third quarter primarily because of the summer slow-down in many areas of economic activity.

    The cost of raw materials for the Company and the entire publishing industry has been adversely affected by the significant increases in newsprint and magazine paper prices throughout 1995. The unfavorable impact of these increases is expected to continue during 1996. Quarterly trends are also affected by the overall economy and economic conditions that may exist in specific markets served by each of the Company's business segments.

     Third-quarter 1995 includes a $11.3 million pre-tax gain ($.05 per share) from the sales of small regional newspapers.

     Fourth-quarter 1995 includes a $10.1 million pre-tax charge ($.06 per share) for severance and related costs for work force reductions.

     Third-quarter 1994 includes a $204.0 million pre-tax gain ($.99 per share) from the sales of the Women's Magazines Division and U.K. golf publications.

     Fourth-quarter 1994 includes a $3.1 million loss ($.02 per share) on the disposition of Gaspesia.


TEN-YEAR SUPPLEMENTAL FINANCIAL DATA
------------------------------------------------------------------------------------------------------------------------------------

Dollars and shares in millions                                        Year Ended December 31
except per share data                1995      1994      1993      1992     1991      1990      1989      1988      1987      1986
------------------------------------------------------------------------------------------------------------------------------------

Revenues and Income
Revenues                           $2,409    $2,358    $2,020    $1,774   $1,703    $1,777    $1,769    $1,700    $1,642    $1,524
------------------------------------------------------------------------------------------------------------------------------------
Operating Profit                      229       211       127        88       94       130       169       251       284       266
------------------------------------------------------------------------------------------------------------------------------------
Income (Loss) from continuing
  operations before equity
  in forest products group            122       210        58        (2)      41        61        84       132       138       110
Equity in operations of
  forest products group                14         3       (52)       (9)       6         4       (16)       29        18        20
------------------------------------------------------------------------------------------------------------------------------------
Income (Loss) from continuing
  operations                          136       213         6       (11)      47        65        68       161       156       130
Discontinued operations                 -         -         -         -        -         -       199         7         4         2
Net cumulative effect of
  accounting changes                    -         -         -       (34)       -         -         -         -         -         -
------------------------------------------------------------------------------------------------------------------------------------
Net income (loss)                     136       213         6       (45)      47        65       267       168       160       132
------------------------------------------------------------------------------------------------------------------------------------
Balance Sheet
Total assets                        3,377     3,138     3,215     1,995    2,128     2,150     2,188     1,915     1,712     1,405
Long-term debt
  and capital lease obligations       638       523       460       207      213       319       337       378       391       217
Common stockholders' equity         1,610     1,544     1,599     1,000    1,073     1,056     1,064       873       823       705
------------------------------------------------------------------------------------------------------------------------------------
Per share of Common Stock
Continuing operations                1.40      2.05       .07      (.14)     .61       .85       .87      2.00      1.91      1.60
Discontinued operations                 -         -         -         -        -         -      2.52       .08       .05       .03
Net cumulative effect of
  accounting changes                    -         -         -      (.43)       -         -         -         -         -         -
Net income (loss)                    1.40      2.05       .07      (.57)     .61       .85      3.39      2.08      1.96      1.63
Dividends                             .56       .56       .56       .56      .56       .54       .50       .46       .40       .33
Common stockholders'
  equity (end of year)              16.50     15.71     14.96     12.54    13.70     13.68     13.63     11.02     10.04      8.59
------------------------------------------------------------------------------------------------------------------------------------
Shares Outstanding (end of year)
Class A and Class B Common           97.6      98.2     106.9      79.7     78.4      77.2      78.1      79.2      82.0      82.0
------------------------------------------------------------------------------------------------------------------------------------
Market Price (end of year)          29.62     22.12     26.25     26.37    23.62     20.62     26.37     26.87     31.00     35.50
------------------------------------------------------------------------------------------------------------------------------------

1995 - Results included: a net pre-tax gain of $11.3 million ($.05 per share) from the sales of small regional newspapers; $10.1 million pre-tax charge ($.06 per share) for work force reductions.

1994 - Results included: a net pre-tax gain of $200.9 million ($.99 per share) from the sales of the Women's Magazines Division and U.K. golf publications and the disposition of Gaspesia.

1993 - Results included: a pre-tax $3.7 million ($.02 per share) rate adjustments due to a severe snowstorm; $4.4 million ($.05 per share) of additional tax expense for remeasurement of deferred tax balances due to the enactment of the Tax Act; $1.2 million ($.02 per share) of additional tax expense due to the Tax Act which increased the federal corporate income tax rate; a $2.6 million pre-tax gain ($.02 per share) on the sale of assets; $35.4 million of pre-tax charges ($.23 per share) for staff reductions at The Times; an after-tax noncash charge of $47.0 million ($.56 per share) against equity in operations to write down the Company's investment in Gaspesia to its net realizable value.

1992 - Results included: $53.8 million pre-tax loss ($.47 per share) on the closing of The Gwinnett (Ga.) Daily News; a $3.1 million pre-tax gain ($.02 per share) from the sales of assets; a $28.0 million pre-tax charge ($.20 per share) for voluntary union staff reductions at The Times; $21.4 million pre-tax ($.15 per share) for labor disruptions and training and start-up costs at Edison. Net cumulative effect of accounting changes reflects the 1992 adoption of the change in methods of accounting for income taxes, postretirement benefits other than pensions and postemployment benefits.

1991 - Results included: a $20.0 million pre-tax charge ($.15 per share) for voluntary union staff reductions at The Times; the reversal of a provision for income taxes of $10.0 million ($.13 per share) for a favorable tax settlement.

1989 - Results included: an after-tax gain of $193.3 million ($2.46 per share) from the sale of the Company's cable television operations, of which the gain and results of operations through the 1989 sale date are included as discontinued operations; a $30.0 million pre-tax charge ($.22 per share) for voluntary union staff reductions at The Times; an after-tax charge of $27.2 million ($.35 per share) for a valuation reserve against the Company's investment in the Forest Products Group.

1986 - Results included: an interest charge of $8.5 million ($.05 per share) which relates to a court decision arising from the Company's 1981 acquisition of two cable television systems.

[X]       Please mark your
          votes as in this
          example.

     This proxy when properly executed will be voted in the manner directed herein. If no direction is given, this proxy will be voted FOR the election of Class A directors and FOR proposals 2 and 3.
-------------------------------------------------------------------------------
The Board of Directors recommends a vote FOR proposals 1, 2 and 3.
-------------------------------------------------------------------------------
1.   Election of Class       FOR         WITHHELD
     A Directors            [   ]         [   ]
     (see reverse)

For, except vote withheld from the following nominee(s)


____________________________________________________________

2.   Approval of Amended 1991 Executive Stock Incentive Plan

 FOR      AGAINST      ABSTAIN
[   ]      [   ]        [   ]

3. Ratification of selection of Deloitte & Touche LLP as auditors

 FOR      AGAINST      ABSTAIN
[   ]      [   ]        [   ]
-------------------------------------------------------------------------------

This proxy is solicited on behalf of the Board of Directors for the Annual Meeting on April 16, 1996.
Your signature on the proxy is your acknowledgment of receipt of the Notice of Meeting and Proxy Statement, both dated March 12, 1996.

The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or at any adjournments thereof.

Change of
address on           [   ]
Reverse Side

SIGNATURE(S)                                    DATE
             ---------------------------------       ---------------------

NOTE:   Please sign as name appears hereon.  Joint owners should each sign.  When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.  If signing as a corporation, please give full corporate name by authorized officer.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                                                                        CLASS A
[LOGO]             THE NEW YORK TIMES COMPANY
           Proxy Solicited on Behalf of the Board of Directors of the Company for Annual Meeting on April 16, 1996

    The undersigned hereby constitutes and appoints Arthur Ochs Sulzberger, Laura J. Corwin and Solomon B. Watson IV, and each of them, as proxies
P   with full power of substitution in each,  to represent the undersigned at
R   the Annual Meeting of Stockholders of THE NEW YORK TIMES COMPANY to be held
O   at 9:30 A.M., local time, at Town Hall, 123 West 43rd Street, New York, New
X   York 10036, on Tuesday, April 16, 1996, or at any adjournments thereof, and
Y to vote on all matters coming before said meeting including the proposals indicated on the reverse side hereof.

    Election of Class A Directors.  Nominees:
    Louis V. Gerstner, Jr., A. Leon Higginbotham, Jr., Robert A. Lawrence, Charles H. Price II,
    Donald M. Stewart

                                              Change of Address

                                        --------------------------------

                                        --------------------------------

                                        --------------------------------

                                        --------------------------------

(If you have written in the above space, please mark the corresponding box on the reverse side of this card)

You are encouraged to specify your choices by marking the appropriate boxes--SEE REVERSE SIDE--but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations.  Your shares cannot be voted unless you sign and return this card.
                                                           --------------
                                                             SEE REVERSE
                                                                SIDE
                                                           --------------
-------------------------------------------------------------------------------

[X]       Please mark your
          votes as in this
          example.

     This proxy when properly executed will be voted in the manner directed herein. If no direction is given, this proxy will be voted FOR the election of Class B directors and FOR proposals 2 and 3.
-------------------------------------------------------------------------------
The Board of Directors recommends a vote FOR proposals 1, 2 and 3.
-------------------------------------------------------------------------------
1.   Election of Class       FOR         WITHHELD
     B Directors            [   ]         [   ]
     (see reverse)

For, except vote withheld from the following nominee(s)


____________________________________________________________

2.   Approval of Amended 1991 Executive Stock Incentive Plan

 FOR      AGAINST      ABSTAIN
[   ]      [   ]        [   ]

3. Ratification of selection of Deloitte & Touche LLP as auditors

 FOR      AGAINST      ABSTAIN
[   ]      [   ]        [   ]

-------------------------------------------------------------------------------

This proxy is solicited on behalf of the Board of Directors for the Annual Meeting on April 16, 1996.
Your signature on the proxy is your acknowledgment of receipt of the Notice of Meeting and Proxy Statement, both dated March 12, 1996.

The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or at any adjournments thereof.

Change of
address on           [   ]
Reverse Side

SIGNATURE(S)                                    DATE
            ----------------------------------       ----------------------

NOTE:     Please sign as name appears hereon.  Joint owners should each sign.  When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.  If signing as a corporation, please give full corporate name by authorized officer.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                                                                        CLASS B

[LOGO]               THE NEW YORK TIMES COMPANY
          Proxy Solicited on Behalf of the Board of Directors of the Company for Annual Meeting on April 16, 1996

    The undersigned hereby constitutes and appoints Arthur Ochs Sulzberger, Laura J. Corwin and Solomon B. Watson IV, and each of them, as proxies
P   with full power of substitution in each,  to represent the undersigned at
R   the Annual Meeting of Stockholders of THE NEW YORK TIMES COMPANY to be held
O   at 9:30 A.M., local time, at Town Hall, 123 West 43rd Street, New York, New
X   York 10036, on Tuesday, April 16, 1996, or at any adjournments thereof, and
Y to vote on all matters coming before said meeting including the proposals indicated on the reverse side hereof.

    Election of Class B Directors.  Nominees:
    John F. Akers, Richard L. Gelb, Marian S. Heiskell, Ruth S. Holmberg, George B. Munroe, George L. Shinn, Arthur Ochs Sulzberger, Judith P. Sulzberger, William O. Taylor, Cyrus R. Vance

                                              Change of Address

                                        -------------------------------

                                        -------------------------------

                                        -------------------------------

                                        -------------------------------

(If you have written in the above space, please mark the corresponding box on the reverse side of this card)

You are encouraged to specify your choices by marking the appropriate boxes--SEE REVERSE SIDE--but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations.  Your shares cannot be voted unless you sign and return this card.
                                                        ---------------
                                                          SEE REVERSE
                                                             SIDE
                                                        ---------------
-------------------------------------------------------------------------------

[FRONT]

SECRETARY'S OFFICE                                               NO POSTAGE
                                                                 NECESSARY
BUSINESS REPLY MAIL                                              IF MAILED
FIRST CLASS MAIL    PERMIT NO 289     NEW YORK, NY                 IN THE
                                                               UNITED STATES
POSTAGE WILL BE PAID BY ADDRESSEE

          THE NEW YORK TIMES COMPANY
          229 WEST 43RD STREET
          NEW YORK, NY 10109 - 0225



[REVERSE]


Please return this card                 / / I plan to attend the Meeting*
only if you plan to attend.
--------------------------

THE NEW YORK TIMES COMPANY              Please type or print clearly.
ANNUAL MEETING OF STOCKHOLDERS
9:30 A.M., TUESDAY, APRIL 16, 1996
                                        ---------------------------------------
                                        Name of Stockholder

TOWN HALL
123 WEST 43RD STREET                    ---------------------------------------
NEW YORK, NEW YORK 10036                Street Address


                                        ---------------------------------------
                                        City               State            Zip

                                        *To facilitate counting, please forward
[LOGO] your proxy to the Transfer Agent even if you are planning to attend. You can always revoke it at the meeting if you wish.

                           THE NEW YORK TIMES COMPANY
                      1991 EXECUTIVE STOCK INCENTIVE PLAN


1. NAME AND GENERAL PURPOSE

    The name of this plan is The New York Times Company 1991 Executive Stock Incentive Plan (hereinafter called the "Plan"). The purpose of the Plan is to enable the Company (as hereinafter defined) to retain and attract executives who enhance its tradition and contribute to its success by their ability, ingenuity and industry, and to enable them to participate in the long-term success and growth of the Company.


2. DEFINITIONS

    (a) "Awards"--has the meaning specified in Section 12 hereof.

    (b) "Board"--means the Board of Directors of the Company.

    (c) "Cash Plan"--means the Company's 1991 Executive Cash Bonus Plan.

    (d) "Code"--means the Internal Revenue Code of 1986, as amended.

    (e) "Committee"--means the Committee referred to in Section 3 of the Plan. If at any time no Committee shall be in office then the functions of the Committee specified in the Plan shall be exercised by those members of the Board who are Disinterested Persons.

    (f) "Common Stock"--means shares of the Class A Common Stock of the Company.

    (g) "Company"--means The New York Times Company, a corporation organized under the laws of the State of New York (or any successor corporation), and its subsidiaries (as hereinafter defined) and other non-corporate entities in which it owns directly or indirectly 40% or more of the equity interests. A "subsidiary" means any corporation in which the Company possesses directly or indirectly 50% or more of the combined voting power of all classes of stock.

    (h) "Consolidated Statement of Income"--means the consolidated statement of income (or any comparable statement, however designated) of the Company, audited by the independent certified public accountants of the Company and contained in the Company's annual report to stockholders or proxy statement.

    (i) "Disability"--means total disability as defined under the Company's long term disability plan, whether or not the Participant is covered by such plan, as determined by the Committee.

    (j) "Disinterested Person"--means any Director of the Company who at the time of acting is a "disinterested person" under Rule 16b-3 or any successor rule ("Rule 16b-3") under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

    (k) "Equity in Operations of Forest Products Group"--means the amount designated as Equity in Operations of the Forest Products Group for the applicable year and shown separately in the Consolidated Statement of Income for such year.

    (l) "Fair Market Value"--means the arithmetic mean of the highest and lowest sales prices of the Common Stock as reported in the Consolidated Transactions of the American Stock Exchange ("AMSE") (or such other national securities exchange on which the Common Stock may be listed at the time of determination, and if the Common Stock is listed on more than one exchange, then on the one located in New York or if the Common Stock is listed only on the National Association of Securities Dealers Automated Quotations System ("NASDAQ"), then on such system) on the date of the grant or other date on which the Common Stock is to be valued hereunder. If no sale shall have been made on the AMSE, such other exchange or the NASDAQ on such date or if the Common Stock is not then listed on any exchange or on the NASDAQ, Fair Market Value shall be determined by the Committee in accordance with Treasury Regulations applicable to incentive stock options.

    (m) "Participant"--means a key employee of the Company who is selected by the Committee to participate in any one or more parts of the Plan from among persons who in the judgment of the Committee are key employees of the Company. In general, key employees are those employees who have principal responsibility for, or who contribute substantially to, the management efficiency, editorial achievement or financial success of the Company.

    (n) "Pre-Tax Income"--means income before income taxes and Equity in Operations of Forest Products Group, as shown in the Consolidated Statement of Income for the applicable year, but before the amount of any provision for Awards under the Plan and awards under the Cash Plan for such year.

    (o) "Retirement"--means retirement as defined by the terms of "The New York Times Companies Pension Plan" which became effective December 31, 1988, or any successor retirement plan, whether or not the Participant is a member of such retirement plan, and, in the case of employees of Affiliated Publications, Inc., or any subsidiary thereof, who are not subject to the reporting requirements of
Section 16 of the Exchange Act with respect to Common Stock and who retire under the terms of the Globe Newspaper Company Retirement Plan, which became effective January 1, 1994 (the "Globe Pension Plan") or any successor retirement plan, "Retirement" shall also mean retirement as defined by the terms of the Globe Pension Plan or any successor plan.


3. ADMINISTRATION OF THE PLAN

    The Plan shall be administered by the Board or the Committee appointed by it and composed of two or more directors all of whom shall be Disinterested Persons. The membership of the Committee shall be constituted so as to comply at all times with the applicable requirements of Rule 16b-3, and with the administration requirements of Section 162(m)(4)(C) of the Code. The Committee shall serve at the pleasure of the Board and shall have such powers as the Board may from time to time confer upon it.


4. OPTIONS AND AWARDS UNDER THE PLAN

    Options, which include "Non-Qualified Options" and "Incentive Stock Options" or combinations thereof, are rights to purchase Common Stock of the Company. Non-Qualified Options and Incentive Stock Options are subject to the terms, conditions and restrictions provided in Part I of the Plan.

    Awards under the Plan may include one or more of the following types, either alone or in any combination thereof: (i) "Stock Awards," (ii) "Restricted Stock Awards," (iii) "Retirement Unit Awards," (iv) "Annual Performance Awards," (v) "Performance Awards" or "Other Awards."

    Stock Awards are granted under Part IIA of the Plan. Restricted Stock Awards are granted under Part IIB of the Plan. Retirement Unit Awards are granted under
Part IIC of the Plan. Annual Performance Awards are granted under Part IID of the Plan. Performance Awards or Other Awards are granted under Part IIE of the Plan. Awards are subject to the terms, conditions and restrictions provided in the respective subparts of Part II of the Plan. Annual Performance Awards will be based exclusively on the criteria set forth in Section 27A.


                             PART I  STOCK OPTIONS

5. PURPOSE

    The purpose of the Stock Option portion of the Plan is to provide an added incentive for effective service and high levels of performance to participating key employees of the Company by affording them an opportunity, under the terms of the Plan, to acquire Common Stock and thereby to increase their proprietary interest in the continued progress and success of the Company.

6. DETERMINATION OF OPTIONEES; SHARES SUBJECT TO OPTIONS

    (a) The Committee may grant options to purchase Common Stock ("Options") to key employees of the Company in such amounts as the Committee may determine, subject to the conditions and limitations set forth in the Plan. Options may be granted in combination with Awards made under the Plan, and Options may be granted to any Participant whether or not he or she was eligible for, or received, an Award.

    (b) The number of shares of Common Stock with respect to which Options may be granted to any key employee during any calendar year shall not exceed 200,000 (subject to adjustment as provided in Sections 28 and 29 hereof).

    (c) There may be issued under the Plan pursuant to the exercise of Options, an aggregate of not more than 20,000,000 shares of Common Stock, subject to adjustment as provided in Sections 28 and 29 hereof. Shares of Common Stock issued pursuant to Options may be either authorized but unissued shares, treasury shares, reacquired shares, or any combination thereof. Any shares subject to an Option which expires without being exercised shall be available for issuance under new Options.


7. OPTION PRICE

    The exercise price of Common Stock subject to Options granted pursuant to the Plan shall be the Fair Market Value thereof at the time the Option is granted. If a Participant owns or is deemed to be the owner of, by reason of the attribution rules under Section 425(d) of the Code, more than 10% of the combined voting power of all classes of the stock of the Company or any subsidiary of the Company and an Option granted to such Participant is intended to qualify as an Incentive Stock Option within the meaning of Section 422 of the Code, the option price shall be no less than 110% of the Fair Market Value of the Common Stock on the date the Option is granted.


8. PAYMENT OF OPTION PRICE

    The purchase price is to be paid in full when the Option is exercised and stock certificates will be delivered only against such payment. Such purchase price may be paid in such form as the Committee may determine. Payment of the option price may be made (i) in cash, (ii) by delivering a properly executed exercise notice to the Company together with a copy of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds to pay the purchase price, (iii) by delivering to the Company shares of Common Stock previously owned, (iv) by electing to have the Company retain Common Stock which would be otherwise issued on exercise of the Option, or (v) any combination of the foregoing forms, all subject to the approval of the Committee and to such rules as the Committee may adopt. In determining the number of shares of Common Stock necessary to be delivered to or retained by the Company, such Common Stock shall be valued at Fair Market Value.


9. TYPES OF STOCK OPTIONS

    (a) Options granted under the Plan may be two types, an incentive stock option ("Incentive Stock Option") and a non-qualified stock option ("Non-Qualified Option"). It is intended that Incentive Stock Options granted hereunder shall constitute incentive stock options within the meaning of Section 422 of the Code. Anything in the Plan to the contrary notwithstanding, (i) no provision of this Plan relating to Incentive Stock Options shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be so exercised, so as to disqualify either the Plan or any Incentive Stock Option granted under such provisions of the Code, and (ii) no Option designated by the Committee as a Non-Qualified Option shall constitute an Incentive Stock Option. In furtherance of the foregoing and not by way of limitation, no Incentive Stock Option shall be granted to a Participant who is not an employee of The New York Times Company or one of its subsidiaries.

    (b) If the aggregate Fair Market Value of the Common Stock (determined as of the date of grant) for which any optionee may for the first time exercise Incentive Stock Options in any calendar year under the Plan and any other stock option plan of the Company, considered in the aggregate, exceeds $100,000, such excess Incentive Stock Options will be treated as Non-Qualified Options.


10. TERMS OF STOCK OPTIONS

    (a) Each Option will be for a term of not more than ten years from the date of grant, except that if a Participant owns or is deemed to be the owner of, by reason of the attribution rules of Section 425(d) of the Code, more than 10% of the combined voting power of all classes of stock of the Company or any subsidiary of the Company and an Incentive Stock Option is granted to such Participant, the term of such Option shall be no more than five years from the date of grant.

    (b) An Option may not be exercised within one year after the date of grant except in the case of the death of the optionee or upon termination of active employment with the Company by reason of the Disability or Retirement of the optionee during such period (but subject to the provisions of Section 18 hereof with respect to any optionee subject to the reporting requirements of Section 16 of the Exchange Act). Thereafter, an Option shall be exercisable in such installments, if any, as the Committee may specify, and shall be exercisable during the optionee's lifetime only by the optionee (or, if the optionee is disabled, by any guardian or other legal representative appointed to represent him or her) and, except as provided in subsections (c) and (d) below, shall not be exercisable by the optionee unless at the time of exercise such optionee is an employee of the Company.

    (c) Upon termination of active employment with the Company by reason of Disability or Retirement, an optionee (or, if the optionee is disabled, any guardian or legal representative appointed to represent him or her) may exercise all Options otherwise exercisable by him or her at the time of such termination of employment (subject to the provisions of subsection (e) below) until the expiration thereof. In the event an optionee dies while employed by the Company or after termination of employment by reason of Disability or Retirement, the person who acquired the right to exercise his or her Options by reason of the death of the optionee, as provided in Section 30 hereof, may exercise such Options otherwise exercisable at the time of death (subject to the provisions of subsection (e) below) at any time until the expiration thereof.

    (d) Upon termination of employment with the Company for any reason other than death, Retirement or Disability, the optionee may exercise all Options otherwise exercisable by him or her at the time of such termination of employment for an additional one year after such termination of employment. In the event such optionee dies within such one-year period, the person who acquired the right to exercise his or her Options by reason of the death of the optionee, as provided in Section 30 hereof, may exercise such Options at any time within the period of the greater of (i) the remainder of the one-year period described in the foregoing sentence, or (ii) three months from the date of the optionee's death. For purposes of this Section 10(d), in the event that any optionee, who is not subject to the reporting requirements of Section 16 of the Exchange Act with respect to Common Stock, is rehired by the Company within one year of such optionee's termination of employment with the Company, such optionee shall be deemed not to have terminated employment for purposes of determining the expiration date of all unexpired non-qualified stock options held by such individual on the date of rehire, with the effect that such options shall continue to be exercisable at any time until the expiration thereof (subject to the terms thereof and the provisions of this Section 10).

    (e) Notwithstanding any of the foregoing, no Option shall be exercisable in whole or in part after the expiration date provided in the Option. In the event of the death of the optionee while employed by the Company, or the Disability or Retirement of the optionee, the Committee shall have the discretion to provide for the acceleration of the exercisability of Options exercisable over a period of time, or alternatively, to provide for all or any part of such Options to continue to become exercisable in such installments as originally specified by the Committee, or such revised installments as specified by the

Committee at the time of termination of employment (but in no event beyond the original expiration date), in either case subject to such conditions as determined by the Committee in its discretion (but in all cases subject to the provisions of Section 18 hereof with respect to any optionee subject to the reporting requirements of Section 16 of the Exchange Act). No Option shall be transferable otherwise than by will or by the laws of descent and distribution.


11. OPTION AGREEMENTS

    In consideration of any Options granted to a Participant under the Plan, such Participant shall enter into an Option Agreement with the Company providing, in addition to such other terms as the Committee may deem advisable, that the optionee must remain in the employ of the Company for one year before such optionee will be entitled to exercise the Option, except as provided in
Section 10 hereof with respect to death, Disability and Retirement, and specifying the installments, if any, in which such Option shall become exercisable.


                                PART II  AWARDS

12. FORM OF AWARDS

    The Award portion of the Plan is designed to provide incentives for key employees of the Company by the making of awards of supplemental compensation ("Awards"). The Committee, subject to the terms and conditions hereof, may make Awards to a Participant in any one, or in any combination, of the following forms:

        (a)  Common Stock as provided in Part IIA of the Plan ("Stock Awards");

        (b) Restricted Stock as provided in Part IIB of the Plan ("Restricted Stock Awards");

        (c) Retirement Units as provided in Part IIC of the Plan ("Retirement Unit Awards");

        (d) Annual Performance Awards as provided in Part IID of the Plan ("Annual Performance Awards"); and

        (e) Performance Awards ("Performance Awards") or other forms of Awards ("Other Awards"), as provided in Part IIE of the Plan.

Awards may be made to a Participant whether or not he or she is receiving an Option grant under Part I of the Plan for the year and whether or not he or she receives an award under the Cash Plan.

    Awards will be based on a Participant's performance in those areas for which the Participant is directly responsible. Performance for this purpose may be measured by the achievement of specific management goals such as, but not limited to, an increase in earnings or the operating cash flow of the Company, outstanding initiative or achievement in any department of the Company, or any other standards specified by the Committee. Annual Performance Awards will be based exclusively on the criteria set forth in Section 27A.


13. MAXIMUM AMOUNT AVAILABLE FOR THE ACCRUAL OF AWARDS UNDER PART II OF THE PLAN FOR ANY YEAR

    (a) No accrual for Awards shall be made hereunder (or under the Cash Plan) for any year unless cash dividends of not less than ten cents ($.10) per share (subject to adjustment as provided in Sections 28 and 29 hereof) have been declared on the outstanding Class A and Class B Common Stock of the Company during such year.

    (b) In the event that the above condition is met for any year during the continuance of this Plan, the maximum aggregate amount that may be accrued for Awards under the Plan and the Cash Plan for such year shall be 4% of the sum of:
(1) Pre-Tax Income plus (2) Equity in Operations of Forest Products Group. The Committee, in its sole discretion, may make adjustments in Pre-Tax Income and

Equity in Operations of Forest Products Group to take account of extraordinary, unusual or infrequently occurring events and transactions, changes in accounting principles that substantially affect the foregoing, or such other circumstances as the Committee may determine warrant such adjustment.

    (c) As soon as feasible after the close of each year, the independent certified public accountants of the Company shall report the maximum amount that may be accrued for Awards for such year under the formula described in Section 13(b), subject to the second sentence of such Section.

    (d) If amounts are accrued in any year under the formula described in this
Section 13 and are not awarded in full in such year under the Plan and the Cash Plan, such unawarded amounts may, in the discretion of the Committee, be carried forward and be available for Awards under the Plan and under the Cash Plan in any future year without regard to the provisions of Sections 13(a) or (b) of the Plan applicable to Awards made in such year.

    (e) Awards under the Plan for any year may not exceed the sum of (i) the amount accrued for such year under Section 13(b) above plus (ii) unawarded accrued amounts carried forward from previous years under Section 13(d) above plus (iii) amounts that may become available for Awards pursuant to the last sentence of Sections 15(c) and 27A hereof, minus (x) the amount of interest or dividend equivalents set aside during such year pursuant to Sections 15(c) and 27A hereof and the amount of dividend equivalents allocated to Retirement Unit Accounts during such year pursuant to Section 24 hereof, and minus (y) the amount of awards made for such year under the Cash Plan (and any interest equivalents allocated during such year pursuant to Section 10(b), 11(f) and 12(b) thereof). For this purpose, the amount of Awards of Common Stock under the Plan shall be based on the Fair Market Value of the Common Stock subject to Awards as of the date of grant of such Awards.

    (f) Subject to Sections 28 and 29 hereof, the aggregate number of shares of Common Stock for which Stock, Restricted Stock, Retirement Units, Annual Performance Awards, and Performance and Other Awards may be made under the Plan shall not exceed 1,000,000 shares, which shall be treasury shares reserved for issuance of Awards under the Plan. Shares of Common Stock subject to, but not issued under, any deferred Award which has been discontinued by the Committee pursuant to the provisions hereof or any Restricted Stock which is forfeited by any Participant shall again be available for Awards under the Plan.


14. DETERMINATION OF AWARDS AND PARTICIPANTS

    (a) As promptly as practicable after the end of each year, the Committee may make Awards (other than Annual Performance Awards, which are to be made exclusively as set forth in Section 27A) for such year and determine the amounts to be carried forward for Awards in future years. The Committee may also, in its discretion, make Awards (other than Annual Performance Awards, which are to be made exclusively as set forth in Section 27A) prior to the end of the year based on the amounts available under clauses (ii) and (iii) of Section 13(e) and reasonable estimates of the accrual for the year in question.

    (b) The Committee shall have absolute discretion to determine the key employees who are to receive Awards (other than Annual Performance Awards, which are to be made exclusively as set forth in Section 27A) under the Plan for any year and to determine the amount of such Awards based on such criteria and factors as the Committee in its sole discretion may determine, such as the Company's operating cash flow and overall financial performance. Recommendations as to the key employees who are to receive Awards (including Annual Performance Awards) under the Plan for any year and as to the amount and form of such Awards shall, however, be made to the Committee by the chief executive officer of the Company. The fact that an employee is selected as eligible for an Award shall not mean, however, that such employee will necessarily receive an Award.

    (c) A person whose employment terminates during the year or who is granted a leave of absence during the year may, in the discretion of the Committee and under such rules as the Committee may from time to time prescribe, be given an Award with respect to the period of such person's service during such year.


15. METHOD AND TIME OF PAYMENT OF AWARDS

    (a) Awards shall be paid in full as soon as practicable after the Award is made; provided, however, that the payment of Annual Performance Awards shall be subject to the provisions of Section 27A, and further provided that the payment of any or all Awards may be deferred, divided into annual installments, or made subject to such other conditions as the Committee in its sole discretion may authorize under such rules and regulations as may be adopted from time to time by the Committee.

    (b) The Committee's rules and regulations may include procedures by which a Participant expresses a preference to the Committee as to the form of Award or method of payment of an Award but the final determination as to the form and the terms and conditions of any Award shall rest solely with the Committee.

    (c) Awards deferred under the Plan shall become payable to the Participant or, in the event of the Participant's death, as specified in Section 30 hereof, in such manner, at such time or times (which may be either before or after Retirement or other termination of service), and subject to such conditions as the Committee in its sole discretion shall determine. In any year the Committee shall have the discretion to set aside, for payment in such year or any future year, interest on any deferred Award payable partly in cash, and amounts equivalent to dividends on any deferred Award payable wholly or partly in stock; provided, however, that the total amount of such interest and dividend equivalents shall be deducted from the maximum amount available for Awards under
Section 13(e) of the Plan. Any forfeited deferred Awards (including any forfeited stock at its Award value) shall be carried forward and be available for Awards in any future year without regard to the provisions of Sections 13(a) or (b) of the Plan.


16. INDIVIDUAL AGREEMENTS

    (a) The Committee may in its discretion require that each Participant receiving an Award enter into an agreement with the Company which shall contain such terms and conditions as the Committee in its discretion may require.

    (b) The Committee may cancel any unexpired, unpaid or deferred Award at any time if the Participant is not in compliance with all applicable provisions of the agreement referred to above, if any, and the Plan.


17. STATUS OF PARTICIPANTS

    No Participant in this Plan shall be deemed to be a stockholder of the Company, or to have any interest in any stock or any specific assets of the Company by reason of the fact that deferred Stock Awards, Retirement Unit Awards, Annual Performance Awards, Performance Awards, Other Awards or dollar credits are to be recorded as being held for such Participant's account to be paid in installments in the future. The interest of all Participants shall derive from and be determined solely by the terms and provisions of the Plan set forth herein.


18. DISPOSITION OF STOCK RECEIVED UNDER AN AWARD; SECTION 16(B)

    In the case of any Participant subject to the reporting requirements of
Section 16 of the Exchange Act, no shares of Common Stock received pursuant to any Award under the Plan or upon the exercise of any "derivative security" (as defined in the rules promulgated under Section 16 of the Exchange Act) received under the Plan may be sold, assigned, pledged or otherwise transferred for the period of time after the date of such Award or receipt of such derivative security as is specified in Rule 16b-3.

                             PART IIA  STOCK AWARDS


19. DETERMINATION OF STOCK AWARDS

    (a) Each year the Committee shall designate those key employees of the Company who shall receive Stock Awards under this part of the Plan. Stock Awards are made in the form of grants of Common Stock, which may be delivered immediately, in installments or on a deferred date, as the Committee, in its discretion, may provide.

    (b) If the Committee determines that some portion of a Stock Award to a Participant shall be treated as a deferred Stock Award and payable in annual or other periodic installments, then the Participant will be notified in writing when such deferred Stock Awards shall be paid and over what period of time. As soon as feasible after the granting of such a Stock Award, there shall be reserved out of the treasury shares of the Company, a number (which may include a fraction) of shares of Common Stock equal to the number of shares of Common Stock so awarded. In each year at the discretion of the Committee there may also be allocated or credited to each Participant a dollar amount equal to the cash dividends declared and paid by the Company on its Common Stock which the Participant would have received had such Participant been the owner of the number of shares of any Common Stock deferred for future payment. Any amounts provided for pursuant to the preceding sentence shall become payable in such manner, at such time or times, and subject to such conditions (which may include provision for an amount equivalent to interest on such dividend equivalents at rates fixed by the Committee) as the Committee in its sole discretion shall determine; provided, however, that the total value of such dividend equivalents (and any interest thereon) shall be deducted from the amount available for Awards under the provisions of Section 13(e) of the Plan. The Committee in its discretion may make appropriate equitable adjustments to such deferred Stock Award to account for any dividends of property (other than cash) declared and paid by the Company on its Common Stock, or to account for any other event described in Sections 28 and 29 hereof.


                       PART IIB  RESTRICTED STOCK AWARDS


20. DETERMINATION OF RESTRICTED STOCK AWARDS

    Each year the Committee shall designate the key employees of the Company who shall receive Restricted Stock Awards. Shares awarded under this part of the Plan, while subject to the restrictions hereinafter set forth, are referred to as "Restricted Stock".


21. TERMS OF RESTRICTED STOCK AWARDS

    Any Award of Restricted Stock shall be subject to the following terms and conditions and to any other terms and conditions not inconsistent with the Plan as shall be prescribed by the Committee in its sole discretion and which may be contained in the agreement, if any, referred to in Section 16 above (or in any amendment thereto):

        (a) Delivery of Restricted Stock. Unless otherwise determined by the Committee, the Company shall transfer treasury shares to each Participant to whom an Award of Restricted Stock has been made equal to the number of shares of Restricted Stock specified in the Award, and hold the certificates representing such shares of Restricted Stock for the Participant for the period of time during which such shares shall remain subject to the restrictions set forth in the Award (the "Restricted Period"). Shares of Restricted Stock may not be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered by a Participant during the Restricted Period, except as hereinafter provided. Except for the restrictions set forth herein and unless otherwise determined by the Committee, a Participant shall have all the rights of a stockholder with respect to the shares of Restricted Stock comprising his or her Award, including, but not limited to, the right to vote and the right to receive dividends (which if in shares of Common Stock shall be Restricted Stock under the same terms and conditions).

        (b) Lapse of Restricted Period. The Restricted Period shall commence upon the date of the Award (which unless otherwise specified by the Committee shall be the date the Restricted Stock is transferred to the Participant) and, unless sooner terminated as otherwise provided herein, shall continue for such period of time as specified by the Committee in the Award, which shall in no event be less than one year, and thereafter shall lapse in such installments, if any, as provided by the Committee in the Award.

        (c) Legend. Each certificate issued in respect of shares of Restricted Stock transferred or issued to a Participant under an Award shall be registered in the name of the Participant and shall bear the following (or a similar) legend:

           "THIS CERTIFICATE AND THE SHARES OF STOCK REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS CONTAINED IN THE NEW YORK TIMES COMPANY 1991 EXECUTIVE STOCK INCENTIVE PLAN (THE "PLAN") APPLICABLE TO RESTRICTED STOCK AND TO THE RESTRICTED STOCK
           AGREEMENT DATED                 (THE "AGREEMENT"), AND MAY NOT BE
           SOLD, PLEDGED, TRANSFERRED, ASSIGNED, HYPOTHECATED, OR OTHERWISE DISPOSED OF OR ENCUMBERED IN ANY MANNER DURING THE RESTRICTED PERIOD SPECIFIED IN SUCH AGREEMENT. COPIES OF SUCH PLAN AND AGREEMENT ARE ON FILE WITH THE SECRETARY OF THE COMPANY."

       (d) Death or Disability. Unless the Committee shall otherwise determine in the Award (and subject to Section 18 hereof), if a Participant ceases to be employed by the Company by reason of death or Disability, the Restricted Period covering all shares of Restricted Stock transferred or issued to such Participant under the Plan shall immediately lapse.

        (e) Retirement. Unless the Committee shall otherwise determine in the Award (and subject to the provisions of Section 18 hereof), the Restricted Period covering all shares of Restricted Stock transferred to a Participant under the Plan shall immediately lapse upon such Participant's Retirement, whether early or not.

        (f) Termination of Employment. Unless the Committee shall otherwise determine in the Award or otherwise determine at or after the date of grant, if a Participant ceases to be employed by the Company other than due to a condition described in Sections 21(d) or (e) above, all shares of Restricted Stock owned by such Participant for which the Restricted Period has not lapsed shall revert back to the Company upon such termination. Authorized leave of absence or absence in military service shall constitute employment for the purposes of this Section 21(f). Whether absence in government service may constitute employment for the purposes of the Plan shall be conclusively determined by the Committee.

        (g) Waiver of Forfeiture Provisions. The Committee, in its sole and absolute discretion (but subject to the provisions of Section 18 hereof), may waive the forfeiture provisions in respect of all or some of the Restricted Stock awarded to a Participant.

        (h) Issuance of New Certificates. Upon the lapse of the Restricted Period with respect to any shares of Restricted Stock, such shares shall no longer be subject to the restrictions imposed in the Award and shall no longer be considered Restricted Stock for the purposes of the Award and the Plan, and the Company shall issue new share certificates respecting such shares registered in the name of the Participant without the legend described in Section 21(c) in exchange for those previously issued.

                        PART IIC  RETIREMENT UNIT AWARDS


22. DETERMINATION OF RETIREMENT UNIT AWARDS

    Each year the Committee shall designate those key employees of the Company who shall receive Retirement Unit Awards under the Plan. The Company shall create and maintain appropriate records of account for each Participant which shall be designated as the Participant's Retirement Unit Account.


23. CREDITS TO RETIREMENT UNIT ACCOUNTS

    The Committee shall allocate to each Participant selected to receive a Retirement Unit Award for that year such dollar amount as the Committee shall determine, taking into account the value of the Participant's services to the Company. Such dollar amount shall thereupon be converted into Retirement Units or fractions of Units and credited to each such Participant's Retirement Unit Account in a number equal to the quotient obtained by dividing such allocated dollar amount by the Fair Market Value of one share of Common Stock as of the date the allocation is made.


24. DIVIDEND CREDITS

    At the discretion of the Committee there may also be allocated in each year to each Participant a dollar amount equal to the cash dividends declared and paid by the Company on the Common Stock which the Participant would have received had such Participant been the owner of the number of shares of Common Stock equal to the number of the whole Retirement Units (but not fractional Units) credited to the Participant's Retirement Unit Account; provided, however, that the total value of such dividend equivalents shall be deducted from the amount available for Awards under Section 13 of the Plan. The dollar amounts allocated shall be converted into and credited to the Participant's Retirement Unit Accounts as Retirement Units or fractions thereof as set forth in Section 23 above as of the date on which such dividends were paid by the Company. No interest shall be paid on the dollar amount so allocated to the Retirement Unit Account of any Participant. The Committee in its discretion may make appropriate equitable adjustments to such Retirement Unit Accounts to account for any dividends of property (other than cash) declared and paid by the Company on its Common Stock, or to account for any other event described in Sections 28 and 29 hereof.


25. RESERVATION OF STOCK AND ACCOUNTING RECORDS

    The Company shall keep records of the Participant's Retirement Unit Accounts. At the time of any allocation to a Participant's account under Sections 23 or 24 hereof, there shall be reserved out of treasury shares of the Company a number (which may include a fraction) of shares of Common Stock equal to the number of Units or fraction thereof so allocated.


26. MATURITY AND PAYMENT AFTER MATURITY

    (a) The Retirement Unit Account of each Participant shall mature upon such Participant's death, Retirement or other termination of employment.

    (b) After maturity, the Company shall deliver to the Participant (or in the event of the death of the Participant, as specified in Section 30 hereof) in ten approximately equal annual installments, shares of Common Stock equal in the aggregate to the number of Retirement Units credited to the Participant's Retirement Unit Account. Any fraction of a Unit credited to the Participant's account at maturity shall be paid in cash with the first installment, the fractional Unit being converted into cash at the Fair Market Value of the Common Stock on such first payment date. The first such installment shall be paid within 90 days after maturity. However, the Committee in its discretion at or any time after maturity may, with the consent of the Participant (or the beneficiary of a deceased Participant as specified in Section 30 hereof), (i) defer the commencement of such distribution or defer any installment, (ii) deliver full payment of the shares of Common Stock equal to the aggregate number of Retirement Units credited to the Participant's Retirement Unit Account and the dollar amount credited thereto, or (iii) reduce or increase the number of annual installments in which the payments are to be made.

    (c) So long as Retirement Units remain credited to the Retirement Unit Account of a Participant subsequent to maturity, such account shall be credited with the dollar amount allocated to the account as dividends as provided for in
Section 24 hereof. Any dollar amount so credited may be paid in cash with the next succeeding annual installment made under Section 26(b) above, or in such manner, at such time or times, and subject to such conditions as the Committee in its sole discretion shall determine; provided, however, that in the case of any dollar amount credited to an account after maturity in respect of a dividend declared prior to maturity, such dollar amounts shall be converted to Retirement Units as of the date of payment and the remaining installments of Common Stock shall be increased accordingly.


                      PART IID  ANNUAL PERFORMANCE AWARDS


27A. DETERMINATION OF ANNUAL PERFORMANCE AWARDS

    (a) General. Each year the Committee may make Annual Performance Awards under this part of the Plan; provided that no Participant may be eligible to receive an Annual Performance Award hereunder and under the Cash Plan in the same year,

    (b) Certain Definitions. For the purposes of this Section 27A, the following terms shall have the meanings specified:

        "Affected Officers" shall mean those executive officers of the Company whose compensation is required to be disclosed in the Company's annual proxy statement relating to the election of directors.

        "Code Section 162(m)" shall mean Section 162(m) of the Code (or any successor provision), and "Regulations" shall mean the regulations promulgated thereunder, as from time to time in effect.

        "Eligible Participants" shall have the meaning set forth in subsection
    (c) below.

        "Performance Adjustment" means, for any year, a factor ranging from 0% to 200%, based upon the achievement of Performance Goal Targets established by the Committee, that, when multiplied by an Eligible Participant's Target Award, determines the amount of such Eligible Participant's Annual Performance Award for such year.

        "Performance Goal" means, for any year, the business criteria selected by the Committee to measure the performance during such year of the Company (or of a division, subsidiary or group thereof) from one or more of the following:

           (i) earnings per share of the Company for the year;

           (ii) net income of the Company for the year;

           (iii) return on assets of the Company for the year (net income of the Company for the year divided by average total assets during such year);

           (iv) return on stockholders' equity of the Company for the year (net income of the Company for the year divided by average stockholders' equity during such year); and

           (v) operating profit of the Company or of a division, subsidiary or group thereof for the year.

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
        "Performance Goal Target" means, for any Performance Goal, the levels of performance during a year under such Performance Goal established by the Committee to determine the Performance Adjustment to an Eligible Participant's Target Award for such year.

        "Target Award" means, for any year, with respect to an Eligible Participant, the dollar amount set by the Committee that, when multiplied by the applicable Performance Adjustment, determines the dollar amount of such Eligible Participant's Annual Performance Award.

    (c) Eligibility. Annual Performance Awards are available each year only to Plan Participants who are designated by the Committee, prior to March 31 of such year (or prior to such later date as permitted by Code Section 162(m) and the Regulations), as likely to be Affected Officers for such year, whose annual salary and bonus for such year are expected to exceed $1,000,000 and who are not designated by the Committee as eligible for an annual performance award under the Cash Plan for such year ("Eligible Participants").

    (d) Determination of Annual Performance Awards. Prior to March 31 of each year (or prior to such later date as permitted by Code Section 162(m) and the Regulations), the Committee will determine the Eligible Participants for such year, will designate those Eligible Participants who will be entitled to earn an Annual Performance Award for such year under this Plan, and will establish for each such Eligible Participant for such year: (i) a Target Award, (ii) one or more Performance Goals, and (iii) for each such Performance Goal, a Performance Goal Target, the method by which achievement thereof will be measured and a schedule of Performance Adjustment factors corresponding to varying levels of Performance Goal Target achievement. In the event more than one Performance Goal is established for any Eligible Participant, the Committee shall at the same time establish the weighting of each such Performance Goal in determining such Eligible Participant's Annual Performance Award. Notwithstanding anything in this Section 27A to the contrary, the Annual Performance Award payable to any Eligible Participant in any year may not exceed $1.5 million.

    (e) Payment of Annual Performance Awards. Subject to subsection (f) below, Annual Performance Awards will be paid as soon as practicable after the end of the year to which it relates and after the Committee certifies the extent to which the Performance Goal Target or Targets under the Performance Goal or Goals have been met or exceeded. In the discretion of the Committee, an Annual Performance Award may be paid in cash, shares of Common Stock, shares of Restricted Stock (subject to the provisions of Section 21 hereof), Retirement Units (subject to the provisions of Sections 23-26 hereof) or any combination thereof. For this purpose, shares of Common Stock shall be valued at Fair Market Value, and Restricted Stock and Retirement Units shall be deemed to have a value equal to the Fair Market Value of the underlying Common Stock, in each case as of the date of the Committee's determination to pay such Annual Performance Award in such form or forms. If permitted by the Regulations and Code Section 162(m), the Committee may determine to pay a portion of an Annual Performance Award in December of the year to which it relates. The Committee may not increase the amount of an Annual Performance Award that would otherwise be payable upon achievement of the Performance Target or Targets, but it may reduce any Eligible Participant's Annual Performance Award in its discretion. Subject to Section 14(c) above, no Annual Performance Award will be payable to any Eligible Participant who is not an employee of the Company on the last day of the year to which such Annual Performance Award relates.

    (f) Deferral of Annual Performance Awards. If the Committee determines that some portion of an Annual Performance Award to an Eligible Participant shall be treated as a deferred Annual Performance Award and be payable in annual or other periodic installments, the Eligible Participant will be notified in writing when such deferred Annual Performance Award shall be paid and over what period of time. A deferred Award in the form of shares of Common Stock shall be subject to the provisions of Section 19 (b) hereof. In the case of a deferred Award in the form of cash, in each year the Committee shall have the discretion to provide for the payment of an amount equivalent to interest, at such rate or rates fixed by the Committee, on such deferred cash Annual Performance Award. Any amounts provided for pursuant to the preceding sentence shall become payable in such a manner, at such time or times, and subject to such conditions as the Committee shall in its sole discretion determine; provided, however, that the total amount of such interest shall be deducted from the maximum amount available for Awards under the formula described in Section 13 of the Plan.

    (g) Code Section 162(m). It is the intent of the Company that Annual Performance Awards satisfy, and this Section 27A be interpreted in a manner that satisfies, the applicable requirements of Code Section 162(m) and the Regulations so that the Company's tax deduction for Annual Performance Awards to Affected Officers is not disallowed in whole or in part by operation of Code
Section 162(m). If any provision of this Plan or of any Annual Performance Award would otherwise frustrate or conflict with such intent, that provision shall be interpreted and deemed amended so as to avoid such conflict. To the extent of any irreconcilable conflict with such intent, such provision shall be deemed void as applicable to Eligible Participants.


                     PART IIE  PERFORMANCE OR OTHER AWARDS


27. DETERMINATION OF PERFORMANCE AND OTHER AWARDS

    (a) Each year the Committee in its sole discretion may authorize other forms of Awards such as, but not limited to, Performance Awards, if the Committee deems it appropriate to do so in order to further the purposes of the Plan.

    (b) A "Performance Award" shall mean an Award which entitles the Participant to receive Common Stock, Restricted Stock, Retirement Units, Options under Part I of the Plan or other compensation (which may include cash), or any combination thereof, in an amount which depends upon the financial performance of the Company during a stated period of more than one year. Performance for this purpose may be measured by the growth in book value of the Common Stock, an increase in per share earnings of the Company, an increase in operating cash flow, or any other indicators specified by the Committee. The Committee shall also fix the period during which such performance is to be measured, the value of a Performance Award for purposes of providing for the accrual pursuant to
Section 13 of the Plan and the form of payment to be made in respect of the Performance Award.


                          PART III  GENERAL PROVISIONS


28. STOCK DIVIDEND OR STOCK SPLIT

    If at any time the Company shall take any action whether by stock dividend, stock split, combination of shares, or otherwise, which results in a proportionate increase or decrease in the number of shares of Common Stock theretofore issued and outstanding, (i) the number of shares of Common Stock then subject to deferred Awards, credited to Retirement Unit Accounts (matured or unmatured) or set aside for Performance or Other Awards, (ii) the number of outstanding Options, the number of shares of Common Stock for which such Options are exercisable and the exercise price thereof, (iii) the number of shares of Common Stock reserved for Awards, (iv) the number of shares of Common Stock reserved for Options, and (v) the maximum number of shares with respect to which Options may be granted to any key employee in any calendar year under Section 6(b), shall be increased or decreased in the same proportion. The Committee shall make an appropriate equitable adjustment to the provisions of Section 13(a) to take account of such increase or decrease in issued and outstanding shares. The Committee in its discretion may make appropriate equitable adjustments respecting deferred Stock Awards, Retirement Units, Annual Performance Awards, Performance or Other Awards and outstanding Options to take account of a dividend by the Company of property other than cash. All such adjustments shall be made by the Committee whose determination shall be conclusive and binding upon all Participants and any person claiming under or through any Participant.

29. RECLASSIFICATION OR MERGER

    If at any time the Company reclassifies or otherwise changes its issued and outstanding Common Stock (other than in par value) or the Company and one or more corporations merge and the Company is the surviving corporation of such merger, then each Stock Award, Retirement Unit (matured or unmatured), Annual Performance Award, Performance or Other Award which at the time of such reclassification or merger is credited as a Stock Award, Retirement Unit, Annual Performance Award, Performance or Other Award shall thereafter be deemed to be the equivalent of (and all Units thereafter credited to a Retirement Unit Account shall be computed with reference to), and outstanding Options shall be exercisable for, the shares of stock or other securities of the Company which pursuant to the terms of such reclassification or merger are issued with respect to each share of Common Stock. The Committee shall also make an appropriate equitable adjustment to the provisions of Sections 6(b) and 13(a) to take account of such event. All such adjustments shall be made by the Committee whose determination shall be conclusive and binding upon all Participants and any person claiming under or through any Participant.


30. NON-ALIENATION OF BENEFITS

    Except as herein specifically provided, no right or unpaid benefit under this Plan shall be subject to alienation, assignment, pledge or charge and any attempt to alienate, assign, pledge or charge the same shall be void. If any Participant or person entitled to the benefits hereunder should attempt to alienate, assign, pledge or charge any benefit hereunder, then such benefit shall, in the discretion of the Committee, cease. Notwithstanding the foregoing, rights and benefits hereunder shall pass by will or the laws of descent and distribution in the following order: (i) to beneficiaries so designated by the Participant; if none, then (ii) to a legal representative of the Participant; if none, then (iii) to the persons entitled thereto as determined by a court of competent jurisdiction. Awards so passing shall be made at such times and in such manner as if the Participant were living.


31. WITHHOLDING OR DEDUCTION FOR TAXES

    If at any time specified herein for the making of any payment or delivery of any Common Stock to any Participant or beneficiary, any law or regulation of any governmental authority having jurisdiction in the premises shall require the Company to withhold, or to make any deduction for, any taxes or take any other action in connection with the payment or delivery then to be made, such payment or delivery shall be deferred until such withholding or deduction shall have been provided for by the Participant or beneficiary, or other appropriate action shall have been taken. Subject to the provisions of Rule 16b-3 and the consent of the Committee for persons subject to Section 16 of the Exchange Act, the Participant or beneficiary may satisfy the obligation for such withholding or deduction in whole or in part by electing to deliver shares of Common Stock already owned or to have the Company retain from the distribution shares of Common Stock, in each case having a Fair Market Value equal to the amount to be withheld or deducted.


32. ADMINISTRATION EXPENSES

    The entire expense of administering this Plan shall be borne by the Company.


33. GENERAL CONDITIONS

    (a) The Board in its discretion may from time to time amend, suspend or terminate any or all of the provisions of this Plan, provided that no change may be made which would prevent Incentive Stock Options granted under the Plan from being Incentive Stock Options as described therein without the consent of the optionees concerned, and further provided that the Board may not make any amendment which (1) changes the class of persons eligible for Incentive Stock Options, or (2) increases the total number of shares for which Options may be granted under Section 6(b), or (3) materially affects the provisions of Sections 13(a) or (b) of the Plan, or (4) increases the total number of shares authorized under Section 13(f) for which Awards may be granted, without the consent and approval of the holders of a majority of the outstanding shares of Class A and Class B Common Stock of the Company entitled to vote thereon, voting together as one class. The foregoing provisions shall not be construed to prevent the Committee from exercising its discretion, or to limit such discretion, to increase the total number of shares for which Options may be granted under Section 6(b) or the total number of shares authorized under
Section 13(f) for which Awards may be granted, as expressly permitted by Sections 28 and 29 hereof, or to adjust the provisions of Sections 13(a) and (b) hereof as expressly permitted by Sections 13(b), 28 and 29 hereof, or otherwise to exercise any discretion to the extent expressly authorized hereunder.

    (b) Nothing contained in the Plan shall prohibit the Company from establishing incentive compensation arrangements in addition to this Plan and the Cash Plan. Payments made under any such separate arrangements shall not be included in or considered a part of the maximum dollar amount available for Awards under the Plan and Cash Plan, or number of shares available for Awards or Options under the Plan, and shall not be charged against the dollar or share amounts available for Awards under the Plan and Cash Plan or Options under the Plan. In the discretion of the Committee, employees shall be eligible to participate in such other arrangements, as well as the Plan and Cash Plan, in the same year.

    (c) Nothing in this Plan shall be deemed to limit in any way the right of the Company to terminate a Participant's employment with the Company at any time.

    (d) The Committee may promulgate rules and regulations relating to the administration and interpretation of, and procedures under, the Plan. Any decision or action taken by the Company, the Board or the Committee arising out of or in connection with the construction, administration, interpretation and effect of the Plan shall be conclusive and binding upon all Participants and any person claiming under or through any Participant.

    (e) No member of the Board or of the Committee shall be liable for any act or action, whether of commission or omission, taken by any other member or by any officer, agent or employee, nor for anything done or omitted to be done by such Director except in circumstances involving actual bad faith.

    (f) Notwithstanding any other provision of this Plan, the Company shall not be obligated to make any Award, issue any shares of Common Stock, or grant any Option with respect thereto, unless it is advised by counsel of its selection that it may do so without violation of the applicable Federal and State laws pertaining to the issuance of securities, and may require any stock so issued to bear a legend, may give its transfer agent instructions, and may take such other steps, as in its judgment are reasonably required to prevent any such violation.

    (g) It is the intent of the Company that the Plan comply in all respects with Rule 16b-3, that any ambiguities or inconsistencies in construction of the Plan be interpreted to give effect to such intention and that if any provision of the Plan is found not to be in compliance with Rule 16b-3, such provision shall be deemed null and void to the extent required to permit the Plan to comply with Rule 16b-3. The Board may adopt rules and regulations under, and amend, the Plan in furtherance of the intent of the foregoing.


34. TRANSITION

    Upon the effectiveness of this Plan, as provided below, and the Cash Plan, such plans replaced the Company's Executive Incentive Compensation Plan ("EICP"), except that the EICP shall continue to govern options and awards of restricted stock outstanding under the EICP. No further awards will be made under the EICP, and all amounts accrued for awards under the EICP and unawarded were carried forward and made available for Awards under the Plan and awards under the Cash Plan. All unmatured and matured but undistributed retirement units and all performance awards respecting current performance cycles awarded under the EICP became Retirement Units and Performance Awards hereunder and any payments or distributions in respect thereof shall be made hereunder; provided, however, that the number of shares of Common Stock available for Awards pursuant to
Section 13(f) hereof shall not be reduced by the number of such retirement units previously awarded under the EICP and paid subsequently under the Plan.


35. EFFECTIVE DATES

    The Plan became effective for periods beginning after January 1, 1991 upon approval by the holders of a majority of the outstanding shares of Class A and Class B Common Stock of the Company entitled to vote thereon at the 1991 Annual Meeting of Stockholders, in person or by proxy, voting together as a single class. No Options may be granted or Awards made under the Plan after December 31, 2000, or such earlier expiration date as may be designated by resolution of the Board.